Filed Pursuant to Rule 424b(5)
A filing fee of $11,298, calculated in accordance with Rule 457(r), has been transmitted to the
SEC in connection with the securities offered from the registration statement
(File Number 333-142200) by means of this prospectus supplement

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 18, 2007)

3,200,000 HiMEDSSM Units

(Initially Consisting of 3,200,000 Corporate HiMEDS Units)

BankUnited Financial Corporation

6.75% HiMEDS Units

Each HiMEDS Unit will have a stated amount of $50 and will consist of a purchase contract issued by us and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our 6.37% senior notes due May 17, 2012, which we refer to as a Corporate HiMEDS Unit.

•	The purchase contract will obligate you to purchase from us, no later than May 17, 2010, for a price of $50 in cash, the following number of shares of our class A common stock:

•

if the adjusted applicable market value of our class A common stock, which will be determined by reference to average closing prices for our class A common stock over the 20-trading day period ending on the third trading day prior to May 17, 2010, as adjusted for anti-dilution events, equals or exceeds $32.76, which we refer to as the threshold appreciation price, 1.5263 or more shares of our class A common stock, with the actual number of shares issuable being determined based on the formula described herein;

•

if the adjusted applicable market value is less than $32.76, the threshold appreciation price, but greater than $23.40, which we refer to as the reference price, a number of shares of our class A common stock having a value, based on the average closing price, equal to $50; and

•	if the adjusted applicable market value is less than or equal to $23.40, the reference price, 2.1368 shares of our class A common stock, as adjusted for anti-dilution events.

•

We will also pay you quarterly contract adjustment payments at a rate of 0.38% per year of the stated amount of $50 per HiMEDS Unit, or $0.19 per year, subject to our right to defer contract adjustment payments, as described in this prospectus supplement.

•

The senior notes will initially bear interest at a rate of 6.37% per year, payable, initially, quarterly. The senior notes will be remarketed as described in this prospectus supplement. After a successful remarketing, the interest rate on the senior notes will be reset on May 17, 2010 to the fixed interest rate determined by the remarketing agent and thereafter interest will become payable semi-annually. If the senior notes are not successfully remarketed, the interest rate on the senior notes will remain unchanged and interest will continue to be paid on a quarterly basis.

•

You can create Treasury HiMEDS Units from Corporate HiMEDS Units by substituting Treasury securities for the senior notes comprising a part of the Corporate HiMEDS Units, and you can recreate Corporate HiMEDS Units by substituting senior notes for the Treasury securities comprising a part of the Treasury HiMEDS Units.

•

Your ownership interest in a senior note or, if substituted for the ownership interest in a senior note, the Treasury securities, will be pledged to us to secure your obligation under the related purchase contract.

•	The Corporate HiMEDS Units will initially be sold by the underwriters in minimum increments of 20 units.

“HiMEDS” is a service mark of J.P. Morgan Securities Inc.

Our class A common stock is traded on the NASDAQ Global Select Market under the symbol “BKUNA.” The last reported sale price of our class A common stock on April 19, 2007 was $23.40 per share.

Investing in the HiMEDS Units involves risks. See “Risk factors” beginning on page S-26 of this prospectus supplement.

	Price to Public	Underwriting Commissions	Proceeds to BankUnited
Per Corporate HiMEDS Unit	$50.00	$1.50	$48.50
Total	$160,000,000	$4,800,000	$155,200,000

We have granted the underwriters a 30-day option to purchase up to 480,000 additional Corporate HiMEDS Units solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Corporate HiMEDS Units will be ready for delivery in book-entry form only through The Depository Trust Company on or about April 25, 2007.

Sole Book-Running Manager and Sole Structuring Agent

JPMorgan

Bear, Stearns & Co. Inc.	UBS Investment Bank

April 19, 2007

Palm Harbor
Lakeland
Winter Haven
Melbourne
Palm Bay
Pinellas County
Hillsborough County
St. Petersburg
Indian River County
Bradenton
Manatee County
FLORIDA
FLORIDA
St. Lucie County
Port St. Lucie
Sarasota
Sarasota County
Atlantic Ocean
Port Charlotte
Martin County
Charlotte County
Palm Beach County
Jupiter
West Palm Beach
Wellington
Fort Myers
Cape Coral
Greenacres
Delray Beach
Lee County
Coral Springs
Boca Raton
Pompano Beach
Gulf of Mexico
Sunrise
East Naples
Collier County
Broward County
Carol City
North Miami Beach
Hialeah
Miami Beach
Kendall
Miami
Miami-Dade County
Homestead
Straits of Florida
Branches Opened Post September 30, 2005
Branch Locations Pre October 1, 2005

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. When we deliver this prospectus supplement and the accompanying prospectus or make a sale pursuant to this prospectus supplement and the accompanying prospectus, we are not implying that the information is current as of the date of the delivery or sale.

i

About this prospectus supplement

This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the securities offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information we provide or incorporate by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. We are offering to sell the securities offered by this prospectus supplement, and seeking offers to buy these securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sales of the securities.

References to BankUnited, the “Company”, “we”, “our” and “us” and similar terms mean BankUnited Financial Corporation and its subsidiaries, unless the context otherwise requires.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in this prospectus supplement or in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following previously filed documents and all future documents that we will subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of this offering:

(1) BankUnited’s Annual Report on Form 10-K for the year ended September 30, 2006 filed with the SEC on December 14, 2006;

(2) BankUnited’s Definitive Proxy Statement on Form 14A for the 2007 Annual Shareholders’ Meeting filed with the SEC on December 18, 2006;

(3) BankUnited’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 filed with the SEC on February 7, 2007;

(4) BankUnited’s Current Report on Form 8-K dated December 15, 2006 filed with the SEC on December 21, 2006;

(5) BankUnited’s Current Report on Form 8-K dated January 19, 2007 filed with the SEC on January 25, 2007;

(6) BankUnited’s Current Report on Form 8-K dated April 4, 2007 filed with the SEC on April 5, 2007;

(7) BankUnited’s Current Report on Form 8-K dated April 18, 2007 filed with the SEC on April 18, 2007; and

(8) The description of our class A common stock contained in BankUnited’s Current Report on Form 8-K dated March 5, 1993, filed with the SEC to register our class A common stock under Section 12(g) of the Exchange Act.

This prospectus supplement incorporates documents by reference which are not presented or delivered with this prospectus supplement. You may review and obtain these documents at our Internet website at www.bankunited.com, provided that no other information on our website shall be deemed incorporated by reference. To receive a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits), call or write us at the following address: BankUnited Financial Corporation, Attn: Investor Relations Officer, 255 Alhambra Circle, Coral Gables, Florida 33134, (305) 569-2000.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain or incorporate by reference certain forward-looking statements. Statements that are not historical in nature, such as those using the word “anticipate,” “estimate,” “should,” “may,” “can,” “plan,” “target,” “expect,” “could,” “intend,” “believe,” “seek,” “project” and similar expressions, are forward-looking statements. Actual results or performance could differ from those implied or contemplated by such statements.

These forward-looking statements are subject to certain risks and uncertainties, including, among others: general business and economic conditions, either nationally or regionally; fiscal and monetary policies; significant weather events such as hurricanes; changes or fluctuations in the interest rate environment; a deterioration in credit quality and/or a reduced demand for credit; reduced deposit flows and loan demand; real estate values and market conditions, competition from other financial service companies in our markets; legislative or regulatory changes, including, among others, changes in accounting standards, guidelines and policies; the issuance or redemption of additional equity or debt securities by us; the concentration of operations in south Florida, if Florida business or economic conditions decline; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of our common stock; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting our operations, price, products and delivery of services. Other factors that could cause actual results to differ materially are: (i) other risks and uncertainties described from time to time in our filings with the SEC, (ii) the risk factors or uncertainties set forth in this prospectus, any prospectus supplements or any document incorporated by reference, and (iii) other risks and uncertainties that have not been identified at this time.

Information in this prospectus supplement or the accompanying prospectus, including the information incorporated by reference, is current only as of its date. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus supplement or the accompanying prospectus might not occur.

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read the prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section describing the risks of investing in the notes entitled “Risk Factors” and our consolidated financial statements, including the accompanying notes, included elsewhere or incorporated by reference in this prospectus supplement before deciding to invest in the securities. In this prospectus supplement, unless the context clearly requires otherwise, “BankUnited,” “the Company,” we,” “us” and “our” refer to BankUnited Financial Corporation.

Company overview

We are the holding company for BankUnited, FSB (the “Bank”), the largest banking institution headquartered in Florida as measured by assets and deposits. Our primary business consists of the Bank’s operations. We operate a community banking platform complemented by a national residential lending business anchored in Florida. We offer a full spectrum of consumer and commercial banking products and services to consumers and businesses located primarily in Florida and originate residential loans throughout the United States. As of March 31, 2007, the Bank’s distribution system included 81 full service branches in Florida, nine mortgage loan production offices throughout the United States, an extensive wholesale network for originating loans through mortgage broker relationships, and channels for conducting business through automated teller machines, telebanking and the Internet.

We have developed an operating strategy based on: (i) a high quality credit culture; (ii) focus on customer service; (iii) local decision-making; and (iv) an accomplished executive management team. Our management team has extensive mortgage, retail, and commercial banking experience in Florida, our primary marketplace; as well as extensive mortgage expertise nationwide. We target retail and business customers in our Florida market who seek a banking institution with local market expertise, a broad product set, and people empowered to act quickly and decisively. We offer a banking alternative to the area’s residents and businesses that we believe are not being adequately serviced by the large super-regional banks. Our national residential lending business is based on the same principles of local area service and expertise executed in a high credit culture. Since September 2003, we have achieved the following:

	As of and for year ended
	March 31, 2007(1)		September 30, 2006	September 30, 2003

	(in millions, other than number of branches)
Total Assets	$13,943.4		$13,570.9	$7,145.1
Total Loans, net(2)	11,831.4		11,410.3	4,226.4
Commercial and Commercial Real Estate Loan Balances	1,187.5		1,204.9	541.9
Consumer Loan Balances	415.4		373.6	116.4
Total Deposits	6,844.2		6,074.1	3,236.1
Core Deposits(3)	4,894.8		4,402.9	2,568.9
Total Equity	804.9		753.1	447.3
Fiscal Year Non-Interest Income	21.7	(4)	35.7	28.5
Fiscal Year Net Income	51.8	(4)	83.9	39.1
Fiscal Year Loan Production	2,355.6	(4)	6,852.8	3,005.1
Market Capitalization	755		939	607
Branches	81	(5)	75	45

(1)	March 31, 2007 numbers are unaudited.

(2)	Includes mortgage loans held for sale

(3)	Consists of non-interest bearing checking accounts, interest bearing checking, savings accounts, money market accounts and certificate of deposits $100,000 or less.

(4)	This figure represents the cumulative total at March 31, 2007.

(5)	As of April 18, 2007.

Successful execution of our business strategy has yielded the following results:

•

An Attractive Franchise in the Advantageous Florida Market. Our community banking platform focuses on the Florida market, which we believe is one of the most attractive markets in the country. According to the U.S. Census Bureau, at April 1, 2000, Florida was the fourth most populous state with 16 million inhabitants. From January 1, 2000 to December 31, 2006, Florida’s population grew approximately 16%, as compared to approximately 8% growth in the United States overall. We have offices in Miami-Dade, Broward, Palm Beach, Collier, St. Lucie, Martin, Lee, Charlotte, Indian River, Pinellas, Hillsborough, Sarasota and Manatee counties. Approximately 50% of the total population of Florida resides in these counties. As of June 30, 2006, our market had total deposits of $236 billion, or approximately 65%, of the state’s total deposits.

We are the largest bank headquartered in Florida as measured by assets and deposits. One of the drivers of our market’s deposit growth has been robust de novo branch expansion. We opened 11 branches in calendar year 2006, and 6 branches to date in calendar year 2007. We intend to open from 4 to 6 additional full-service banking offices in Florida during calendar year 2007. Our de novo strategy assists our efforts to grow our total deposits and our core deposits. This growth has also been augmented by the influx of persons from other countries. Many of these persons come from South or Central America or Europe, and, for a variety of reasons including economic or political instability in their home countries invest, transfer funds or purchase assets in the United States.

•

A Strong Asset Origination Network. Our assets were $14 billion at March 31, 2007, an increase of 14% over our total assets as of March 31, 2006. As of March 31, 2007, our mortgage loan balances totaled $11.4 billion, our combined commercial and commercial real estate loan balances were $1,188 million and our consumer loan balances including home equity loans were $415 million. We are able to generate a significant volume of assets through our growing branch network and our loan production offices. For the quarter ended March 31, 2007, total loan originations, including consumer, commercial and mortgage, were $1 billion. While the mortgage market slowed in the first part of 2007, we anticipate that the opening of new offices throughout the country, additions to our sales staff and the introduction of new products will contribute to our origination capabilities. In 2007, we opened loan production offices in Portland, Oregon and Denver, Colorado.

We have expanded our commercial banking services in Florida and substantially enhanced our management team since September 2003. Our commercial banking relationships have grown from 73 relationships at September 30, 2003 to 247 relationships at March 31, 2007. In the commercial banking sector, we target customers between $5 to $55 million in revenues in the middle markets not served by the national banks and also focus on developing small business relationships. In the commercial real estate sector, we have built relationships with top tier developers in each of our markets, hired veteran bankers who have established new relationships and portfolios and maintained a conservative credit culture. As of March 31, 2007, our combined commercial and commercial real estate loan balances were $1,188 million.

Residential mortgage loan originations are developed through our branches as well as our nine national mortgage loan production offices. Our staff of account executives has increased from 67 at September 30, 2006 to 112 at March 31, 2007. We have strong relationships with over 5,000 brokers nationwide. We assess our brokers by performing due diligence prior to establishing a relationship, and monitor brokers through a multi-factor scorecard process and through post-closing loan reviews. We offer a variety of ARM products including option ARM loans which represented 69% of the residential loan portfolio and 58% of our total loan portfolio at March 31, 2007. We are in the process of introducing a variety of new option ARM products, some with higher start rates. These new products, along with more competitively priced traditional ARM products, enhance our product offerings.

•

A Strong Credit Culture. We have a strong credit culture based on stringent underwriting standards. We have historically maintained non-performing assets and net annual charge-offs as a percentage of average total loans at levels below industry averages for our commercial, commercial real estate, consumer and residential portfolios.

Recent events in the mortgage and housing markets have resulted in industry-wide increases in non-performing assets. Our non-performing assets as a percentage of total assets increased to 0.53% for the quarter ended March 31, 2007, from 0.33% for the previous quarter, and from a low of 0.09% for the quarter ended March 31, 2006. The level of non-performing assets for the second fiscal quarter was better than our previously announced expectations of 0.60%, and consistent with these expectations, we anticipate that this level could grow to as much as 0.80% by September 2007. These ratios compare favorably to the 0.89% for all institutions, with assets of $5 billion and over, regulated by the Office of Thrift Supervision (“OTS”) nationwide at December 31, 2006, the last quarter for which such data is available. We anticipate that our level of non-performing assets will remain relatively low when compared to industry data.

Our history shows that non-performing assets can grow without leading to significant charge-off ratios. At March 31, 2007, our net annual charge-offs as a percentage of average total loans were 0.04%. This compares favorably to 0.10% for all OTS regulated institutions nationwide at December 31, 2006. At March 31, 2007, real estate owned as a percentage of assets was 0.02% compared to 0.03% at December 31, 2006 for all OTS regulated institutions nationwide. Of the 31,700 loans in our portfolio at March 31, 2007, 216 were in foreclosure and 22 borrowers had declared bankruptcy. For the quarter ended March 31, 2007, we experienced $77,384 in residential net charge-offs.

We primarily originate loans for our own portfolio, and have established prudent underwriting standards for a wide range of mortgage programs. We are not a subprime lender as defined by the mortgage industry standard of a credit score of 620 or below or the multi-pronged definition of banking regulators. Where we have granted loans to borrowers with credit scores of less than 620, it has been to meet our regulatory mandated obligations under the Community Reinvestment Act or, on a limited exception basis, where borrowers have documented compensating factors such as lower loan-to-value ratios and higher income levels. Because we are primarily a portfolio lender, our experienced underwriters adhere to an extensive process and we employ in-house appraisers in each market.

In September 2006 the banking regulatory agencies, including the OTS, issued Interagency guidance which require institutions to maintain stringent underwriting standards on non-traditional mortgages including option ARMs. Our practice has always been to underwrite our loans to the fully indexed rate and to follow other prudent underwriting standards specified in the guidance. This practice has minimized the impact of the guidance on our underwriting.

Our focus on strict underwriting has contributed to our ability to profitably sell mortgage loans in the secondary market over the past two years. In the nine quarters ended March 31, 2007, we sold more than $3 billion in residential loans consisting of nearly 8,300 files. Only two of these loans have been returned for early-payment default.

We also offer reduced documentation mortgage loans to prime credit borrowers. These loans may be defined as Alt-A mortgages. Our reduced documentation programs are counter-balanced by more stringent requirements for other underwriting criteria. For example, with reduced documentation programs we require lower Loan-To-Value (“LTV”) ratios, higher credit scores, and lower debt-to-income ratios. Not all of our reduced documentation programs are available to first time homebuyers. In almost all circumstances, LTV’s greater than 80% require the purchase of mortgage insurance. Additionally, some of our reduced documentation programs are not available to finance second mortgages or investment properties. At

March 31, 2007, 0.5% of our reduced documentation loans were past due while 1% of our full documentation loans were past due. At March 31, 2007, 36% of our residential mortgage loan portfolio and 30% of our total loan portfolio were reduced documentation loans.

As of March 31, 2007, the average credit score in our portfolio was 710. As demonstrated by the following distribution of credit scores, at March 31, 2007, one percent of our overall portfolio was to borrowers with less than a credit score of 620:

Portfolio	0 – 620	621 - 660	661 – 710	711 - 760	761 Plus
Overall	1%	12%	43%	30%	14%
Option ARM	0%	12%	44%	30%	14%

•

Improved Balance Sheet Management though Sales and Securitizations. In order to manage our balance sheet growth and capital levels, while taking full advantage of our strong asset origination capabilities, we have sold residential loans in the secondary market. Such transactions provide increased liquidity, flexibility and positive exposure in the secondary market. In fiscal year 2006, we sold $1.6 billion of residential loans through whole loan sales for a gain of $13.4 million. We sold $545 million in the first quarter of fiscal 2007 for a gain of $5.6 million and $360 million in the second quarter for a gain of $3.5 million. Currently, secondary market conditions are yielding reduced profitability for sales and securitizations. While our sales volume and gain on sale in the future will likely not match our recent record levels, where prudent we will continue to sell and securitize loans as an essential element of our balance sheet management strategy.

•

Strong Core Deposit Funding. Our total deposits grew by 112% from $3.2 billion at September 30, 2003 to $6.8 billion at March 31, 2007. At March 31, 2007, total core deposits totaled $4.9 billion, representing 38% of total funding. We achieved this growth by focusing on the specific needs of our 19 discrete “micro-markets.” We conduct ourselves as the local banking institution for each market, by emphasizing heightened community involvement, high-touch interaction with customers and localized decision-making. Our micro-market initiative maximizes our community bank orientation by catering specifically to the unique needs of each community and its customers while still leveraging a full compliment of products and services. The number of our household relationships has grown from 58,000 at September 30, 2004 to 96,000 at March 31, 2007. The number of our commercial relationships has grown from 136 at September 30, 2004, to 247 at March 31, 2007. Each of our micro-market managers has goals that are tailored to the demographics and opportunities in his or her micro-market and is partially compensated based on those goals.

•

Widened Net Interest Margin. Our net interest margin improved 42 basis points in fiscal 2006 and grew by an additional 13 basis points in the first half of fiscal 2007. The improvement resulted primarily from the upward repricing of our option ARM residential mortgage portfolio. The majority of such loans are tied to the Monthly Treasury Average

(“MTA”) index. This index is the twelve month average of the monthly average yields of the U.S. Treasury security adjusted to a constant maturity of one year and lags the vast majority of other market indices. This lagging effect has allowed us to benefit from the current prolonged pause in interest rate increases. We anticipate that the lagging effect on the re-pricing of the adjustable-rate-mortgage loans should continue to have a positive effect on net-interest margin for the next several quarters. However, the level of benefit will diminish over time as the index approaches the market rate.

Recent developments and expectations

On April 16, 2007, the Board authorized an 800,000 share increase in its stock purchase program, making the total number of shares of class A common stock eligible for repurchases 3.5 million.

The combination of higher production levels and prepayments, which we expect to moderately increase as our portfolio ages, should result in total loan balances approaching in the vicinity of $13 billion at fiscal year end. As previously noted, we anticipate our non-performing loans could reach 80 basis points by the end of fiscal year 2007. We expect third and fourth quarter loan loss provisions will be recorded at a rate similar to the first two quarters of fiscal year 2007. While expenses will likely increase as we continue to invest in the Company, initiatives that we have in place should limit the rate of increase for the remainder of the year.

Our executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, our telephone number is (305) 569-2000 and our website is www.bankunited.com. Information on our website is not a part of this prospectus supplement and is not incorporated herein by reference.

The offering

References to “BankUnited”, “we”, “our”, and “us” and “the Company” in this section are to BankUnited Financial Corporation only and exclude its subsidiaries.

What are HiMEDS Units?

HiMEDS Units may be either Corporate HiMEDS Units or Treasury HiMEDS Units, as described below. The HiMEDS Units offered will initially consist of 3,200,000 Corporate HiMEDS Units (up to 3,680,000 Corporate HiMEDS Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $50. You can create Treasury HiMEDS Units from the Corporate HiMEDS Units in the manner described below under “How Can I Create Treasury HiMEDS Units from Corporate HiMEDS Units?”

What are the components of a Corporate HiMEDS Unit?

Each Corporate HiMEDS Unit consists of a purchase contract and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our senior notes due May 17, 2012 which we call the applicable ownership interest in senior notes. The senior notes will be issued in minimum denominations of $1,000 and integral multiples thereof, except in certain limited circumstances. The applicable ownership interest in senior notes underlying a Corporate HiMEDS Unit is owned by you, but it initially will be pledged to us to secure your obligation under the related purchase contract.

What is a purchase contract?

Each purchase contract underlying a HiMEDS Unit obligates the holder of the purchase contract to purchase, and obligates us to sell, on May 17, 2010, which we refer to as the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our class A common stock equal to the “settlement rate.” The settlement rate will be calculated, subject to adjustment under the circumstances set forth in “Description of the purchase contracts—Anti-dilution adjustments,” by reference to the average closing price per share of our class A common stock over the 20 trading day period ending on the third trading day prior to May 17, 2010, which 20 day period we refer to as the “observation period”, as follows:

•

if the adjusted applicable market value (as defined below) of our class A common stock is equal to or greater than $32.76, which we refer to as the threshold appreciation price, the settlement rate will be 1.5263 or more shares of our class A common stock, with the actual number of shares issuable being determined based on the formula described herein;

•

if the adjusted applicable market value of our class A common stock is less than the threshold appreciation price but greater than $23.40, which we refer to as the reference price, the settlement rate will be a number of shares of our class A common stock equal to $50 divided by the applicable market value (as defined below); and

•	if the adjusted applicable market value of our class A common stock is less than or equal to the reference price, the settlement rate will be 2.1368 shares of our class A common stock.

The reference price represents the reported last sale price of our class A common stock on the NASDAQ Global Select Market on April 19, 2007. The threshold appreciation price represents appreciation of 40% over the reference price.

We will not issue any fractional shares of class A common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of Corporate HiMEDS Units or Treasury HiMEDS Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share times the applicable market value.

Can I settle the purchase contract early?

You can settle a purchase contract for cash at any time on or prior to the business day immediately preceding the first scheduled trading day of the observation period, subject to certain exceptions described under “Description of the purchase contracts—Early settlement.” If a purchase contract is settled early, the number of shares of our class A common stock to be issued per purchase contract will be the stated amount of $50 divided by the threshold appreciation price, initially 1.5263 shares. In addition, if we are involved in a merger in which at least 10% of the consideration for our class A common stock consists of cash or cash equivalents, you will have the right to accelerate and settle the purchase contract early at the settlement rate in effect immediately prior to the closing of that merger plus, subject to certain limitations, additional make-whole shares. Your early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in effect covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required by U.S. federal securities laws, we will use our commercially reasonable efforts to have a registration statement in effect covering those shares of class A common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled.

What is a Treasury HiMEDS Unit?

A Treasury HiMEDS Unit is a unit created from a Corporate HiMEDS Unit and consists of a purchase contract and a 1/20, or 5%, undivided beneficial interest in a zero-coupon U.S. Treasury security with a principal amount of $1,000 that matures on May 15, 2010 (payable on the scheduled purchase contract settlement date) (CUSIP No. 912820LR6), which we refer to as a Treasury security. The ownership interest in the Treasury security that is a component of a Treasury HiMEDS Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

How can I create Treasury HiMEDS Units from Corporate HiMEDS Units?

Each holder of Corporate HiMEDS Units will have the right, at any time on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first remarketing date, to substitute for the underlying senior notes held by the collateral agent Treasury securities in a total principal amount at maturity equal to the aggregate principal amount of the senior notes underlying the Corporate HiMEDS Units with respect to which substitution is being made. Because Treasury securities and senior notes are issued in integral multiples of $1,000, holders of Corporate HiMEDS Units may make this substitution only in integral multiples of 20 Corporate HiMEDS Units.

Upon creation of Treasury HiMEDS Units by the substitution of Treasury securities, the senior notes underlying the applicable ownership interests in senior notes will be released to the holder and be tradable separately from the Treasury HiMEDS Units.

How can I recreate Corporate HiMEDS Units from Treasury HiMEDS Units?

Each holder of Treasury HiMEDS Units will have the right, at any time on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first remarketing date, to substitute for the related Treasury securities held by the collateral agent senior notes having a principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities for which substitution is being made. Because Treasury securities and senior notes are issued in integral multiples of $1,000, holders of Treasury HiMEDS Units may make these substitutions only in integral multiples of 20 Treasury HiMEDS Units.

Upon the re-creation of Corporate HiMEDS Units by the substitution of senior notes, the applicable Treasury securities will be released to the holder and be separately tradable from the Corporate HiMEDS Units.

What payments am I entitled to as a holder of Corporate HiMEDS Units?

Holders of Corporate HiMEDS Units will be entitled to receive quarterly cash distributions consisting of their pro rata share of interest payments on the senior notes, equivalent to the rate of 6.37% per year on the applicable ownership interests in senior notes and contract adjustment payments payable by us at the rate of 0.38% per year on the stated amount of $50 per Corporate HiMEDS Unit, subject to our right to defer the contract adjustment payments as described below.

What payments will I be entitled to if I convert my Corporate HiMEDS Units to Treasury HiMEDS Units?

Holders of Treasury HiMEDS Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 0.38% per year on the stated amount of $50 per Treasury HiMEDS Unit, subject to our right to defer the contract adjustment payments as described below. There will be no distributions by us in respect of the Treasury securities that are a component of the Treasury HiMEDS Units but the holders of the Treasury HiMEDS Units will continue to receive the scheduled quarterly interest payments on the senior notes that were released to them when they created the Treasury HiMEDS Units as long as they continue to hold such senior notes.

Do we have the option to defer current payments?

We are not entitled to defer payments of interest on the senior notes.

We have the right to defer the payment of contract adjustment payments until no later than the purchase contract settlement date; provided, however, that in an early settlement upon a cash merger or any other early settlement of the purchase contracts, we will pay deferred contract adjustment payments through the cash merger settlement date or the most recent quarterly payment date, as applicable. Any deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of 7.0% per year until paid, compounded quarterly, to but excluding the earlier of the purchase contract settlement date and the date of any earlier settlement of the purchase contract.

In the event that we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock.

What are the payment dates for the Corporate HiMEDS Units?

The payments described above in respect of the Corporate HiMEDS Units will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing on August 17, 2007, subject to, in the case of that portion of the current payment attributable to contract adjustment payments, the deferral provisions described in this prospectus supplement.

What is the remarketing?

The remarketing is one way in which the obligations of holders of Corporate HiMEDS Units to purchase class A common stock under the related purchase contracts may be satisfied. The remarketing agent will attempt to remarket the senior notes of holders of Corporate HiMEDS Units and will use the proceeds from any successful remarketing to settle directly the purchase contracts on the purchase contract settlement date.

We will enter into a remarketing agreement with a nationally recognized investment banking firm that will act as remarketing agent. The remarketing agent will agree to use reasonable best efforts to remarket the senior notes that are included in Corporate HiMEDS Units (as well as separately held senior notes) that are participating in the remarketing, at a price per senior note that will result in net cash proceeds equal to 100.25% of the remarketing value. The “remarketing value” of a senior note will be equal to the principal amount of the senior note. The settlement date of any successful remarketing is expected to be the purchase contract settlement date.

The remarketing agent will deduct out of the proceeds in excess of the remarketing value as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the remarketing value from such remarketing (namely up to 0.25% of the total 100.25% remarketing value).

The proceeds of the remarketing, less the remarketing fee, will be paid directly to us in settlement of the obligations of the holders of Corporate HiMEDS Units to purchase our class A common stock. The remarketing agent will remit the remaining portion of the proceeds, if any, for payment to the holders of the Corporate HiMEDS Units or senior notes participating in the remarketing, as appropriate.

A holder of Corporate HiMEDS Units may elect not to participate in any remarketing and, instead, retain the ownership interests in senior notes underlying those Corporate HiMEDS Units by delivering to the collateral agent, in respect of each senior note to be retained, cash in the amount and on the date specified in the Remarketing Notice to satisfy its obligations under the related purchase contracts.

As described below, a holder of a senior note in which interests are not held as part of Corporate HiMEDS Units may elect to have the separately held senior note remarketed along with the senior notes in which interests are held as part of the Corporate HiMEDS Units.

In connection with a successful remarketing, a fixed reset rate on the senior notes will be determined on the date that the remarketing agent is able to successfully remarket the senior notes. Following a successful remarketing, interest on all of the senior notes (including any senior notes that are not remarketed) will be payable semi-annually at the reset rate, effective on the reset effective date which will be May 17, 2010, the same date as the purchase contract settlement date.

If the senior notes are not successfully remarketed, the interest rate on the senior notes will remain unchanged and interest will continue to be paid on a quarterly basis on February 17, May 17, August 17 and November 17 of each year.

Prior to any remarketing, we will use our commercially reasonable efforts to have an effective registration statement if so required under the U.S. federal securities laws at the time for use in connection with the remarketing.

What happens if the remarketing agent does not successfully remarket the senior notes on the remarketing date?

If the remarketing agent cannot remarket the senior notes participating in the remarketing at a price per senior note that will result in net cash proceeds equal to 100.25% of the remarketing value on the ninth business day prior to the purchase contract settlement date, the remarketing agent will attempt to remarket the senior notes on each of the six business days immediately following the initial proposed remarketing date. We refer to this period as the “remarketing period.” If the remarketing agent fails to remarket the senior notes underlying the Corporate HiMEDS Units at that price by the end of the remarketing period, holders of Corporate HiMEDS Units will be deemed to have directed us to retain the securities pledged as collateral in satisfaction of the holders’ obligations under the related purchase contracts and we will exercise our rights as a secured party and may, subject to applicable law, retain or dispose of such securities to satisfy in full such holders’ obligation to purchase our class A common stock under the related purchase contracts on the purchase contract settlement date. In no event will a holder of a purchase contract be liable for any deficiency between the amount of such proceeds and the purchase price for the class A common stock under the purchase contract. In addition, holders of senior notes that have been separated from Corporate HiMEDS Units will, following a failed remarketing, have the right to put their senior notes to us on the date set forth in the Remarketing Notice for an amount equal to the principal amount of the senior notes, plus accrued and unpaid interest, by notifying the indenture trustee in accordance with the procedures set forth in the Remarketing Notice.

If I am not a party to a purchase contract, may I still participate in a remarketing of my senior notes?

Holders of senior notes whose interests are not included as part of Corporate HiMEDS Units may elect to have their senior notes included in the remarketing in the manner described in “Description of the purchase contracts—Optional participation in remarketing.” The remarketing agent will use reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price per senior note that will result in net cash proceeds equal to 100.25% of the remarketing value, determined on the same basis as for the other senior notes being remarketed. After deducting as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the remarketing value from such remarketing, the remaining portion of the proceeds will be remitted for payment to the holders whose separate senior notes were remarketed in the remarketing. If a holder of senior notes elects to have its senior notes remarketed during the remarketing period but the remarketing agent fails to remarket the senior notes during such remarketing period, the senior notes will be promptly returned to the custodial agent for release to the holder at the end of that period.

Besides participating in a remarketing, how else can I satisfy my obligation under the purchase contracts?

Holders of Corporate HiMEDS Units or Treasury HiMEDS Units may also satisfy their obligations under the purchase contracts as follows:

•	through early settlement as described under “Can I settle the purchase contract early?” above;

•	through cash settlement prior to 4:00 p.m., New York City time, on the second business day prior to the first remarketing date, as described in “Description of the purchase contracts”;

•	through the automatic application of the proceeds of the Treasury securities in the case of the Treasury HiMEDS Units; or

•	with respect to Corporate HiMEDS Units, in the case of a failed remarketing, the senior notes being retained and cancelled or resold.

Holders’ obligations under the purchase contracts will be terminated without any further action, upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization.

If you settle a purchase contract early (other than a merger early settlement date), or if your purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, you will have no right to receive any accrued but unpaid contract adjustment payments.

What interest payments will I receive on the senior notes or on the applicable ownership interests in senior notes?

Interest on the senior notes will be payable initially quarterly in arrears at the annual rate of 6.37% per annum of the principal amount of $1,000 to, but excluding, the reset effective date. Following a successful remarketing, the senior notes will bear interest from the reset effective date at the reset rate to, but excluding, May 17, 2012. If the senior notes are not successfully remarketed, the interest rate on the senior notes will remain unchanged and interest will continue to be paid on a quarterly basis on February 17, May 17, August 17 and November 17 of each year. On the interest payment date next following the reset effective date, holders of senior notes will receive a payment of interest accrued from and including the reset effective date, to but excluding such interest payment date at the reset rate.

What are the interest payment dates on the senior notes?

On or prior to the reset effective date, interest payments will be payable quarterly in arrears on each February 17, May 17, August 17 and November 17 of each year, commencing on August 17, 2007.

If the senior notes are successfully remarketed, from the reset effective date, interest payments on all senior notes will be paid semi-annually in arrears on interest payment dates to be selected by us. If the senior notes are not successfully remarketed, interest will continue to be paid on a quarterly basis on February 17, May 17, August 17 and November 17 of each year.

When will the interest rate on the senior notes be reset and what is the reset rate?

In the event of a successful remarketing, the interest rate on all of the senior notes (including any senior notes that are not remarketed) will be reset, with such reset rate becoming effective on the purchase contract settlement date. In the event of a successful remarketing, the reset rate will be the interest rate determined by the remarketing agent as the rate the senior notes should bear in order for the senior notes that are included in Corporate HiMEDS Units (as well as separately held senior notes) that are participating in the remarketing, to be sold at a price per senior note that will result in net cash proceeds equal to 100.25% of the remarketing value. The “remarketing value” of a senior note will be equal to the principal amount of the senior note. Any reset rate may not exceed the maximum rate, if any, permitted by applicable law. If the senior notes are not successfully remarketed, the interest rate on the senior notes will remain unchanged and interest will continue to be paid on a quarterly basis on February 17, May 17, August 17 and November 17 of each year.

When is the maturity of the senior notes?

The maturity date of the senior notes will be May 17, 2012.

May the senior notes be redeemed?

The senior notes will not be redeemable at our option.

What is the ranking of the senior notes?

The senior notes will rank equally with all of our other unsecured and unsubordinated obligations and senior to any future subordinated obligations. The senior notes will rank junior to the obligations of our subsidiaries. The indenture under which the senior notes will be issued will not limit our ability to issue or incur other unsecured debt or issue preferred or common stock. See “Description of debt securities—General” in the accompanying prospectus.

What are the principal U.S. federal income tax consequences of an investment in Corporate HiMEDS Units, Treasury HiMEDS Units and senior notes?

We intend to treat a Corporate HiMEDS Unit as an investment unit consisting of an interest in a senior note and a purchase contract, and each Treasury HiMEDS Unit as an investment unit consisting of Treasury securities and a purchase contract for U.S. federal income tax purposes. The purchase price of each Corporate HiMEDS Unit will be allocated between the senior note and the purchase contract in proportion to their respective fair market values at the time of purchase. We will report the fair market value of each senior note as $50 and the fair market value of each purchase contract as $0.

We intend to treat our senior notes as indebtedness for tax purposes and the interest payments on our senior notes as taxable to you as ordinary interest income at the time the payments are accrued or received, in accordance with your normal method of accounting, for U.S. federal income tax purposes.

We intend to treat contract adjustment payments as taxable ordinary income to a U.S. Holder (as defined in “Certain U.S. federal income tax consequences”) when received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting. We intend to treat any contract adjustment payments paid to a Non-U.S. Holder (as defined in “Certain U.S. federal income tax consequences”) as amounts generally subject to withholding tax at a 30% rate, unless an income tax treaty reduces or eliminates such tax or the interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. Other treatments are possible.

For additional information, see “Certain U.S. federal income tax consequences.” You should consult your tax advisor concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of Corporate HiMEDS Unit, Treasury HiMEDS Units, the senior notes and purchase contracts if our treatment and allocation are not respected for U.S. federal income tax purposes.

What are the rights and privileges of our class A common stock?

The shares of our class A common stock that you will be obligated to purchase under the purchase contracts have one-tenth vote per share. The shares of our class B common stock have one vote per share. For more information regarding our class A common stock, please see the discussion in this prospectus supplement under the heading “Risk factors” and in the accompanying prospectus under the heading “Description of capital stock—class A common stock.”

The offering—explanatory diagrams

The following diagrams demonstrate some of the key features of the purchase contracts, applicable ownership interests in senior notes, Corporate HiMEDS Units and Treasury HiMEDS Units, and the transformation of Corporate HiMEDS Units into Treasury HiMEDS Units and senior notes.

The following diagrams assume that the senior notes are successfully remarketed and the interest rate on the senior notes is reset on the purchase contract settlement date.

Purchase contract

Corporate HiMEDS Units and Treasury HiMEDS Units both include a purchase contract under which the holder agrees to purchase shares of our class A common stock on the purchase contract settlement date. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.

Notes:

(1)	If the adjusted applicable market value of our class A common stock is less than or equal to the reference price of $23.40, the number of shares of our class A common stock to be delivered to a holder of a HiMEDS Unit will be calculated by dividing the stated amount of $50 by the reference price.
(2)	If the adjusted applicable market value of our class A common stock is between the reference price and the threshold appreciation price of $32.76, the number of shares of our class A common stock to be delivered to a holder of a HiMEDS Unit will be calculated by dividing the stated amount of $50 by the applicable market value.
(3)	If the adjusted applicable market value of our class A common stock is greater than or equal to the threshold appreciation price, the number of shares of our class A common stock to be delivered to a holder of a HiMEDS Unit will be calculated by application of the formula set forth in “Description of the purchase contracts.”
(4)	The reference price represents the last reported sale price of our class A common stock on the NASDAQ Global Select Market on April 19, 2007.
(5)	The threshold appreciation price represents appreciation of 40% over the reference price.

Corporate HiMEDS Units

A Corporate HiMEDS Unit consists of two components as described below:

•

The holder of a Corporate HiMEDS Unit owns the 1/20 undivided beneficial ownership interest in the senior note but will pledge it to us to secure the holder’s obligation under the related purchase contract.

Notes:

(1)	Each holder will own a 1/20, or 5%, undivided beneficial ownership interest in, and will be entitled to a corresponding portion of each interest payment payable in respect of, a $1,000 principal amount senior note.
(2)	Senior notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

Treasury HiMEDS Units

A Treasury HiMEDS Unit consists of two components as described below:

•

The holder owns the 1/20 ownership interest in the Treasury security that forms a part of the Treasury HiMEDS Unit but will pledge it to us through the collateral agent to secure the holder’s obligations under the related purchase contract. Unless the purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization or the holder recreates a Corporate HiMEDS Unit, the Treasury security will be used to satisfy the holder’s obligation under the related purchase contract.

•	Treasury HiMEDS Units can only be created with integral multiples of 20 Corporate HiMEDS Units.

Senior Notes

Senior notes have the terms described below(1):

Notes:

(1)	Treasury HiMEDS Units may only be created in integral multiples of 20. As a result, the creation of 20 Treasury HiMEDS Units will release a $1,000 principal amount senior note held by the collateral agent.

Transforming Corporate HiMEDS Units into Treasury HiMEDS Units and Senior Notes

•

Because the senior notes and the Treasury securities are issued in minimum denominations of $1,000, holders of Corporate HiMEDS Units may only create Treasury HiMEDS Units in integral multiples of 20 Corporate HiMEDS Units.

•

To create 20 Treasury HiMEDS Units, a holder separates 20 Corporate HiMEDS Units into their two components—20 purchase contracts and a senior note—and then combines the purchase contracts with a Treasury security that matures on the second day immediately preceding the purchase contract settlement date.

•	The senior note, which is no longer a component of Corporate HiMEDS Units and has a principal amount of $1,000, is released to the holder and is tradable as a separate security.

•	A holder owns the Treasury security that forms a part of the Treasury HiMEDS Units but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract.

•	The Treasury security together with the 20 purchase contracts constitute 20 Treasury HiMEDS Units.

•

The holder can also transform 20 Treasury HiMEDS Units and a $1,000 principal senior note into 20 Corporate HiMEDS Units. Following that transformation, the Treasury security, which will no longer be a component of the Treasury HiMEDS Unit, will be released to the holder and will be tradable as a separate security.

Notes:

(1)	Each holder will own a 1/20, or 5%, undivided beneficial ownership interest in, and will be entitled to a corresponding portion of each interest payment payable in respect of, a $1,000 principal amount senior note.
(2)	Senior notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

Illustrative Remarketing Timeline

The following timeline is for illustrative purposes only and is subject to change. The dates in this timeline are based on the time periods set forth in the purchase contract and pledge agreement and the remarketing agreement. These dates are subject to change based on changes in the number of business and/or trading days for the relevant periods.

Date	Event
April 14, 2010 (1 business day prior to the first scheduled trading day of the observation period)	Last day for holders of Corporate HiMEDS Units or Treasury HiMEDS Units to settle the related purchase contracts early.

No later than April 14, 2010 (23 business days prior to the purchase contract settlement date)	We will issue a press release and request that the depositary notify its participants holding Corporate HiMEDS Units, Treasury HiMEDS Units and separate senior notes as to the dates of the remarketing period and procedures to be followed in the remarketing along with the cash payment needed to be made if holders elect not to participate in the remarketing

4:00 p.m., New York City time, April 30, 2010 (2 business days prior to the first remarketing date)

Last time and day to create Treasury HiMEDS Units from Corporate HiMEDS Units and recreate Corporate HiMEDS Units from Treasury HiMEDS Units

Last time and day of holders of separate senior notes to give notice of their election to participate in the remarketing

Last time and day for holders of Corporate HiMEDS Units to give notice of desire to settle the related purchase contract with separate cash

Last time and day for holders of Corporate HiMEDS Units who have elected to settle the related purchase contracts with separate cash to pay the purchase price

May 4, 2010	Remarketing Date

May 5, 2010 through May 12, 2010	Subsequent Remarketing Dates, if necessary

May 17, 2010	Purchase contract settlement date and remarketing settlement date for any successful remarketing

Summary consolidated financial information

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. Before deciding to invest in the securities, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the prospectus supplement and prospectus. These materials include a “Risk factors” section that describes the risks of investing in the securities and our consolidated financial statements and accompanying notes. The results for the six months ended March 31, 2007 and March 31, 2006 are unaudited and do not necessarily indicate the results that may be expected for the entire year.

	As of or for the Six Months Ended March 31,		As of or for the Years Ended September 30,
	2007	2006	2006	2005 (1)	2004	2003	2002
			(Dollars in thousands, except per share data)

Operations Data:
Interest income	$470,871	$307,919	$713,508	$430,876	$331,894	$315,156	$328,698
Interest expense	309,736	196,853	463,066	268,411	188,903	198,848	217,171

Net interest income	161,135	111,066	250,442	162,465	142,991	116,308	111,527
Provision for loan losses	8,000	4,600	10,400	3,800	5,025	5,425	9,200

Net interest income after provision for loan losses	153,135	106,466	240,042	158,665	137,966	110,883	102,327
Non-interest income:
Service and other fees, net of amortization and impairment	7,788	6,766	14,132	8,748	6,326	4,666	4,264
Net gain on sale of investments and mortgage-backed securities	(524)	—	—	3,741	1,526	7,305	2,752
Net gain on sale of loans and other assets	9,069	3,762	13,271	2,371	3,431	7,267	2,655
Loss (gain) on swaps	(318)	(914)	(1,657)	(1,369)	—	1,445	—
Other	5,728	5,471	9,948	9,614	9,287	8,329	7,271

Total non-interest income	21,743	15,085	35,694	23,105	20,570	29,012	16,942

Non-interest expenses:
Employee compensation and benefits	50,837	34,572	76,211	51,817	43,773	40,390	33,180
Occupancy and equipment	18,107	14,298	29,572	24,379	17,399	12,606	11,666
Professional fees	3,459	2,913	6,506	5,556	2,851	3,714	4,568
Extinguishment of debt	—	—	—	35,814	—	6,859	299
Other	23,970	16,021	37,904	26,289	20,650	20,655	22,649

Total non-interest expense	96,373	67,804	150,193	143,855	84,673	84,224	71,862

Income before income taxes, and preferred stock dividends	78,505	53,747	125,543	37,915	73,863	55,671	47,407
Provision for income taxes	26,733	17,884	41,668	10,378	23,141	16,551	17,086

Net income before preferred stock dividends	51,772	35,863	83,875	27,537	50,722	39,120	30,321
Preferred stock dividends	268	237	473	431	379	316	257

Net income after preferred stock dividends	$51,504	$35,626	$83,402	$27,106	$50,343	$38,804	$30,064

Basic earnings per common share	$1.42	$1.10	$2.43	$0.90	$1.69	$1.45	$1.20
Diluted earnings per common share	$1.35	$1.04	$2.30	$0.85	$1.58	$1.36	$1.12

(Continued on the next page)

	As of or for the Six Months Ended March 31,		As of or for the Years Ended September 30,
	2007	2006	2006	2005 (1)	2004	2003	2002
	(Dollars in thousands, except per share data and ratios)

Weighted average number of common shares and common equivalent shares assumed outstanding during the period:
Basic	36,321,466	32,287,687	34,297,323	30,090,111	29,843,094	26,803,377	25,142,322
Diluted	38,397,246	34,412,367	36,543,550	32,339,280	32,152,846	28,864,972	27,072,669
Dividends declared per share on common stock	$0.005	$0.01	$0.02	$0.02	$—	$—	$—
Financial Condition Data:
Total assets	$13,943,375	$12,208,421	$13,570,899	$10,667,705	$8,710,445	$7,145,143	$6,028,548
Loans receivable held in portfolio, net	11,802,093	9,892,051	11,400,706	8,027,592	5,726,800	3,939,588	3,713,365
Investments, overnight deposits, tax certificates, resale agreements, certificates of deposit and other earning assets	673,007	548,810	568,772	657,156	640,937	618,196	685,990
Total liabilities	13,138,451	11,517,890	12,817,739	10,160,089	8,217,788	6,697,770	5,683,399
Deposits	6,844,135	5,453,123	6,074,132	4,733,355	3,528,262	3,236,106	2,976,171
Trust preferred securities and subordinated debentures	250,148	195,957	195,791	195,500	164,979	162,219	253,761
Borrowings(3)	5,894,932	5,754,562	6,360,739	5,101,733	4,417,665	3,177,588	2,361,131
Total stockholders’ equity	804,924	690,531	753,160	507,616	492,657	447,373	345,149
Common stockholders’ equity(4)	797,034	683,263	745,892	501,054	486,529	441,917	340,910
Book value per common share	21.84	18.85	20.34	16.59	16.19	14.88	13.52
Select Financial Ratios:
Performance Ratios:
Return on average assets(5)	0.74%	0.64%	0.69%	0.29%	0.66%	0.61%	0.57%
Return on average tangible common equity(5)	13.74	13.09	13.56	5.79	11.78	11.02	10.56
Return on average total equity(5)	13.18	12.37	12.89	5.48	10.99	10.14	9.58
Interest rate spread	2.02	1.77	1.83	1.56	1.72	1.68	1.90
Net interest margin	2.37	2.02	2.13	1.77	1.92	1.89	2.16
Dividend payout ratio(6)	1.22	1.58	1.39	3.19	0.75	0.81	0.85
Loans receivable, to total deposits(2)	172.44	181.96	187.69	169.60	162.31	121.74	124.77
Non-interest expense to average assets	1.38	1.20	1.24	1.53	1.10	1.32	1.34
Efficiency ratio(7)	52.70	53.75	52.49	77.52	51.77	57.96	55.93
Asset Quality Ratios:
Non-performing loans to loans receivable(2)	0.60%	0.11%	0.18%	0.10%	0.28%	0.95%	0.75%
Non-performing assets to loans receivable and real estate owned(2)	0.63	0.12	0.19	0.11	0.31	1.07	0.85
Non-performing assets to total assets	0.53	0.09	0.16	0.08	0.20	0.59	0.53
Net charge-offs (recoveries) to average loans receivable(2)(8)	0.04	(0.005)	(0.002)	0.03	0.05	0.08	0.12
Loan loss allowance to loans receivable(2)	0.35	0.31	0.32	0.32	0.42	0.57	0.56
Loan loss allowance to non-performing loans	58.96	273.97	175.40	306.94	151.52	59.20	72.53

(Continued on the next page)

	As of or for the Six Months Ended March 31,		As of or for the Years Ended September 30,
	2007	2006	2006	2005(1)	2004	2003	2002
Capital Ratios:
Average common equity to average total assets(9)	5.59%	5.08%	5.46%	5.26%	5.94%	5.53%	5.85%
Average total equity to average total assets	5.65	5.14	5.52	5.33	6.02	6.05	5.92
Core capital-to-assets ratio(10)	7.6	7.3	7.31	7.11	7.26	7.24	7.77
Risk-based capital-to-assets ratio(10)	14.9	14.3	14.28	14.49	15.60	16.08	16.97

(1)	Results for fiscal year 2005 include a net after-tax charge of $24.2 million related to prepayment of Federal Home Loan Bank of Atlanta (FHLB) advances and settlement of related interest rate swaps.
(2)	Loans receivable represents loans held in portfolio before loan loss allowance and excludes mortgages loans held for sale.
(3)	Includes repurchase agreements, advances from the Federal Home Loan Bank of Atlanta, senior notes, and convertible debt.
(4)	Calculated by deducting the liquidation value of preferred shares from total stockholders’ equity.
(5)	Return is calculated before payment of preferred stock dividends.
(6)	The ratio of total dividends declared during the period (including dividends on BankUnited’s preferred stock and BankUnited’s class A and class B common stock) to total earnings for the period before dividends.
(7)	Efficiency ratio is calculated by dividing non-interest expenses by the sum of net interest income, and non-interest income.
(8)	Annualized charge-offs (recoveries) for the six-month periods ended March 31, 2007 and March 31, 2006.
(9)	Calculated by deducting the average liquidation value of preferred shares from average total stockholders’ equity.
(10)	Regulatory capital ratio of the bank.

Risk factors

Investing in the notes and our common stock underlying the HiMeds Units involves a high degree of risk. In addition, our business, operations and financial condition are subject to various risks. You should carefully consider the risks described below with all of the other information included in this prospectus supplement and the accompanying prospectus before making an investment decision. If any of the adverse events described below were to actually occur, our business, results of operations, or financial condition would likely suffer. In such an event, the trading price of the notes, and our common stock could decline and you could lose all or part of your investment. This section does not attempt to describe all risks applicable to our industry, our business or investment in the notes or our common stock. Risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks related to our business

Net interest income could be negatively affected by changes in interest rates.

Our profitability depends to a large extent on the Bank’s net interest income, which is the difference between income on interest-earning assets such as mortgage loans and investment securities, and expense on interest-bearing liabilities such as deposits and borrowings. We are affected by changes in general interest rate levels and by other economic factors beyond our control. Our net interest income may be reduced if: (i) more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining or (ii) more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising.

Changes in the difference between short and long-term interest rates may also harm our business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing our net interest income.

If market interest rates rise rapidly, interest rate adjustment caps may limit increases in the interest rates on adjustable rate loans (ARMs), thus reducing our net interest income because we will need to pay the higher rates on our deposits and borrowings while being limited on the repricing of these loans due to the interest rate caps. As of March 31, 2007, option ARMs made up approximately 69% of our residential mortgage loan portfolio including loans held for sale and represented 58% of our total loan portfolio. The interest rates on option ARMs adjust periodically based upon a contractually agreed index or formula up to a specified cap. In times of sharply rising interest rates, these caps could negatively affect our net interest margin by limiting the potential increase to interest income.

In addition, certain ARM loans reprice based on lagging interest rate indices. The effect of this lag may also negatively affect our net interest income when general interest rates continue to rise periodically. Lag risk results from timing differences between repricing of adjustable-rate assets and liabilities. The effect of this timing difference, or “lag”, would be generally favorable in a falling interest rate environment and negative during periods of rising interest rates. This lag risk can produce short-term volatility in the net interest margin during periods of interest rate movements even though over time the lag effect will balance out. This index is the twelve month average of the monthly average yields of the U.S. Treasury security adjusted to a constant maturity of one year. These loans may be delayed in repricing to current interest rate levels during a period of rapidly rising interest rates while liabilities generally reprice to current market interest rates more rapidly.

An increase in loan prepayments and on prepayment of loans underlying mortgage-backed securities may adversely affect our profitability.

Prepayment rates are affected by consumer behavior, conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans. Changes in prepayment rates are therefore difficult for us to predict. Prepayments of our mortgage loans may increase as we continue to expand our mortgage loan originations outside of Florida.

We recognize our deferred loan origination costs and premiums paid in originating these loans by adjusting our interest income over the contractual life of the individual loans. As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed increases. The effect of the increases of deferred costs and premium amortization may be mitigated by prepayment fees paid by the borrower when the loan is paid in full within a certain period of time which varies between loans. If prepayment occurs after the period of time when the loan is subject to a prepayment fee, the effect of the acceleration of premium and deferred cost amortization is no longer mitigated. As of March 31, 2007, we had $213 million in premiums, discounts and net deferred origination costs.

We recognize premiums we pay on mortgage-backed securities as an adjustment to interest income over the life of the security based on the rate of repayment of the securities. Acceleration of prepayments on the loans underlying a mortgage-backed security shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income.

In addition, we may not be able to reinvest loan and security prepayments at rates comparable to the prepaid instrument particularly in a period of declining interest rates.

Changes in interest rates could have additional adverse effects on our financial condition and results of operations.

Fluctuations in interest rates could have significant adverse effects on our financial condition and results of operations, including, without limitation, decreasing the value of our mortgage servicing rights or our derivative instruments. The initial and ongoing valuation and amortization of mortgage servicing rights is significantly impacted by interest rates, prepayment experience and the credit performance of the underlying loans. Mortgage servicing rights are also impacted by other factors, including, but not limited to, the amount of gains or losses recognized upon the securitization and sale of residential mortgage loans, the amortization of the assets and the periodic valuation of the assets. At March 31, 2007, we serviced $1.5 billion of loans for others and we had mortgage servicing rights with a carrying amount of $19 million.

We are unable to predict changes in market interest rates, which are affected by many factors beyond our control including inflation, recession, unemployment, money supply, domestic and international events and changes in financial markets in the United States and in other countries. Our net interest income is affected not only by the level and direction of interest rates, but also by the shape of the yield curve and relationships between interest sensitive instruments and key driver rates, as well as balance sheet growth, client loan and deposit preferences and the timing of changes in these variables. In an increasing rate environment, our interest costs on liabilities may increase more rapidly than our income on interest earning assets. This could result in a deterioration of our net interest margin.

Changes in interest rates could also adversely affect our financial condition by reducing the value of our derivative instruments. We use derivative instruments as part of our interest rate risk management activities to reduce risk associated with our borrowing activities. Our use of derivative instruments, however, exposes us to credit risk and market risk. Our credit risk is heightened when the fair value of a derivative contract is positive, which generally means that a counterparty owes money to us. We try to minimize credit risk in derivative instruments by entering into transactions with high-quality counterparties. However, there can be no assurance that our financial evaluation of a counterparty will be accurate or that its financial status will not change.

Market risk is the adverse effect on the value of a financial instrument from a change in interest rates or implied volatility of rates. We manage market risk by establishing and monitoring limits on the types and degree of risk undertaken. Changes in interest rates may have either a positive or negative effect on the value of a derivative instrument depending on the nature of the derivative instrument.

Additionally, a substantial and sustained increase in interest rates could harm our ability to originate loans because refinancing an existing loan or taking out a subordinate mortgage would be less attractive, and qualifying for a loan may be more difficult.

The non-cash portion of our net interest income and repayment risks may grow because of our concentration in option ARM loans.

Eighty-five percent of the loans that we originated in the quarter ended March 31, 2007 were option ARM loans and at March 31, 2007, these loans made up 58% of our overall loan portfolio. These loans provide the consumer with several payment options each month and may result in monthly payments being lower than the amount of interest due on the loan. Any unpaid monthly interest is added to the loan balance. The amount of the negative amortization is a non-cash item that is accrued in net interest income. This amount of net interest income will continue to increase as the negative amortization in our option ARM loans increases.

These loans provide the consumer with the ability to reduce his or her initial loan payment and limit the amount of annual increase in the required monthly payment. The loans are re-amortized and the loan payments re-calculated at the earlier of (i) five years from inception of the loan; or (ii) when a loan balance has increased to 115% of the original loan. If a loan negatively amortizes in the initial year the consumer must make the payments up in the later years of the loan. This presents a potential repayment risk if the consumer is unable to meet the higher payment or to repay the loan through refinancing or sale of the underlying property.

Our exposure to credit risk is increased by our commercial real estate, commercial business and construction lending.

Commercial real estate, commercial business and construction lending generally involve higher credit risk than single-family residential lending. Such loans involve larger loan balances to a single borrower or groups of related borrowers. At March 31, 2007, we had a balance of $522 million in commercial real estate loans (including multi-family residential loans), $153 million in construction loans, $322 million in land and development loans, and $191 million in commercial business loans.

Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, as well as the factors affecting residential real estate borrowers. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.

Risk of loss on a construction loan depends largely upon whether our initial estimate of the property’s value at completion of construction equals or exceeds the cost of the property construction (including interest) and the availability of permanent take-out financing. During the construction phase, a number of factors can result in delays and cost overruns. If our estimate of value is inaccurate or if actual construction costs exceed estimates, the value of the property securing our loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Commercial business loans are typically based on the borrowers’ ability to repay the loans from the cash flows of their businesses. Such loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise and liquidate, and fluctuate in value based on the success of the business.

Commercial real estate, commercial business and construction loans are more susceptible to a risk of loss during a downturn in the business cycle. The underwriting, review and monitoring performed by our officers and directors cannot eliminate all of the risks related to these loans.

An inadequate allowance for loan losses would reduce our earnings.

We are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans will not be sufficient to assure full repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results and our ability to meet our obligations. Volatility and deterioration in domestic and foreign economies may also increase our risk for credit losses. Our portfolio composition, as of March 31, 2007, of which approximately 97% of loans are primarily secured by real estate, tends to reduce loss exposure. We evaluate the collectibility of our loan portfolio and provide an allowance for loan losses that we believe is adequate based upon such factors as:

•	the risk characteristics of various classifications of loans;
•	previous loan loss experience;
•	specific loans that have loss potential;
•	delinquency trends;
•	estimated fair market value of the collateral;
•	current economic conditions;
•	the views of our regulators; and
•	geographic and industry loan concentrations.

If our evaluation is incorrect and borrower defaults cause losses exceeding our allowance for loan losses, our earnings could be significantly and adversely affected. We cannot assure you that our allowance will be adequate to cover loan losses inherent in our portfolio. We may experience losses in our loan portfolios or perceive adverse trends that require us to significantly increase our allowance for loan losses in the future, which would also reduce our earnings.

Negative events in certain geographic areas could adversely affect us.

Most of the loans in our portfolio are secured by real estate. Most of these loans are secured by properties in Florida. Negative conditions in the real estate markets where collateral for our commercial real estate or mortgage loans is located could adversely affect our borrowers’ ability to repay and the value of the collateral. Real estate values are affected by various factors, including changes in general or regional economic conditions, governmental rules or policies and natural disasters such as hurricanes. Additionally, our borrowers could be confronted with increased insurance costs, resulting from hurricanes and other natural disasters, which could negatively impact their ability to make the required payments. Some of our depositors and borrowers are citizens of other countries, including countries of Europe, Central and South America and the Caribbean, who are in the process of moving to the United States or have second homes in the United States. These loans are secured by property located in the United States, primarily in Florida, and generally carry a lower loan to value ratio than loans to domestic residents. As of March 31, 2007, the amount of residential mortgage loans made to these borrowers was approximately $1.5 billion, or 13% of our overall portfolio. The value of the underlying property provides a source of liquidation in the United States but the consumer’s ability to make his or her monthly payments may be affected by factors such as foreign exchange rates, capital outflow limitations, and other political and economic risks associated with the country of residence. Changes in the United States laws and regulations affecting residents from those countries could also adversely affect us if they result in a significant loss of deposits, increased loan defaults or a decreased market for our products. BankUnited endeavors to limit its risk through its underwriting criteria on these loans.

Changes in economic conditions could cause an increase in delinquencies and non-performing assets, including loan charge-offs, and depress our income and growth.

Our loan portfolios include many real estate secured loans, demand for which may decrease during economic downturns as a result of, among other things, an increase in unemployment, a decrease in real estate values, a slowdown in housing price appreciation or increases in interest rates. These factors could depress our earnings and consequently our financial condition because:

•	customers may not want or need our products and services;
•	borrowers may not be able to repay their loans;
•	the value of the collateral securing our loans to borrowers may decline; and
•	the quality of our loan portfolio may decline.

Any of the latter four scenarios could cause an increase in delinquencies and non-performing assets or require us to charge-off a percentage of our loans and/or increase our provision for loan losses, which would reduce our income.

In order to limit our credit risk, certain of our loans require borrowers to purchase credit enhancements such as private mortgage insurance. Fraud or misrepresentation could result in the denial of our mortgage insurance claim, which could increase our potential loss on a property. Repeated denials of claims or the financial failure of one of our mortgage insurance providers could have a negative affect on our earnings.

Competition with other financial institutions could adversely affect our profitability.

The banking and financial services industry is very competitive. Legal and regulatory developments have made it easier for new and sometimes unregulated competitors to compete with us. Consolidation among financial service providers has resulted in fewer very large national and regional banking and financial institutions holding a large accumulation of assets. These institutions generally have significantly greater resources, a wider geographic presence or greater accessibility to capital, compared to us. Our competitors sometimes are also able to offer more services, more favorable pricing or greater customer convenience than we do. In addition, our competition has grown from new banks and other financial services providers that target our existing or potential customers. As consolidation continues among large banks, we expect additional smaller institutions to try to exploit our market.

We face substantial competition for both deposits and loans. We compete for deposits with banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds and mutual funds. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to attract new deposits. Increased competition for deposits could increase our cost of funds and adversely affect our ability to generate the funds necessary for our lending operations.

Competition for loans comes principally from other banks, savings institutions, mortgage banking companies and other lenders. In originating mortgage loans, we compete with real estate investment trusts, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association and other entities purchasing mortgage loans. This competition could decrease the number and size of loans that we make and the interest rates and fees that we receive on these loans.

The demand for residential mortgage loans in recent years has made it more difficult and expensive to recruit and retain the services of qualified lending personnel. Increased competition for loan officers and other personnel could hinder our ability to close loans and to improve our results of operations.

Technological developments have allowed competitors, including some non-depository institutions, to compete more effectively in local markets, and have expanded the range of financial products, services and capital available to our target customers. If we are unable to implement, maintain and use such technologies effectively, we may not be able to offer products or achieve cost-efficiencies necessary to compete in our industry. In addition, some of these competitors have fewer regulatory constraints and lower cost structures.

We are dependent upon the services of our management team and qualified personnel.

We are dependent upon the ability and experience of a number of our key management personnel who have substantial experience with our operations, the financial services industry and the markets in which we offer our services. It is possible that the loss of the services of one or more of our senior executives or key managers would have an adverse effect on our operations.

We depend on our account executives and loan officers to attract borrowers by, among other things, developing relationships with commercial and consumer clients, mortgage companies, real estate agents, brokers and others. We believe that these relationships lead to repeat and referral business. The market for skilled account executives and loan officers is highly competitive and historically has experienced a high rate of turnover. In addition, if a manager leaves our company, other members of the manager’s team may follow. Competition for qualified account executives and loan officers may lead to increased hiring and retention costs.

Our success also depends on our ability to continue to attract, manage and retain other qualified personnel as we grow. We cannot assure you that we will continue to attract or retain such personnel.

Adjustments for loans held for sale may adversely affect our profits.

In our financial statements we must revalue, on a quarterly basis, loans that we originate and classify as held for sale to the lower of their cost or market value. Depending on market conditions, such adjustments may adversely affect our results of operations. At March 31, 2007, loans held for sale totaled $29 million compared to a total loan portfolio size of $12 billion at the same date.

We are exposed to credit risk from the sale of mortgage loans.

We retain limited exposure from the sale of mortgage loans. We make standard representations and warranties to the purchasers. If individual mortgages are found to have not complied with the representations and warranties, we may be required to repurchase the loans. The standard representations and warranties do not assure against credit risk associated with the loans.

If we are unable to maintain or expand our volume of business with independent brokers, our loan-origination business may decrease.

We originate a high volume of residential mortgage loans through a network of mortgage brokers. We follow careful procedures to select the brokers with whom we establish relationships and the brokers are not required to work exclusively with us. Our competitors also have relationships with the brokers in our network and actively compete with us to obtain loans and increase broker relationships. We cannot assure you that we will be successful in maintaining our existing relationships or expanding our broker networks. Failure to do so could negatively affect the volume and profitability of our mortgage loan originations, and thus adversely affect our business, financial condition, liquidity and results of operations.

Our earnings could be adversely impacted by incidences of fraud and compliance failures that are not within our direct control.

We are subject to fraud and compliance risk in connection with the origination of mortgage loans. Fraud risk includes the intentional misstatement of information in property appraisals or other underwriting documentation provided to us by third parties. Compliance risk is the risk that loans are not originated in compliance with applicable laws and regulations and our standards. There can be no assurance that we can prevent or detect acts of fraud or violation of law or our compliance standards by the third parties that we deal with. Repeated incidences of fraud or compliance failures adversely impact the performance of our portfolio and could require us to repurchase such loans which were sold in the secondary market.

We grant loans under reduced documentation programs, which accounted for 36% of residential loans as of March 31, 2007. The standard industry guidelines of these programs may not require information about borrowers’ income and/or assets to be submitted or verified. To the extent borrowers’ overstate their income and/or assets, the ability of borrowers to repay their loans maybe impaired which could adversely affect the quality of our loan portfolio.

Recent developments in the mortgage market may affect our ability to originate loans and the profitability of loans in our pipeline.

The mortgage lending industry has experienced a significant increase in delinquencies in recent months. The decline in credit quality is most noteworthy among subprime lenders. While we limit loans with credit scores below 620, except for Community Reinvestment Act loans, and have maintained our delinquency levels below industry standards, recent reports of credit quality, financial solvency and other problems among subprime lenders has resulted in volatility in the price of our common stock. If the subprime segment continues to have problems in the future and/or credit quality problems spread to other industry segments, including lenders who make reduced documentation loans to prime credit quality borrowers, there could be a prolonged decrease in the demand for our loans in the secondary market, adversely affecting our earnings and negatively impacting the price of our common stock.

Reduced demand for our option ARM loans in the secondary market could adversely affect our financial condition and operating results.

We may periodically sell our option ARM loans in the secondary market. A prolonged period of secondary market illiquidity could have an adverse effect on our earnings and capital levels. Historically, the Company has held option ARM loans in its portfolio; however, the industry-wide increase in the origination volume of adjustable-rate mortgages has facilitated the development of a secondary market for these products and has allowed us to sell a portion of our adjustable-rate mortgage loans into the market. Accordingly, we sold $302 million of our option ARM loans in the quarter ended March 31, 2007 although in other periods we have sold a greater portion of our option ARM loans. Currently, a downturn in customer demand for this product has reduced the profitability of loan sales in the secondary market. A prolonged lack of customer demand or secondary market illiquidity could have an adverse effect on our balance sheet and earnings.

Loan sales may be difficult or less profitable to execute if our loans are defective.

In connection with the sales of our loans, we are required to make a variety of customary representations and warranties regarding our company and the loans. We are subject to these representations and warranties for the life of the loan and they relate to, among other things:

•	compliance with applicable laws;
•	eligibility for whole-loan sale or securitization;
•	conformance with underwriting standards;
•	the accuracy of the information in the loan documents and loan file; and
•	the characteristics and enforceability of the loan.

We may not be able to sell a loan that does not comply with these representations and warranties, or such sale may require greater effort or expense. If individual mortgages are found to have not complied with the representatives and warranties and if such loans are sold before we detect non-compliance, we may be obligated to repurchase the loan and bear any associated loss directly, or we may be obligated to indemnify the purchaser against any such losses. These circumstances could adversely impact the profitability of loan sales and our financial results.

Failure to pay interest on our debt may adversely impact us.

Deferral or default in making interest payments on debt could affect our ability to fund our operations and pay dividends on our common stock. As of March 31, 2007, we had approximately $250 million of trust preferred securities and junior subordinated debentures outstanding related to ten trust subsidiaries owned by us. Interest payments, including those on adjustable rate notes, are projected to be approximately $19 million per year based on interest rates at March 31, 2007, which must be paid before we pay dividends on our capital stock, including our class A common stock. We have the right to defer interest payments on the notes for up to 20 consecutive quarters. However, if we elect to defer interest payments, all deferred interest must be paid before we may pay dividends on our capital stock. Deferral of interest payments could also cause a decline in the market price of our class A common stock.

As of March 31, 2007, we also had approximately $6.9 billion of available credit under our Federal Home Loan Bank of Atlanta (“FHLB”) credit line of which $5.7 billion (including $200 million in letters of credit) was outstanding. Such borrowings from the FHLB were secured by a pledge of $8.7 billion of our residential first mortgage loans and other eligible collateral. Our total credit line with the FHLB is approximately 50% of the Bank’s assets at each prior quarter’s end. Failure to pay interest or principal on this debt could adversely affect our business by causing us to lose our collateral and the FHLB as a funding source. In addition to our FHLB borrowings, we had $311 million in repurchase agreements outstanding as of March 31, 2007 all of which was secured by mortgage-backed securities or other investment securities.

As of March 31, 2007, we had outstanding $120 million of convertible senior notes that mature in March 2034 and bear interest at an annual rate of 3.125% payable semiannually. Upon conversion of the notes we will deliver cash for 100% of the principal amount of the notes and may, at our discretion, in lieu of delivering shares of class A common stock, deliver cash or a combination of cash and shares of class A common stock for the profit shares. We may redeem for cash some or all of the notes at any time on or after March 1, 2011 at 100% of the principal amount of the notes plus any accrued and unpaid interest, contingent interest and additional amounts, if any. Holders may require us to purchase all or part of the notes for cash at a purchase price of 100% of the principal amount of the notes plus accrued and unpaid interest including contingent interest and additional amounts, if any, on March 1, 2011, March 1, 2014, March 1, 2019, March 1, 2024 and March 1, 2029 or upon the occurrence of a fundamental change. The notes are senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness. The notes are effectively subordinated to our entire senior secured indebtedness and all indebtedness and liabilities of its subsidiaries.

If we do not manage our growth effectively, our financial performance could be harmed.

In recent years, we have experienced rapid growth that has placed certain pressures on our management, administrative, operational and financial infrastructure. As of March 31, 2007, we had 1,399 full time equivalent employees. Many of these employees have limited experience with us and a limited understanding of our systems and controls. As we grow, we need to hire additional associates and management in an intensely competitive hiring environment. Additionally, we must upgrade and expand our operational, managerial and financial systems and controls. Plans for the continued development and growth of our business in the future will also require numerous resources, systems development and capital. We cannot assure you that we will be able to:

•	identify and hire qualified employees;
•	expand our systems effectively;
•	allocate our human resources optimally; or
•	meet our capital needs.

The failure to manage growth effectively could significantly harm our business, financial condition, liquidity and results of operations. Our ability to continue to grow depends, in part, on our ability to hire and retain qualified personnel, open new branch locations, successfully attract deposits to those locations, and identify loan and investment opportunities. We also depend on maintaining productive relationships with the brokers through whom we generate the majority of our one-to-four family residential mortgage loans that we originate. Our ability to profit from our growth also will depend on whether we can efficiently fund our growth, control our costs and maintain asset quality, as well as on factors beyond our control, such as economic conditions and interest rate trends. If we are unable to sustain our growth, our earnings could be adversely affected.

Our future growth is dependent upon our ability to recruit additional, qualified employees, especially seasoned relationship bankers.

Our market areas are experiencing a period of rapid growth, placing a premium on highly qualified employees in a number of industries, including the financial services industry. Our business plan includes, and is dependent upon, hiring and retaining highly qualified and motivated executives and employees at every level. In particular, our success has been partly the result of our management’s ability to seek and retain highly qualified relationship bankers who have long-standing relationships in their communities. These professionals bring with them valuable customer relationships, and have been an integral part of our ability to attract deposits and to expand rapidly in our market areas. We expect to experience substantial competition in our endeavor to identify, hire and retain the top-quality employees that we believe are key to our future success. If we are unable to hire and retain qualified employees, we may not be able to grow our franchise and successfully execute our business strategy.

We rely heavily on the proper functioning of our technology.

We rely on our computer systems and outside servicers providing technology for much of our business, including recording our assets and liabilities. If our computer systems or outside technology sources fail, are not reliable, or suffer a breach of security, our ability to maintain accurate financial records may be impaired, which could materially affect our operations and financial condition.

The residential-mortgage-origination business is a cyclical industry, has recently started to decline from its highest levels ever, reducing the number of loans we originate and could adversely impact our business.

The residential-mortgage-origination business has historically been a cyclical industry, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The primary influence on our originations is the aggregate demand for loans in the United States, which is affected by prevailing interest rates. A continued rise in interest rates may adversely affect our results of operations.

Terrorist activities could cause reductions in investor confidence and substantial volatility in real estate and securities markets.

It is impossible to predict the extent to which terrorist activities may occur in the United States or other regions. It is also uncertain what affects any past or future terrorist activities and/or any consequent actions on the part of the United States government and others will have on the United States and world financial markets, local, regional and national economies, and real estate markets across the United States. Among other things, reduced investor confidence could result in substantial volatility in securities markets, a decline in general economic conditions and real estate related investments and an increase in loan defaults. Such unexpected losses and events could materially affect our results of operations. Tourism and the travel industry are important factors to the general economy of our primary market, which could be adversely affected by terrorism.

We may need additional capital resources in the future and these capital resources may not be available when needed or at all.

We may need to incur additional debt or equity financing in the future for growth, investment or strategic acquisitions. We cannot assure you that such financing will be available to us on acceptable terms or at all. If we are unable to obtain additional financing, we may not be able to grow or make strategic acquisitions or investments.

We are subject to extensive regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to receive dividends from the Bank.

The Bank is subject to extensive regulation, supervision and examination by the OTS as its primary federal regulator, and by the Federal Deposit Insurance Corporation (FDIC), which insures its deposits. As a member of the FHLB, the Bank must also comply with applicable regulations of the Federal Housing Finance Board and the FHLB. Regulation by these agencies is intended primarily for the protection of our depositors and the deposit insurance fund and not for the benefit of our stockholders. The Bank’s activities are also regulated under consumer protection laws applicable to our lending, deposit and other activities. A sufficient claim against us under these laws could have a material adverse effect on our results.

Among other things, the Bank’s ability to pay cash dividends to the holding company is limited by these regulations. The Bank must notify the OTS in advance of any proposed distribution, and may not pay dividends or distribute any capital assets if the distribution is disapproved by the OTS. OTS regulations also impose certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the Bank. Because income is received by us from the Bank through dividend payments, our ability to service the debt issued by us and dividends on our capital stock is limited by the financial condition of the Bank.

The Bank’s ability to make capital distributions is subject to regulatory limitations. Generally the Bank may make a capital distribution if notice of the proposed capital distribution is filed with the OTS at least 30 days before the board of directors approves the distribution, and the OTS does not disapprove the notice. The OTS may disapprove the notice if it determines that the Bank would be undercapitalized after the proposed distribution, that the proposed distribution raises safety and soundness concerns or that the proposed distribution would violate a statute, regulation or agreement with the OTS or any condition imposed by the OTS. The Bank’s ability to make such distribution by filing a notice, instead of an application for approval, depends on maintaining eligibility for “expedited status.” The Bank currently qualifies for expedited status, but there can be no assurance that it will maintain its current status. In addition, the Bank would be required to file an application for approval of the proposed distribution, instead of a notice, if the total amount of all capital distributions for the calendar year, including the proposed distribution, would exceed the Bank’s net income for that year plus retained net income for the preceding two years.

FDIC regulations also require all insured depository institutions to remain in a safe and sound condition, as defined in regulations, as a condition of federal deposit insurance.

OTS regulations also restrict our ability to open new banking offices. We must publish notice of the proposed office in area newspapers and, if objections are made, the new office may be delayed or disapproved.

Changes in the regulation of financial services companies and housing government-sponsored enterprises could adversely affect our business.

Proposals for further regulation of the financial services industry are continually being introduced in Congress. The agencies regulating the financial services industry also periodically adopt changes to their regulations. Proposals that are now receiving a great deal of attention include regulation of government sponsored-entities, consumer protection initiatives relating to capital, consumer loan disclosures, security of customer information, marketing practices, the Real Estate Settlement Procedures Act, predatory lending and risk management for commercial real estate loans. The agencies have also promulgated guidelines regarding nontraditional mortgages, which could result in additional scrutiny regarding the underwriting and portfolio management of ARMs, as well as establishing specific disclosure requirements for option ARM and interest only mortgages. It is possible that one or more legislative proposals may be adopted or regulatory changes may be made that would have an adverse effect on our business.

Regulatory authorities have extensive discretion in their supervisory activities that could be used to restrict our business. Changes in the laws or regulations that govern us could further restrict our operations, impose burdensome requirements and increase our expenses which could impair our ability to meet our obligations.

Our operations could be harmed by a challenging legal climate.

Class action or other litigation against lenders in certain regions or related to particular products, services or practices may arise from time to time, even if the activities subject to complaint are not unlawful. Such claims may be brought, for example, under state or federal consumer protection laws. The damages and penalties claimed in these types of matters can be substantial. We may also be adversely affected by the actions of our brokers, or if another company in our industry engages in criticized practices. Negative publicity may result in more regulation and legislative scrutiny of industry practices, as well as more litigation, which may further increase our cost of doing business and adversely affect our profitability by impeding our ability to market our products, requiring us to change them or increasing the regulatory burdens under which we operate.

Negative public opinion could damage our reputation and adversely affect our earnings.

Reputational risk is the risk to our operations from negative public opinion. Negative public opinion can result from the actual or perceived manner in which we conduct our business activities, including our sales practices, practices used in our origination and servicing operations and retail banking operations, our management of actual or potential conflicts of interest and ethical issues, and our protection of confidential customer information. Negative public opinion can adversely affect our ability to keep and attract customers and can expose us to litigation.

Our REIT subsidiary may fail to qualify as a real estate investment trust, which would adversely affect our future after-tax earnings.

Our REIT subsidiary, BU REIT, is organized and operated to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Although it is intended that our REIT subsidiary be owned and organized and operated in such a manner, its continued qualification as a real estate investment trust for federal income tax purposes is not guaranteed. No assurance can be given that new legislation, Treasury regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualifications as a real estate investment trust or the federal income tax consequences of such qualification in a way that would adversely affect our REIT subsidiary’s ability to qualify as a real estate investment trust. Any such legislation could cause a tax event that would adversely affect our future consolidated after-tax earnings.

Provisions in our Articles of Incorporation, Bylaws and Florida law could impede efforts to remove management and frustrate takeover attempts.

Certain provisions of our Articles of Incorporation and Bylaws could delay or frustrate the removal of incumbent directors and make a merger, tender offer or proxy contest more difficult, even if such events appear to benefit stockholders. Certain provisions of state and federal law may also discourage or prohibit a future takeover attempt in which our stockholders might otherwise receive a substantial premium for their shares over then-current market prices.

The voting power of the directors, executive officers and holders of 5% or more of our equity securities and certain provisions of our Articles of Incorporation may discourage any proposed takeover not approved by our board of directors. We cannot assure you that your interests will coincide with those of our directors, executive officers or 5% stockholders. Under our Articles of Incorporation, as amended, we may issue additional shares of class A common stock , class B common stock and noncumulative convertible preferred stock, series B (the “series B preferred stock”) at any time. We do not intend to issue additional shares of the class B common stock and series B preferred stock if the issuance would result in the termination of trading of the class A common stock on the NASDAQ Global Select Market.

Our insiders hold voting rights that give them significant control over matters requiring stockholder approval.

Our directors and executive officers hold substantial amounts of our class A common stock, class B common stock and series B preferred stock. Each share of class A common stock is entitled to one-tenth vote, each share of class B common stock is entitled to one vote, and each share of series B preferred stock is entitled to two and one-half votes. For a more detailed description of our capital stock, see “Description of capital stock.” These classes generally vote together on matters presented to stockholders for approval. At March 31, 2007, directors and executive offers hold approximately 48% of our total voting power and 62% if they exercise all of their options exercisable within 60 days. If they vote together, our officers and directors will significantly influence the election of directors and other matters requiring stockholder approval, including proposals made by stockholders and changes in control. Consequently, other stockholders’ ability to influence our actions through their vote may be limited and the non-insider stockholders may not have sufficient voting power to approve a change in control even if a significant premium is being offered for their shares. We cannot assure you that our officers and directors will vote their shares in accordance with your interests.

Certain of our directors and officers have agreed with the underwriters not to sell shares of our capital stock for 90 days after the date of this prospectus supplement. These “lock-up agreements” currently apply to approximately 723,468 shares of class A common stock, 686,590 shares of class B common stock and 1,036,768 shares of series B preferred stock that will be outstanding after the offering. After that date, a director or executive officer may sell shares, subject to the restrictions of the Securities Act. The underwriters have agreed to waive obligations under the lock-up agreement for Earline Ford for 45,500 shares of class B common stock and for Alfred Camner for 90,000 shares of class B common stock.

There are several business and family relationships among directors that could create conflicts of interest.

Several of our directors have business relationships with us and each other. During the 2006 fiscal year, we paid the law firm of Camner, Lipsitz and Poller, P.A. approximately $3.6 million in fees for representing us in mortgage loan closings, foreclosures, litigation, corporate and other matters. Alfred R. Camner, our chairman of the Board and Chief Executive Officer, is the Senior Managing Director and one of two of the shareholders of the law firm. One of Mr. Camner’s children is employed as the law firm’s managing director. In addition, directors and employees of the law firm own our stock and have received and may in the future receive options to acquire our stock. During fiscal year 2006, the insurance firm of which Marc Jacobson, one of our directors, is an officer and director, received approximately $210 thousand in insurance commissions on policies purchased by us. In addition, one of Mr. Camner’s children serves as an employee and director of the Company and the Bank and another of Mr. Camner’s children serves as a director of a subsidiary of the Bank. We have “opted-out” of the Florida statute, which would require the approval of either disinterested directors or a super majority vote of disinterested stockholders in the event of certain affiliate transactions. Business and family relationships among us, our directors and officers may create conflicts of interest which are reviewed and addressed by our board of directors. We cannot assure you that your interests will coincide with those of our officers and directors.

There is volatility related to our common stock price.

Changes in the price of our stock have been historically volatile compared to price changes in the general market. This volatility has progressively increased over the last five months. The market price of our common stock is subject to significant fluctuation in response to various market factors and events, including variations in our performance and results, changes in earnings estimates by securities analysts, publicity regarding the industry, the Company and its competitors, the banking and mortgage industries generally and new statutes or regulations. In addition, stock market fluctuations unrelated to our operating performance could result in an adverse affect on the price of our common stock.

Risks related to this offering

You assume the risk that the market value of our class A common stock may decline.

Although as a holder of Corporate HiMEDS Units or Treasury HiMEDS Units you will be the beneficial owner of the related applicable ownership interests in senior notes or Treasury securities, as the case may be, you do have an obligation to buy shares of our class A common stock pursuant to the purchase contract that is a part of the Corporate HiMEDS Units and Treasury HiMEDS Units. On the purchase contract settlement date, unless you pay cash to satisfy your obligation under the purchase contracts or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, (i) in the case of Corporate HiMEDS Units, either the proceeds attributable to the applicable ownership interest in senior notes derived from the successful remarketing of the senior notes or (ii) in the case of Treasury HiMEDS Units, the principal of the related Treasury securities when paid at maturity, will automatically be used to purchase a specified number of shares of our class A common stock on your behalf.

The number of shares of our class A common stock that you will receive upon the settlement of a purchase contract is not fixed but instead will depend on the average of the closing price per share of our class A common stock on the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date. There can be no assurance that the market value of common stock received by you on the purchase contract settlement date will be equal to or greater than the price per share paid by you for our class A common stock. If the adjusted applicable market value of the common stock is less than $23.40, the reference price, the market value of the common stock issued to you pursuant to each purchase contract on the purchase contract settlement date (assuming that the market value is the same as the adjusted applicable market value of the common stock) will be less than the effective price per share paid by you for the common stock on the date of issuance of the HiMEDS Units. Accordingly, you assume the risk that the market value of the common stock may decline and that the decline could be substantial.

The opportunity for equity appreciation provided by an investment in the HiMEDS Units is less than that provided by a direct investment in our class A common stock.

Your opportunity for equity appreciation afforded by investing in the HiMEDS Units is less than your opportunity for equity appreciation if you directly invested in our class A common stock. This opportunity is less because the market value of the common stock to be received by you pursuant to the purchase contract on the purchase contract settlement date (assuming that the market value is the same as the applicable market value of the common stock) will only exceed the price per share paid by you for our class A common stock on the purchase contract settlement date if the applicable market value of the common stock exceeds the threshold appreciation price (which represents an appreciation of 40% over the reference price). If the applicable market value of our class A common stock exceeds the reference price but falls below the threshold appreciation price, you realize no equity appreciation of the common stock for the period during which you own the purchase contract. Furthermore, if the applicable market value of our class A common stock equals or exceeds the threshold appreciation price, you would receive on the purchase contract settlement date less than 100% of the value of the shares of common stock you could have purchased with $50 at the reported last sale price of our class A common stock on the date of issuance of the HiMEDS Units.

The trading prices for the Corporate HiMEDS Units and Treasury HiMEDS Units will be directly affected by the trading prices of our class A common stock.

The trading prices of Corporate HiMEDS Units and Treasury HiMEDS Units in the secondary market will be directly affected by the trading prices of our class A common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the class A common stock or interest rates will rise or fall. Trading prices of the class A common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the HiMEDS Units, or the perception that such sales could occur, could affect the price of our class A common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the class A common stock underlying the purchase contracts and of the other components of the HiMEDS Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate HiMEDS Units, Treasury HiMEDS Units, senior notes and our class A common stock.

If you hold Corporate HiMEDS Units or Treasury HiMEDS Units, you will not be entitled to any rights with respect to our class A common stock, but you will be subject to all changes made with respect to our class A common stock.

If you hold Corporate HiMEDS Units or Treasury HiMEDS Units, you will not be entitled to any rights with respect to our class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock in exchange for Corporate HiMEDS Units or Treasury HiMEDS Units on the purchase contract settlement date, or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of rights after that date. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our class A common stock.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our class A common stock.

The number of shares of class A common stock that you are entitled to receive on the purchase contract settlement date or as a result of early settlement of a purchase contract is subject to adjustment for certain events arising from stock splits and combinations, cash or stock dividends and certain other actions by us that modify our capital structure. We will not adjust the number of shares of common stock that you are to receive on the purchase contract settlement date or as a result of early settlement of a purchase contract for other events, including offerings of class A common stock for cash by us or in connection with acquisitions. We are not restricted from issuing additional common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our class A common stock and, because of the relationship of the number of shares to be received on the purchase contract settlement date to the price of the common stock, such other events may adversely affect the trading price of the Corporate HiMEDS Units or Treasury HiMEDS Units.

The delivery of make-whole shares upon a merger early settlement may not adequately compensate you.

If a cash merger (as defined below) occurs and you exercise your merger early settlement right, you will be entitled to receive additional value in respect of make-whole shares unless the price paid per share of our common stock in the cash merger is less than or equal to $23.40 or more than $117 (in each case, subject to adjustment, such amount, the “Make-Whole Payment”). A description of how the make-whole shares will be determined is set forth under “Description of the purchase contract -- Early settlement upon cash merger--Calculation of make-whole shares”. Although the make-whole shares are designed to compensate you for the lost value of your HiMEDS Units as a result of certain types of consolidations, acquisitions and mergers, this feature may not adequately compensate you for such loss.

You may have to pay taxes with respect to distributions on our class A common stock that you do not receive.

You may be treated as receiving a constructive distribution from us with respect to the purchase contract if (1) the settlement rate is adjusted (or fails to be adjusted) and, as a result of the adjustment (or failure to adjust), your proportionate interest in our assets or earnings and profits is increased, and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. Thus, under certain circumstances, an increase in (or a failure to decrease) the settlement rate might give rise to a taxable dividend to you even though you will not receive any cash in connection with the increase in (or failure to decrease) the settlement rate. See “Certain U.S. federal income tax consequences—U.S. Holders—Purchase Contracts—Constructive distributions and dividends” and “—Non-U.S. Holders—Class A common stock.”

The secondary market for the Corporate HiMEDS Units, Treasury HiMEDS Units or senior notes may be illiquid.

It is not possible to predict how Corporate HiMEDS Units, Treasury HiMEDS Units or senior notes will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for our Corporate HiMEDS Units, Treasury HiMEDS Units or the senior notes and none of such securities are expected to be listed. There can be no assurance as to the liquidity of any market that may develop for the Corporate HiMEDS Units, the Treasury HiMEDS Units or the senior notes, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event a sufficient number of holders of Corporate HiMEDS Units were to convert their Treasury HiMEDS Units to Corporate HiMEDS Units or their Corporate HiMEDS Units to Treasury HiMEDS Units, as the case may be, the liquidity of Corporate HiMEDS Units or Treasury HiMEDS Units could be adversely affected.

Your rights to the pledged securities will be subject to our security interest.

Although you will be the beneficial owner of the applicable ownership interests in senior notes or Treasury securities, those securities will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts, in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code and claims arising out of the senior notes, like all other claims in bankruptcy proceedings, will be subject to the equitable jurisdiction and powers of the bankruptcy court.

The U.S. federal income tax consequences of the purchase, ownership and disposition of the HiMEDS Units are unclear.

The treatment of the HiMEDS Units for U.S. federal income tax purposes is not entirely clear. Prospective purchasers of Corporate HiMEDS Units, Treasury HiMEDS Units, the senior notes and our class A common stock should consult their tax advisors as to the U.S. federal, state, local, and other tax consequences to them of the purchase, ownership and disposition of Corporate HiMEDS Units, Treasury HiMEDS Units, the senior notes and our class A common stock. For additional tax-related risks, see “Certain U.S. federal income tax consequences” in this prospectus supplement.

The purchase contract and pledge agreement will not be qualified under the Trust Indenture Act and the obligations of the purchase contract agent are limited.

The purchase contract and pledge agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, as amended, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract and pledge agreement or the purchase contract agent. The senior notes constituting a part of the Corporate HiMEDS Units will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold Corporate HiMEDS Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the applicable ownership interests in senior notes included in the Corporate HiMEDS Units. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•

provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest.

Use of proceeds

We expect to receive net proceeds of approximately $155,000,000 (approximately $178,300,000 if the underwriters’ over-allotment option is exercised in full) from the offering after deducting our estimated offering expenses. We intend to use the net proceeds of the offering for general corporate purposes, including a portion thereof to repurchase our class A common stock. Other general purposes may include:

•	expanding our operations through new branch offices and operations centers,
•	possible acquisitions,
•	acquiring our debt and equity securities, if available on favorable terms,
•	redeeming outstanding debt, and
•	investing in loans and mortgage-backed or other securities.

Capitalization

The following table shows our consolidated capitalization (unaudited) as of March 31, 2007 (i) on a historical basis, and (ii) on a pro forma basis as adjusted to reflect the 3,200,000 HiMEDS Units issued in this offering. You should read the following table with the financial statements and notes which are incorporated by reference into this prospectus supplement.

	Actual	Pro forma
	(in 000’s)

Convertible senior notes	$120,000	$120,000
Trust preferred securities and subordinated notes	250,148	250,148
6.37% senior notes due May 17, 2012	—	160,000

Stockholders’ equity:
Preferred Stock, $.01 par value; authorized—10,000,000 shares; issued—1,069,153 shares; outstanding—1,042,433 shares(1)	11	11
Class A common stock, $.01 par value; authorized—100,000,000 shares; issued—36,917,314 shares; outstanding—35,997,452 shares(2)	369	369
Class B common stock, $.01 par value; authorized—3,000,000 shares; issued—750,947 shares; outstanding—504,747 shares	8	8
Treasury stock	(20,710)	(20,710)
Additional paid-in capital	508,527	506,927
Retained earnings	327,215	327,215
Deferred compensation and option shares	2,048	2,048
Accumulated other comprehensive income	(12,544)	(12,544)
Total stockholders’ equity	$804,924	$803,324
(1)	As of March 31, 2007 such shares had an aggregate liquidation preference of $8.0 million.

(2)	Does not include shares of series A common stock issuable upon settlement of the purchase contracts.

The table above excludes:

•

up to 2,064,123 shares of class A common stock issuable by us if all outstanding shares of series B preferred stock, and class B common stock, including shares of restricted stock that may be forfeited and cancelled in the future if the restrictions are not satisfied, are converted as of March 31, 2007;

•

3,776,452 shares of class A common stock issuable upon exercise of options at a weighted average exercise price of $19.52 per share as of March 31, 2007, including the exercise of options for class B common stock at a weighted average exercise price of $7.25 per share as of March 31, 2007, and options for series B preferred stock at a weighted average exercise price of $26.75 per share as of March 31, 2007, and upon the conversion of such class B common stock and series B preferred stock into shares of class A common stock ;

•

909,133 shares of class A common stock, and 70,609 shares of class B common stock, held as treasury stock and 10,729 shares of class A common stock and 1,526 class A Restricted Stock Units, 175,591 shares of class B common stock and 26,720 shares of series B preferred stock held in Rabbi Trusts and 20,155 Restricted Stock Units of class A common stock; and

•

a number of shares, if any, which may be issued upon conversion of our 3.125% convertible senior notes. In 2004, we issued $120 million of convertible senior notes that mature in April 2034 and bear interest at an annual rate of 3.125% payable semiannually. Upon conversion of the notes we will deliver cash for 100% of the principal amount of the notes and may, at our discretion, in lieu of delivering shares of class A common stock, deliver cash or a combination of cash and shares of class A common stock for the profit shares.

Price range of class A common stock

Our class A common stock has been traded on the Nasdaq Global Select Market since December 1985 under the symbol “BKUNA.” The following table shows the high and low sales prices of our class A common stock as quoted on the Nasdaq Global Select Market for our last three fiscal years and for fiscal 2007 through April 19, 2007. As of March 31, 2007, there were approximately 1,063 record holders of class A common stock and 36,917,314 shares of class A common stock were issued and 35,997,452 shares were outstanding.

Stock price data on the Nasdaq Global Select Market reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	Class A common stock price
	High	Low

Fiscal year ended September 30, 2004
1st quarter	$26.53	$21.02
2nd quarter	29.70	24.82
3rd quarter	29.42	24.44
4th quarter	29.77	25.15

Fiscal year ended September 30, 2005
1st quarter	$32.95	$27.18
2nd quarter	32.28	26.05
3rd quarter	28.03	23.56
4th quarter	28.83	22.48

Fiscal year ended September 30, 2006
1st quarter	$27.64	$20.18
2nd quarter	28.86	25.89
3rd quarter	32.00	26.27
4th quarter	31.82	24.49

Fiscal year ended September 30, 2007
1st quarter	$28.38	$24.25
2nd quarter	28.79	19.92
3rd quarter(1)	23.40	20.30
(1)	Through April 19, 2007

Description of the HiMEDS Units

The following is a summary of the terms of the HiMEDS Units. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of all of the material terms of the HiMEDS Units but is not necessarily complete. We refer you to the copies of those documents which have been or will be filed and incorporated by reference in the registration statement of which this prospectus supplement and accompanying prospectus form a part. This summary supplements the description of the securities purchase units in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. References to “BankUnited,” “we,” “our,” and “us” and “the Company” in this section are to BankUnited Financial Corporation only and exclude its subsidiaries.

We will issue the HiMEDS Units under the purchase contract and pledge agreement between us and The Bank of New York, who we refer to as the purchase contract agent. HiMEDS Units may be either Corporate HiMEDS Units or Treasury HiMEDS Units. The HiMEDS Units will initially consist of 3,200,000 Corporate HiMEDS Units (up to 3,680,000 if the underwriters exercise their over-allotment option in full), each with a stated amount of $50.

Corporate HiMEDS Units

Each Corporate HiMEDS Unit will consist of a unit comprising:

(a)	a purchase contract under which

(1)	the holder will agree to purchase from us, and we will agree to sell to the holder, not later than May 17, 2010, which we refer to as the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our class A common stock equal to the settlement rate described below under “Description of the purchase contracts—Purchase of common stock,” subject to anti-dilution adjustments, and

(2)	we will pay the holder quarterly contract adjustment payments at the rate of 0.38% per year on the stated amount of $50 or $0.19 per year, subject to our right to defer any contract adjustment payments, and

(b)	a 1/20, or 5%, applicable ownership interest in a $1,000 principal amount senior note issued by us.

The purchase price of each Corporate HiMEDS Unit will be allocated between the related purchase contract and the related applicable ownership interest in senior notes in proportion to their respective fair market values at the time of issuance. We have determined that, at the time of issuance, the fair market value of the applicable ownership interest in senior notes will be $50 and the fair market value of each purchase contract will be $0. This position generally will be binding on each beneficial owner of each HiMEDS Unit unless certain disclosure requirements are satisfied, but will not be binding on the IRS.

As long as a unit is in the form of a Corporate HiMEDS Unit, any ownership interest in a senior note forming a part of the Corporate HiMEDS Unit will be pledged to us through the collateral agent to secure your obligation to purchase common stock under the related purchase contract. Holders of Corporate HiMEDS Units will receive interest paid on senior notes pledged in relation to their Corporate HiMEDS Units notwithstanding the Company’s security interest in such senior notes.

Creating Treasury HiMEDS Units

Each holder of Corporate HiMEDS Units will have the right, at any time on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first remarketing date, to substitute for the related senior notes held by the collateral agent, zero-coupon Treasury securities that mature on May 15, 2010 (payable on the scheduled purchase contract settlement date) (CUSIP No. 912820LR6), which we refer to as a Treasury security, in a total principal amount at maturity equal to the aggregate principal amount of the senior notes underlying the applicable ownership interests in senior notes for which substitution is being made. Because Treasury securities and the senior notes are issued in integral multiples of $1,000, holders of Corporate HiMEDS Units may make this substitution only in integral multiples of 20 Corporate HiMEDS Units.

Upon the creation of Treasury HiMEDS Units by the substitution of Treasury securities, the applicable senior notes will be released to the holder and be separately tradable from the Treasury HiMEDS Units. Each Treasury HiMEDS Unit will consist of a unit with a stated amount of $50 comprising:

(a)	a purchase contract under which

(1)	the holder will agree to purchase from us, and we will agree to sell to the holder, not later than the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our class A common stock equal to the settlement rate, subject to anti-dilution adjustments, and

(2)	we will pay the holder quarterly contract adjustment payments at the rate of 0.38% per year on the stated amount of $50, or $0.19 per year, subject to our right to defer any contract adjustment payments, and

(b)	a 1/20, or 5%, undivided beneficial interest in a Treasury security with a principal amount at maturity of $1,000.

To create 20 Treasury HiMEDS Units, the Corporate HiMEDS Unit holder will:

•	deposit with the collateral agent a Treasury security that has a principal amount at maturity of $1,000 which must be purchased in the open market at the Corporate HiMEDS Unit holder’s expense, and

•

transfer 20 Corporate HiMEDS Units to the purchase contract agent accompanied by a notice stating that the holder has deposited a Treasury security with the collateral agent and requesting the release to the holder of the senior notes relating to the 20 Corporate HiMEDS Units.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related senior note from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent then will:

•	cancel the 20 Corporate HiMEDS Units,

•	transfer the related $1,000 principal amount of senior notes to the holder, and

•	deliver 20 Treasury HiMEDS Units to the holder.

The Treasury security will be substituted for the senior note and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase common stock under the related purchase contracts. The related senior note released to the holder thereafter will trade separately from the resulting Treasury HiMEDS Units.

Recreating Corporate HiMEDS Units

Each holder of Treasury HiMEDS Units will have the right at any time on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first remarketing date, to substitute for the related Treasury securities held by the collateral agent, the senior notes having a principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities for which substitution is being made. Because Treasury securities and senior notes are issued in integral multiples of $1,000, holders of Treasury HiMEDS Units may make these substitutions only in integral multiples of 20 Treasury HiMEDS Units.

Upon re-creation of Corporate HiMEDS Units by the substitution of a senior note, the applicable Treasury securities will be released to the holder and be separately tradable from the Corporate HiMEDS Units.

To create 20 Corporate HiMEDS Units, the Treasury HiMEDS Unit holder will:

•	deposit with the collateral agent a $1,000 principal amount senior note, which must be purchased in the open market at the holder’s expense unless otherwise owned by the holder, and

•

transfer 20 Treasury HiMEDS Unit certificates to the purchase contract agent accompanied by a notice stating that the Treasury HiMEDS Unit holder has deposited a $1,000 principal amount senior note with the collateral agent and requesting the release to the holder of the Treasury security relating to the Treasury HiMEDS Units.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury security from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then:

•	cancel the 20 Treasury HiMEDS Units,

•	transfer the related Treasury security to the holder, and

•	deliver 20 Corporate HiMEDS Units to the holder.

The substituted senior note will be pledged to us through the collateral agent to secure the Corporate HiMEDS Unit holder’s obligation to purchase common stock under the related purchase contracts.

Holders that elect to substitute pledged securities, thereby creating Treasury HiMEDS Units or recreating Corporate HiMEDS Units, will be responsible for any fees or expenses payable in connection with the substitution.

Current payments

Holders of Corporate HiMEDS Units will be entitled to receive quarterly cash distributions consisting of their pro rata share of interest payments on the senior notes calculated at the rate of 6.37% per year on the senior notes, and contract adjustment payments payable by us at the rate of 0.38% per year on the stated amount of $50 per Corporate HiMEDS Unit, subject to our right to defer contract adjustment payments until the earliest of the purchase contract settlement date, the cash merger early settlement date (as described in “Description of the purchase contracts—Early settlement upon cash merger”) and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts.

Holders of Treasury HiMEDS Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 0.38% per year on the stated amount of $50 per Treasury HiMEDS Unit, subject to our right to defer contract adjustment payments until the earliest of the purchase contract settlement date, the cash merger early settlement date (as described in “Description of the purchase contracts—Early settlement upon cash merger”) and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts. There will be no distributions in respect of the Treasury securities underlying the Treasury HiMEDS Units but the holders of the Treasury HiMEDS Units will continue to receive the scheduled quarterly interest payments on the senior notes that were released to them when the Treasury HiMEDS Units were created for as long as they hold such senior notes.

Ranking

Our obligations with respect to the senior notes will be senior and unsecured and will rank equally with all of our other unsecured and unsubordinated obligations and senior to any future subordinated obligations. The senior notes will rank junior to the obligations of our subsidiaries and will be effectively subordinated to any of our indebtedness that is secured to the extent of the value of the pledged assets. The indenture under which the senior notes will be issued will not limit our ability to issue or incur other unsecured debt or issue preferred or common stock. See “Description of debt securities” in the accompanying prospectus.

Our obligations with respect to the contract adjustment payments will be subordinate in right of payment to our senior indebtedness. “Senior indebtedness” with respect to the contract adjustment payments means indebtedness of any kind unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity in right of payment with or subordinate in right of payment to the contract adjustment payments.

Voting and certain other rights

Holders of purchase contracts forming part of the Corporate HiMEDS Units or Treasury HiMEDS Units, in their capacities as such holders, will have no voting or other rights in respect of the common stock.

Miscellaneous

We or our affiliates may purchase from time to time any of the HiMEDS Units or any of the securities comprised by the HiMEDS Units which are then outstanding by tender or exchange offer, in the open market, by private agreement or otherwise, subject to compliance with applicable law.

Description of the purchase contracts

This section summarizes some of the terms of the purchase contract and pledge agreement, purchase contracts, remarketing agreement and indenture. The summary should be read together with the purchase contract and pledge agreement, remarketing agreement and indenture, forms of which have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. References to “BankUnited,” “we,” “our,” and “us” and “the Company” in this section are to BankUnited Financial Corporation only and exclude its subsidiaries.

Purchase of common stock

Each purchase contract underlying a Corporate HiMEDS Unit or Treasury HiMEDS Unit will obligate the holder of the purchase contract to purchase, and us to sell, on the purchase contract settlement date, for an amount in cash equal to the stated amount of the Corporate HiMEDS Unit or Treasury HiMEDS Unit, a number of newly issued shares of our class A common stock equal to the “settlement rate.” The settlement rate will be calculated, subject to adjustment under the circumstances described in “—Anti-dilution adjustments,” as follows:

•

If the adjusted applicable market value of our class A common stock is equal to or greater than the threshold appreciation price of $32.76, the settlement rate will equal a number of shares of our class A common stock determined by the following formula (such settlement rate being referred to as the “high settlement rate”):

where:

“SA” refers to the stated amount ($50.00);

“RP” refers to the reference price ($23.40);

“AAMV” refers to the adjusted applicable market value (as defined below);

“TAP” refers to the threshold appreciation price ($32.76); and

“AF” refers to the anti-dilution factor (as defined below).

Accordingly, if the market price for the common stock increases between the date of this prospectus supplement and the period during which the adjusted applicable market value is measured and the market price is greater than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be higher than the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the adjusted applicable market value of the common stock. If the market price is the same as the threshold appreciation price, the aggregate market value of the shares issued upon settlement will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the adjusted applicable market value of the common stock.

•

If the adjusted applicable market value of our class A common stock is less than the threshold appreciation price but greater than the reference price of $23.40, the settlement rate will be a number of shares of our class A common stock equal to $50 divided by the applicable market value.

Accordingly, if the market price for the common stock increases between the date of this prospectus supplement and the period during which the adjusted applicable market value is measured, but the market price is less than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

•

If the adjusted applicable market value of our class A common stock is less than or equal to the reference price, the settlement rate will be 2.1368 shares of our class A common stock, which is equal to the stated amount divided by the reference price (such settlement rate being referred to as the “low settlement rate”).

Accordingly, if the market price for the common stock decreases between the date of this prospectus supplement and the period during which the adjusted applicable market value is measured and the market price is less than the reference price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market price on the purchase contract settlement date is the same as the applicable market value of the common stock. If the market price for the common stock is the same as the reference price, the aggregate market value of the shares will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

If you elect to settle your purchase contract early in the manner described under “—Early settlement,” the number of shares of our class A common stock issuable upon settlement of such purchase contract will be 1.5263, the minimum settlement rate, subject to adjustment as described under “—Anti-dilution adjustments.”

The “adjusted applicable market value” means the product of (x) the applicable market value multiplied by (y) the anti-dilution factor in effect on the relevant settlement date; provided, however, that if an adjustment to the anti-dilution factor is required to be made pursuant to the occurrence of any of the events described under “—Anti-dilution adjustments” below during the period taken into consideration for determining the applicable market value, appropriate and customary adjustments shall be made to the anti-dilution factor.

The “applicable market value” means the average of the closing prices per share of our class A common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the applicable settlement date (we refer to this 20 trading day period as the “observation period”); provided, however, that if we enter into a reorganization event (as defined under “—Anti-dilution adjustments” below), applicable market value shall mean the exchange property (as defined under “—Anti-dilution adjustments—Reorganization events” below) unit value. Following the occurrence of any such event, references herein to the purchase or issuance of shares of our class A common stock should be construed to be references to settlement into exchange property units. For purposes of calculating the exchange property unit value, (x) the value of any common stock shall be determined using the average of the closing price per unit of such common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the applicable settlement date and (y) the value of any other property, including securities other than common stock, shall be the value of such property determined at the effective time of the applicable reorganization event.

The “anti-dilution factor” shall initially be equal to one and shall be subject to adjustment as described under “—Anti-dilution adjustments” below. The anti-dilution factor is a cumulative factor that reflects the aggregate adjustments, if any, made to the low and minimum settlement rates.

For purposes of determining the applicable market value or the current market price (as defined below) for our class A common stock or any other common stock, the closing price of our class A common stock or such other common stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of our class A common stock or such other common stock on the principal U.S. national or regional securities exchange on which our class A common stock or such other common stock is so listed or quoted, or if our class A common stock or such other common stock is not so listed or quoted on a U.S. national or regional securities exchange, as reported on any recognized automated inter-dealer quotation system, or, if our class A common stock or such other common stock is not so reported, the last quoted bid price for our class A common stock or such other common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization or, if that bid price is not available, the market value of our class A common stock or such other common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” means a day during which trading in securities generally occurs on the principal U.S. national or regional securities exchange on which our class A common stock, any security distributed in a spin-off or such other common stock (any such securities being referred to as “Applicable Securities”), as the case may be, is then listed or, if the Applicable Securities are not listed on a U.S. national or regional securities exchange, as reported by any recognized automated inter-dealer quotation system or, if the Applicable Securities are not so reported, on the principal over-the-counter market on which the Applicable Securities are then traded. No day on which the Applicable Securities experience any of the following, however, will count as a trading day:

•

any suspension of or limitation imposed on trading of the Applicable Securities on the principal U.S. national or regional securities exchange or automated inter-dealer quotation system or over-the-counter market on which they are listed or traded;

•

any event (other than an event listed in the next bullet below) that disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for the Applicable Securities on the principal U.S. national or regional securities exchange or automated inter-dealer quotation system or over-the-counter market on which they are listed or traded; or

•

the principal U.S. national or regional securities exchange or automated inter-dealer quotation system or over-the-counter market on which the Applicable Securities are listed or trades closes on any exchange business day prior to its scheduled closing time unless, in the case of an exchange or automated inter-dealer quotation system, such earlier closing time is announced by the exchange or system at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on that exchange and (2) the submission deadline for orders to be entered into the exchange for execution on that business day.

We will not issue any fractional shares of common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of Corporate HiMEDS Units or Treasury HiMEDS Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share times the applicable market value.

Unless:

•

a holder of Corporate HiMEDS Units or Treasury HiMEDS Units has settled the related purchase contracts prior to the purchase contract settlement date through the early delivery of cash to the purchase contract agent in the manner described under “—Early settlement,” or “—Early settlement upon cash merger,”

•

a holder of Corporate HiMEDS Units that include applicable ownership interests in senior notes has settled the related purchase contracts with separate cash prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first remarketing date pursuant to prior notice given in the manner described under “—Notice to settle with cash for common stock on the purchase contract settlement date,” or

•	an event described under “—Termination” has occurred,

then, on the purchase contract settlement date,

•

in the case of Corporate HiMEDS Units where there has been a successful remarketing of the senior notes, the portion of the proceeds from the remarketing equal to the principal amount of the senior notes remarketed that had comprised part of Corporate HiMEDS Units immediately prior to the remarketing will automatically be applied to satisfy in full the holder’s obligation to purchase shares of our class A common stock under the related purchase contracts,

•

in the case of Corporate HiMEDS Units where there has not been a successful remarketing, we will exercise our rights as a secured party and retain the senior notes or sell them in one or more public or private sales, in any case in order to satisfy in full your obligation to purchase our class A common stock under the purchase contracts, and

•

in the case of Treasury HiMEDS Units, the principal amount of the related Treasury securities, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts.

The class A common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and surrender of the certificate evidencing the Corporate HiMEDS Units or Treasury HiMEDS Units, as the case may be, and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

Each holder of Corporate HiMEDS Units or Treasury HiMEDS Units, by acceptance of these securities, will be deemed to have:

•	irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the purchase contract and pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the Corporate HiMEDS Units or Treasury HiMEDS Units, and

•

duly appointed the purchase contract agent as the holder’s attorney-in-fact to enter into and perform the related purchase contracts and purchase contract and pledge agreement on behalf of and in the name of the holder.

In addition, each beneficial owner of Corporate HiMEDS Units or Treasury HiMEDS Units, by acceptance of the beneficial interest therein, will be deemed to have agreed to treat:

•	itself as the owner of the related senior notes underlying the Corporate HiMEDS Units or the Treasury securities, as the case may be, and

•	the senior notes as indebtedness of the Company for all tax purposes.

In the event the company does not have an effective registration statement, there is no circumstance that would require BankUnited to “net cash” settle the HiMEDS units.

Remarketing

The senior notes held by each holder of Corporate HiMEDS Units will be remarketed in a remarketing, unless the holder elects not to participate in the remarketing. In the event of a successful remarketing, a portion of the proceeds of such remarketing will be used to settle the purchase contracts on the purchase contract settlement date.

Unless a holder of Corporate HiMEDS Units delivers the requisite amount of cash and does not otherwise elect not to participate in the remarketing, as described below, the senior notes that are included in the Corporate HiMEDS Units will be remarketed on the remarketing date. Holders of senior notes that have been separated from Corporate HiMEDS Units may also elect to have their senior notes remarketed as described below under “—Optional participation in remarketing.” The remarketing period will be the seven business day period beginning on the ninth business day prior to the purchase contract settlement date and ending on the third business day prior to the purchase contract settlement date. We anticipate that the settlement date of any successful remarketing will be the purchase contract settlement date.

We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree, as remarketing agent, to use reasonable best efforts to remarket the senior notes that are included in Corporate HiMEDS Units (or separately held senior notes) that are participating in the remarketing, at a price per senior note that will result in net cash proceeds equal to 100.25% of the remarketing value.

Prior to any remarketing, we will use our commercially reasonable efforts to have an effective registration statement if so required under the U.S. federal securities laws at the time for use in connection with the remarketing.

The “remarketing value” of a senior note will be equal to the principal amount of the senior note.

The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the remarketing value from such remarketing. Such proceeds, less the remarketing fee, will be paid in direct settlement of the obligations of the holders of Corporate HiMEDS Units to purchase our class A common stock. The remarketing agent will remit the remaining portion of the proceeds, if any, associated with senior notes that had been part of Corporate HiMEDS Units immediately prior to the remarketing for payment to the holders of the Corporate HiMEDS Units participating in the remarketing.

Alternatively, a holder of Corporate HiMEDS Units may elect not to participate in the remarketing and, instead, retain the senior notes underlying those Corporate HiMEDS Units by delivering, in respect of each senior note to be retained, cash in the amount of $50 for each purchase contract, to the purchase contract agent on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding to the first remarketing date and such cash will be used in settlement of the obligations of such non-participating holder under the related purchase contracts.

In connection with a successful remarketing, interest on the senior notes will be payable semi-annually at the reset rate. The reset rate on the senior notes will be a fixed rate which will be determined on the date that the remarketing agent is able to successfully remarket the senior notes. The reset rate and modified interest payment dates will become effective, if the remarketing is successful, on the reset effective date which will be May 17, 2010, the same date as the purchase contract settlement date. If the senior notes are not successfully remarketed, the interest rate on the senior notes will remain unchanged and interest will continue to be paid on a quarterly basis on February 17, May 17, August 17 and November 17 of each year.

On or prior to the twenty-third business day prior to the purchase contract settlement date, we or the purchase contract agent, at our request, will give holders of Corporate HiMEDS Units and separate notes notice of the remarketing, the “Remarketing Notice,” including the amount of cash that must be delivered by holders that elect not to participate in the remarketing. A holder electing not to participate in the remarketing must notify the purchase contract agent of such election and deliver such cash to the purchase contract agent in accordance with the procedures set forth in the Remarketing Notice. A holder that notifies the purchase contract agent of such election but does not so deliver the requisite amount of cash or a holder that does not notify the purchase contract agent of its intention to make a cash settlement as described in “—Notice to settle with cash for common stock on purchase contract settlement date” below and, in either case, does not otherwise elect not to participate in the remarketing, will be deemed to have elected to participate in the remarketing.

In order to facilitate the remarketing of the senior notes at the remarketing value described above, the remarketing agent may reset the rate of interest on the senior notes, effective from the purchase contract settlement date of a successful remarketing until their maturity on May 17, 2012. The reset rate will be the fixed rate sufficient to cause the then current market value of each senior note to be equal to 100.25% of the remarketing value. If the remarketing agent cannot establish a reset rate meeting such requirements on the ninth business day preceding the purchase contract settlement date and therefore cannot remarket the senior notes participating in the remarketing at a price per senior note equal to 100.25% of the remarketing value, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the six immediately following business days. Any such remarketing will be at a price per senior note equal to 100.25% of the remarketing value on each subsequent remarketing date. If the remarketing agent fails to remarket the senior notes at that price by the on or before 4:00 p.m., New York City time, on of the third business day immediately preceding the purchase contract settlement date, any holder of Corporate HiMEDS Units that has not otherwise settled its purchase contracts in cash will be deemed to have directed us to retain the securities pledged as collateral in full satisfaction of such holder’s obligations under the related purchase contract, and we will exercise our rights as a secured party with respect to such securities and may, subject to applicable law, retain the securities or sell them in one or more public or private sales to satisfy in full such holder’s obligation to purchase the class A common stock under the related purchase contracts on the purchase contract settlement date. In addition, holders of separate senior notes that remain outstanding will have the right to put their senior notes to us on the date set forth in the Remarketing Notice at 100% of the principal amount thereof, plus accrued and unpaid interest, by notifying the indenture trustee in accordance with the procedures set forth in the Remarketing Notice.

The obligation of a holder of purchase contracts to pay the purchase price for the class A common stock under the underlying purchase contracts on the purchase contract settlement date is a non-recourse obligation. Unless a holder has paid cash in settlement of its obligation under the underlying purchase contracts, the holder’s obligation will be discharged by the payment of proceeds of the senior notes or Treasury securities pledged as collateral to secure the purchase obligation, or, in the case of Corporate HiMEDS Units following a failed remarketing, by the Company exercising its rights with respect to pledged senior notes and either retaining the senior notes or selling them in one or more public or private sales, in any case in full satisfaction of such holder’s obligation under the related purchase contract. A holder of HiMEDS Units who receives any payments of principal on account of any pledged senior notes or pledged Treasury securities will be obligated to deliver such payments to us for application to its obligation under the related purchase contracts. In no event will a holder of a purchase contract be liable for any deficiency between the proceeds from any remarketing or realization on pledged senior notes or pledged Treasury securities and the purchase price for the class A common stock under the purchase contract.

In the event of a failed remarketing, we will cause a notice of failed remarketing to be published by 9:00 a.m., New York City time, on the day following such failed remarketing. We will also release this information by means of Bloomberg and Reuters (or successor or equivalent) newswire.

Optional participation in remarketing

On or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first day of the remarketing period, but no earlier than 35 business days prior to the first remarketing date, holders of senior notes that are not included as part of Corporate HiMEDS Units may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of this election to the collateral agent. The collateral agent will hold these senior notes in an account separate from the collateral account in which the securities pledged to secure the holders’ obligations under the purchase contracts will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw that election by written notice to the collateral agent on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first day of the remarketing period.

On the business day immediately preceding the first day of the remarketing period, the custodial agent, at the written direction of the remarketing agent, will deliver these separate senior notes to the remarketing agent for remarketing. The remarketing agent will use reasonable best efforts to remarket the separately held senior notes included in the remarketing on the remarketing date at a price per senior note equal to 100.25% of the remarketing value. After deducting as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds attributable to such separately held senior notes for payment to such participating holders.

If, as described above, the remarketing agent cannot remarket the senior notes during a remarketing period, the remarketing agent will promptly return the senior notes to the collateral agent to release to the holders following the conclusion of that period.

Early settlement

Subject to the conditions described below, a holder of Corporate HiMEDS Units or Treasury HiMEDS Units may settle the related purchase contracts in cash at any time on or prior to 4:00 p.m., New York City time, on the business day immediately preceding the first scheduled trading day of the observation period by presenting and surrendering the related Corporate HiMEDS Unit or Treasury HiMEDS Units certificate, if they are in certificated form, at the offices of the purchase contract agent with the form of “Election to Settle Early” on the reverse side of such certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to

•	the stated amount times the number of purchase contracts being settled, plus

•

if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract, minus

•	the amount of any deferred contract adjustment payments payable by us to you on the payment date with respect to the purchase contract.

Holders of Corporate HiMEDS Units may settle early only in integral multiples of 20 Corporate HiMEDS Units. Holders of Treasury HiMEDS Units may settle early only in integral multiples of 20 Treasury HiMEDS Units.

So long as the HiMEDS Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

The early settlement right is also subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act in effect covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. In the event that a holder seeks to exercise its rights to early settle its purchase contracts and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, the holder’s exercise of such right shall be void unless and until such a registration statement shall be effective. We have agreed that, if required under the U.S. federal securities laws, (1) we will use our commercially reasonable efforts to have a registration statement in effect covering those shares of common stock and other securities to be delivered in respect of the purchase contracts being settled, and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right. The company shall have no further obligation with respect to any such registration statement if, notwithstanding using its commercially reasonable efforts, no registration statement is then effective.

Upon early settlement of the purchase contracts related to any Corporate HiMEDS Units or Treasury HiMEDS Units:

•

except as described below in “—Early settlement upon cash merger” the holder will receive the minimum settlement rate of 1.5263 shares of common stock per Corporate HiMEDS Unit or Treasury HiMEDS Unit, subject to adjustment under the circumstances described under “—Anti-dilution adjustments,” accompanied by an appropriate prospectus if required by law,

•

the senior notes, or the Treasury securities, as the case may be, related to the Corporate HiMEDS Units or Treasury HiMEDS Units will be transferred to the holder free and clear of our security interest,

•

the holder’s right to receive future contract adjustment payments and any accrued and unpaid contract adjustment payments for the period since the most recent quarterly payment date will terminate, and

•	no adjustment will be made to or for the holder on account of any accrued and unpaid contract adjustment payments referred to in the previous bullet.

If the purchase contract agent receives a Corporate HiMEDS Unit certificate, or Treasury HiMEDS Unit certificate, if they are in certificated form, accompanied by the completed “Election to Settle Early” and required immediately available funds, from a holder of Corporate HiMEDS Units or Treasury HiMEDS Units by 4:00 p.m., New York City time, on a business day and all conditions to early settlement have been satisfied, that day will be considered the settlement date. If the purchase contract agent receives the above after 4:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date.

Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the certificate evidencing the related Corporate HiMEDS Units or Treasury HiMEDS Units if they are in certificated form and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Corporate HiMEDS Units or Treasury HiMEDS Units, we will cause the shares of our class A common stock being purchased to be issued, and the aggregate principal amount of senior notes underlying the applicable ownership interests in senior notes or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in “—Pledged securities and pledge agreement” and transferred, within three business days following the early settlement date, to the purchasing holder or the holder’s designee.

Notice to settle with cash for common stock on purchase contract settlement date

A holder of Corporate HiMEDS Units may settle the related purchase contract with separate cash at any time following our notice of a remarketing up to 4:00 p.m., New York City time, on the second business day immediately preceding the first remarketing date. A holder of a Corporate HiMEDS Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate HiMEDS Unit certificate evidencing the Corporate HiMEDS Unit at the offices of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first remarketing date and delivering the required cash payment to the collateral agent on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first remarketing date. If a holder that has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent by 4:00 p.m., New York City time, on the second business day immediately preceding the first remarketing date, such holder’s senior notes will be included in the remarketing of senior notes.

Early settlement upon cash merger

Prior to the purchase contract settlement date, if we are involved in a consolidation, acquisition or merger in which at least 10% of the consideration for our class A common stock consists of cash or cash equivalents, which we refer to as a cash merger, then following the cash merger, each holder of a purchase contract will have the right to accelerate and settle such contract early at the settlement rate in effect immediately prior to the closing of the cash merger, plus an additional make-whole amount of shares (such additional make-whole amount of shares being hereafter referred to as the “make-whole shares”), provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled. We refer to this right as the “merger early settlement right.”

We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be no later than the earlier of 21 business days after the date of such notice or two business days prior to the first remarketing date, upon which each holder’s merger early settlement right will be settled. The notice will also set forth, among other things, the applicable settlement rate, the amount of make-whole shares, and the amount of the cash, securities and other consideration receivable by the holder upon settlement including any accrued and unpaid contract adjustment payments and any deferred contract adjustment payments. To exercise the merger early settlement right, you must deliver to the purchase contract agent, no later than 4:00 p.m., New York City time, on the business day before the merger early settlement date, the certificate evidencing your Corporate HiMEDS Units or Treasury HiMEDS Units if they are held in certificated form, and payment of the applicable purchase price in immediately available funds less the amount of any accrued and unpaid contract adjustment payments and any deferred contract adjustment payments (unless such merger early settlement occurs after the record date for such contract payment).

If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time, plus the additional make-whole shares, in addition to accrued and unpaid contract adjustment payments (to the extent such payments are not offset to settle the purchase contracts). You will also receive the senior notes or Treasury securities underlying the Corporate HiMEDS Units or Treasury HiMEDS Units, as the case may be. If you do not elect to exercise your merger early settlement right, your Corporate HiMEDS Units or Treasury HiMEDS Units will remain outstanding and subject to normal settlement on the settlement date. We have agreed that, if required under the U.S. federal securities laws, we will use our commercially reasonable efforts to (1) have in effect a registration statement covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger. In the event that a holder seeks to exercise its merger early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, the holder’s exercise of such right shall be void unless and until such a registration statement shall be effective and the company shall have no further obligation with respect to any such registration statement if, notwithstanding using its commercially reasonable efforts, no registration statement is then effective.

A holder of Corporate HiMEDS Units or Treasury HiMEDS Units may exercise the merger early settlement right only in integral multiples of 20 Treasury HiMEDS Units.

Calculation of Make-Whole Shares. The number of make-whole shares applicable to a merger early settlement will be determined by reference to the table below, based on the date on which the cash merger becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our class A common stock in such cash merger. If holders of our class A common stock receive only cash in such cash merger, the stock price paid per share will be the cash amount paid per share. Otherwise, the stock price paid per share will be the average of the closing sale prices of our class A common stock on the five trading days prior to, but not including, the effective date of such cash merger.

	Stock price on Effective Date
	$23.40	$25.74	$28.08	$30.42	$32.76	$35.10	$46.80	$70.20	$93.60	$117.00
Effective date
April 25, 2007	0.0000	0.2220	0.3424	0.4471	0.5399	0.4806	0.2997	0.1696	0.1217	0.0962
May 17, 2008	0.0000	0.1216	0.2400	0.3439	0.4371	0.3793	0.2155	0.1173	0.0850	0.0676
May 17, 2009	0.0000	0.0110	0.1142	0.2067	0.2930	0.2329	0.0926	0.0447	0.0330	0.0263
May 17, 2010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted upon the occurrence of certain events requiring anti-dilution adjustments to the low settlement rate, minimum settlement rate and anti-dilution factor. The adjusted stock prices will equal the stock prices divided by the anti-dilution factor. In no circumstances will the total shares deliverable (i.e., the sum of the applicable settlement rate in effect immediately prior to the effective date plus the make-whole shares) exceed the low settlement rate, as adjusted, then in effect.

Each of the make-whole share amounts in the table will be subject to adjustment in the same manner as the minimum settlement rate as set forth under “—Anti-dilution adjustments.”

The exact stock price and effective date applicable to a cash merger may not be set forth on the table, in which case:

•

if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the amount of make-whole shares will be determined by straightline interpolation between the make-whole share amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $117 per share (subject to adjustment as described above), then the make-whole share amount will be zero; and

•	if the stock price is less than or equal to $23.40 per share (subject to adjustment as described above), then the make-whole share amount will be zero.

Contract adjustment payments

Contract adjustment payments in respect of Corporate HiMEDS Units and Treasury HiMEDS Units will be fixed at a rate per year of 0.38% of the stated amount of $50 per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from the date of issuance of the purchase contracts and will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing on August 17, 2007, subject to our right to defer the payment of the contract adjustment payments as described below.

Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent at the close of business on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Corporate HiMEDS Units. Subject to any applicable laws and regulations, each such payment will be made as described under “—Book-entry system.”

If any date on which contract adjustment payments are to be made on the purchase contracts related to the Corporate HiMEDS Units or Treasury HiMEDS Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in The City of New York are permitted or required by any applicable law to close.

Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

We may, at our option and upon prior written notice to the holders of the HiMEDS Units and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the HiMEDS Units until no later than the purchase contract settlement date; provided, however, that in an early settlement upon a cash merger or any other early settlement of the purchase contracts, we will pay deferred contract adjustment payments through the cash merger settlement date or the most recent quarterly payment date, as applicable. However, deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of 7.0% per year until paid, compounded quarterly, which is equal to the rate of total distributions on the Corporate HiMEDS Units (compounding on each succeeding payment date), to but excluding the earlier of the purchase contract settlement date and the date of any earlier settlement of the purchase contracts. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to BankUnited), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

In the event that we exercise our option to defer the payment of contract adjustment payments then, until the deferred contract adjustment payments have been paid, we will not, and we will not permit any of our subsidiaries to, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to our or their capital stock; provided that the foregoing will not (i) restrict us from declaring or paying our dividends on our outstanding capital stock in per share amounts and at such times as is consistent with our past practice and (ii) restrict any of our subsidiaries from declaring or paying any dividends, or making any distributions, to us or any of our other subsidiaries.

Anti-dilution adjustments

The settlement rate and the number of shares of our class A common stock to be delivered on the purchase contract settlement date will be subject to the following adjustments:

(1) Stock Dividends. If we pay or make a dividend or other distribution on our class A common stock in common stock, each of the low settlement rate, the minimum settlement rate and the anti-dilution factor in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by dividing:

•	each of the low settlement rate, the minimum settlement rate and the anti-dilution factor by

•

a fraction of which the numerator shall be the number of shares of our class A common stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution.

(2) Stock Purchase Rights. If we issue to all holders of our class A common stock rights, options, warrants or other securities, entitling them to subscribe for or purchase shares of our class A common stock for a period expiring within 45 days from the date of issuance of such rights, options, warrants or other securities at a price per share of our class A common stock less than the current market price on the date fixed for the determination of stockholders entitled to receive such rights, options, warrants or securities (other than pursuant to a dividend reinvestment, share purchase or similar plan), each of the low settlement rate, the minimum settlement rate and the anti-dilution factor in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing:

•	each of the low settlement rate, the minimum settlement rate and the anti-dilution factor by

•

a fraction, the numerator of which shall be the number of shares of our class A common stock outstanding at the close of business on the date fixed for such determination plus the number of shares of our class A common stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such rights, options, warrants or securities would purchase at such current market price and the denominator of which shall be the number of shares of our class A common stock outstanding at the close of business on the date fixed for such determination plus the number of shares of our class A common stock so offered for subscription or purchase, either directly or indirectly.

(3) Stock Splits; Reverse Splits; and Combinations. If outstanding shares of our class A common stock shall be subdivided, split or reclassified into a greater number of shares of common stock, each of the low settlement rate, the minimum settlement rate and the anti-dilution factor in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of our class A common stock shall each be combined or reclassified into a smaller number of shares of common stock, each of the low settlement rate, the minimum settlement rate and the anti-dilution factor in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced.

(4) Debt, Asset or Security Distributions. If we, by dividend or otherwise, distribute to all holders of our class A common stock evidences of our indebtedness, assets or securities (but excluding any rights, options, warrants or other securities referred to in paragraph (2) above, any dividend or distribution paid exclusively in cash referred to in paragraph (5) below and any dividend, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a spin-off referred to below, or dividend or distribution referred to in paragraph (1) above), each of the low settlement rate, the minimum settlement rate and the anti-dilution factor in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution shall be increased by dividing:

•	each of the low settlement rate, the minimum settlement rate and the anti-dilution factor by

•

a fraction, the numerator of which shall be the current market price on the date fixed for such determination less the then fair market value of the portion of the assets or evidences of indebtedness so distributed applicable to one share of our class A common stock and the denominator of which shall be such current market price.

In the case of the payment of a dividend or other distribution on our class A common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of ours, which we refer to as a “spin-off,” the low settlement rate, the minimum settlement rate and the anti-dilution factor in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by dividing:

•	each of the low settlement rate, the minimum settlement rate and the anti-dilution factor, by

•

a fraction, the numerator of which is the current market price of our class A common stock and the denominator of which is such current market price plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock.

The adjustment to the low settlement rate, the minimum settlement rate and the anti-dilution factor under the preceding paragraph will occur on the date that is the earlier of:

•	the 10th trading day from and including the effective date of the spin-off; and

•	the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our class A common stock means the average of the closing sale prices of those securities over the first 10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our class A common stock means the average of the closing sale prices of our class A common stock over the first 10 trading days following the effective date of the spin-off.

If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our class A common stock means the closing sale price of our class A common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

(5) Cash Distributions. If we, by dividend or otherwise, make distributions to all holders of our class A common stock exclusively in cash during any quarterly period (excluding any cash that is distributed in a reorganization event to which the provisions described below under “—Reorganization Events” apply or as part of a distribution referred to in paragraph (4) above) in an amount that exceeds $0.005 per share of our class A common stock (such per share amount being referred to at the “reference dividend”), immediately after the close of business on the date fixed for determination of the stockholders entitled to receive such distribution, each of the low settlement rate, the minimum settlement rate and the anti-dilution factor shall be increased by dividing:

•	each of the low settlement rate, the minimum settlement rate and the anti-dilution factor by

•

a fraction, the numerator of which shall be equal to the current market price on the date fixed for such determination less the per share amount of the distribution and the denominator of which shall be equal to such current market price minus the reference dividend.

(6) Tender and Exchange Offers. In the case that a tender offer or exchange offer made by us or any subsidiary for all or any portion of our class A common stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of purchased shares) of an aggregate consideration having a fair market value per share of our class A common stock that exceeds the closing price of our class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (which we refer to as the “expiration time”) tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as amended through the expiration thereof), each of the low settlement rate, the minimum settlement rate and the anti-dilution factor shall be increased by dividing:

•	each of the low settlement rate, the minimum settlement rate and the anti-dilution factor immediately prior to the close of business on the date of the expiration time by

•

a fraction (A) the numerator of which shall be equal to (x) the product of (I) the current market price on the date of the expiration time and (II) the number of shares of common stock outstanding (including any tendered or exchanged shares) on the date of the expiration time less (y) the amount of cash plus the fair market value of the aggregate consideration payable to stockholders pursuant to the tender offer or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender offer or exchange offer, of purchased shares), and (B) the denominator of which shall be equal to the product of (x) the current market price on the date of the expiration time and (y) the result of (I) the number of shares of our class A common stock outstanding (including any tendered or exchanged shares) on the date of the expiration time less (II) the number of all shares validly tendered, not withdrawn and accepted for payment on the date of the expiration time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “purchased shares”).

The “current market price” per share of our class A common stock or any other security on any day means the average of the daily closing prices for the twenty consecutive trading days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which our class A common stock or such other security, as applicable, trades, regular way, on the principal U.S. securities exchange or quotation system on which our class A common stock or such other security, as applicable, is listed or quoted at that time, without the right to receive the issuance or distribution.

Reorganization Events. The following events are defined as “reorganization events”:

•	any consolidation or merger of BankUnited Financial Corporation with or into another person or of another person with or into BankUnited Financial Corporation; or

•	any sale, transfer, lease or conveyance to another person of the property of BankUnited Financial Corporation as an entirety or substantially as an entirety; or

•	any statutory share exchange of BankUnited Financial Corporation with another person (other than in connection with a merger or acquisition); or

•	any liquidation, dissolution or termination of BankUnited Financial Corporation (other than as a result of or after the occurrence of a Termination Event).

Upon a reorganization event, each HiMEDS Unit shall thereafter, in lieu of a variable number of shares of our class A common stock, be settled by delivery of exchange property units. An “exchange property unit” represents the right to receive the kind and amount of securities, cash and other property receivable in such reorganization event (without any interest thereon, and without any right to dividends or distribution thereon which have a record date that is prior to the applicable settlement date) per share of our class A common stock by a holder of common stock that is not a person with which we are consolidated or into which we are merged or which merged into us or to which such sale or transfer was made, as the case may be (we refer to any such person as a “constituent person”), or an affiliate of a constituent person to the extent such reorganization event provides for different treatment of common stock held by our affiliates and non-affiliates. In the event holders of our class A common stock have the opportunity to elect the form of consideration to be received in such transaction, the exchange property unit that holders of the Corporate HiMEDS Units or Treasury HiMEDS Units would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our class A common stock that affirmatively make an election. If an exchange property unit includes property other than common stock, upon conversion, we may elect to deliver additional shares of common stock in lieu of such other property; the number of such additional shares of common stock will be equal to the applicable market value of such other property divided by the applicable market value per share of such common stock. We may only deliver additional shares of common stock in lieu of such other property if we provide notice to the holders of our HiMEDS Units of our election to do so at least three business days prior to the first trading day that will be included in the calculation of applicable market value for purposes of determining the settlement rate applicable to such settlement.

In the event of such a reorganization event, the person formed by such consolidation, or merger or the person which acquires our assets shall execute and deliver to the transfer agent an agreement providing that the holder of each HiMEDS Unit that remains outstanding after the reorganization event (if any) shall have the rights described in the preceding paragraph. Such supplemental agreement shall provide for adjustments to the amount of any securities constituting all or a portion of an exchange property unit which, for events subsequent to the effective date of such reorganization event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this “—Anti-dilution adjustments” section. The provisions described in the preceding two paragraphs shall similarly apply to successive reorganization events.

Holders have the right to settle their obligations under the HiMEDS Units early in the event of certain cash mergers as described above under “—Early settlement upon cash merger.”

You may be treated as receiving a constructive distribution from us with respect to the purchase contract if (1) the settlement rate is adjusted (or fails to be adjusted) and, as a result of the adjustment (or failure to adjust), your proportionate interest in our assets or earnings and profits is increased, and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. Thus, under certain circumstances, an increase in (or a failure to decrease) the settlement rate might give rise to a taxable dividend to you even though you will not receive any cash in connection with the increase in (or failure to decrease) the settlement rate. See “Certain U.S. federal income tax consequences—U.S. Holders—Purchase contracts—Constructive distributions and dividends” and “—Non-U.S. Holders—Class A common stock.”

In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our class A common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate or the anti-dilution factor will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate or the anti-dilution factor by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment, provided that effect shall be given to an anti-dilution adjustments not later than the applicable settlement date for a HiMEDS Unit.

No adjustment to the settlement rate or the anti-dilution factor need be made if holders may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the holders would receive upon settlement of the HiMEDS Units, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following settlement of the HiMEDS Units.

The low settlement rate, the minimum settlement rate and the anti-dilution factor will not be adjusted:

•	upon the issuance of any shares of our class A common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our class A common stock under any plan;

•

upon the issuance of any shares of our class A common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our class A common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the HiMEDS Units were first issued;

•	for a change in the par value or no par value of the common stock; or

•	for accumulated and unpaid dividends.

We will be required, as soon as practicable after the low settlement rate, the minimum settlement rate or the anti-dilution factor is adjusted, to provide written notice of the adjustment to the holders of HiMEDS Units.

Termination

The purchase contracts, and our rights and obligations and the rights and obligations of the holders of the Corporate HiMEDS Units and Treasury HiMEDS Units under the purchase contracts, including the right and obligation to purchase shares of common stock and the right to receive accrued and unpaid contract adjustment payments, will immediately and automatically terminate, without any further action, upon the occurrence of our bankruptcy, insolvency or reorganization. In the event of such a termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization, holders of the purchase contracts will not have a claim in bankruptcy under the purchase contract with respect to our issuance of shares of common stock or the right to receive contract adjustment payments.

Upon any termination, the collateral agent will release the aggregate principal amount of senior notes underlying the applicable ownership interests in senior notes or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the Treasury securities, to the purchase contract agent’s disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount or interest, as the case may be, at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the U.S. Bankruptcy Code and continue until the automatic stay has been lifted.

If the holder’s purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued and unpaid contract adjustment payments.

Pledged securities and the purchase contract and pledge agreement

Pledged securities will be pledged to us through the collateral agent, for our benefit, pursuant to the purchase contract and pledge agreement to secure the obligations of holders of Corporate HiMEDS Units and Treasury HiMEDS Units to purchase shares of class A common stock under the related purchase contracts. The rights of holders of Corporate HiMEDS Units and Treasury

HiMEDS Units to the related pledged securities will be subject to our security interest created by the purchase contract and pledge agreement.

No holder of Corporate HiMEDS Units or Treasury HiMEDS Units will be permitted to withdraw the pledged securities related to the Corporate HiMEDS Units or Treasury HiMEDS Units from the pledge arrangement except:

•	to substitute Treasury securities for the related senior notes as provided for under “Description of the HiMEDS Units—Creating Treasury HiMEDS Units,”

•	to substitute senior notes for the related Treasury securities, as provided for under “Description of the HiMEDS Units—Recreating Corporate HiMEDS Units,” or

•	upon the termination, cash settlement, early settlement or merger early settlement of the related purchase contracts.

Subject to the security interest and the terms of the purchase contract and pledge agreement, each holder of Corporate HiMEDS Units will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights of the related senior notes, including voting and redemption rights. Each holder of Treasury HiMEDS Units will retain beneficial ownership of the related Treasury securities pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

Except as described in “Certain provisions of the purchase contracts and the purchase contract and pledge agreement—General,” the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments, together with contract adjustment payments received from us, to the persons in whose names the related Corporate HiMEDS Units or Treasury HiMEDS Units are registered at the close of business on the record date immediately preceding the date of payment.

Book-entry system

The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary or DTC, will act as securities depositary for the Corporate HiMEDS Units and Treasury HiMEDS Units. The Corporate HiMEDS Units and Treasury HiMEDS Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate number of Corporate HiMEDS Units and Treasury HiMEDS Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Corporate HiMEDS Units or the Treasury HiMEDS Units so long as the Corporate HiMEDS Units or the Treasury HiMEDS Units are represented by global security certificates.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

We will issue the Corporate HiMEDS Units and Treasury HiMEDS Units in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days after such notice. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated Corporate HiMEDS Units or Treasury HiMEDS Units upon request by or on behalf of the depositary in accordance with customary procedures. The purchase contract and pledge agreement permits us to determine at any time and in our sole discretion that Corporate HiMEDS Units or Treasury HiMEDS Units shall no longer be represented by global certificates. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global certificates at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn. Any global Corporate HiMEDS Unit or Treasury HiMEDS Unit, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for Corporate HiMEDS Unit or Treasury HiMEDS Unit certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Corporate HiMEDS Units or Treasury HiMEDS Units represented by these certificates for all purposes under the Corporate HiMEDS Units or Treasury HiMEDS Units and the purchase contract and pledge agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the Corporate HiMEDS Units or Treasury HiMEDS Units represented by these certificates registered in their names,

•	will not receive or be entitled to receive physical delivery of Corporate HiMEDS Unit or Treasury HiMEDS Unit certificates in exchange for beneficial interests in global security certificates, and

•

will not be considered to be owners or holders of the global security certificates or any Corporate HiMEDS Units or Treasury HiMEDS Units represented by these certificates for any purpose under the Corporate HiMEDS Units or Treasury HiMEDS Units or the purchase contract and pledge agreement.

All payments on the Corporate HiMEDS Units or Treasury HiMEDS Units represented by the global security certificates and all transfers and deliveries of related senior notes, Treasury securities and shares of common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on the purchase contract settlement date or upon early settlement or merger early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the purchase contract agent or any agent of ours or of the purchase contract agent will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Certain provisions of the purchase contracts and

the purchase contract and pledge agreement

This summary summarizes some of the other provisions of the purchase contract and pledge agreement. This summary should be read together with the purchase contract and pledge agreement, a form of which has been or will be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. References to “BankUnited,” “we,” “our,” and “us” and “the Company” in this section are to BankUnited Financial Corporation only and exclude its subsidiaries.

General

Except as described in “Description of the purchase contracts—Book-entry system,” payments on the HiMEDS Units will be made, purchase contracts (and documents relating to the Corporate HiMEDS Units, Treasury HiMEDS Units and purchase contracts) will be settled, and transfers of the Corporate HiMEDS Units and Treasury HiMEDS Units will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Corporate HiMEDS Units and Treasury HiMEDS Units do not remain in book-entry form, payment on the HiMEDS Units may be made, at our option, by check mailed to the address of the holder entitled to payment as shown on the security register or by a wire transfer to the account designated by the holder by a prior written notice.

Shares of class A common stock will be delivered on the purchase contract settlement date (or earlier upon early settlement or merger early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered (potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code, see “Description of the purchase contracts—Termination”) at the office of the purchase contract agent upon presentation and surrender of the applicable certificate.

If you fail to present and surrender the certificate evidencing the Corporate HiMEDS Units or Treasury HiMEDS Units to the purchase contract agent on or prior to the purchase contract settlement date, the shares of common stock issuable upon settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for your benefit until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

If the purchase contracts terminate prior to the purchase contract settlement date, the related pledged securities will be transferred to the purchase contract agent for distribution to the holders. If a holder fails to present and surrender the certificate evidencing the holder’s Corporate HiMEDS Units or Treasury HiMEDS Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on such pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented or the holder provides the evidence and indemnity described above.

The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending payment to any holder.

No service charge will be made for any registration of transfer or exchange of the Corporate HiMEDS Units or Treasury HiMEDS Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification

The purchase contract and pledge agreement will contain provisions permitting us, the purchase contract agent and the collateral agent, to modify the purchase contract and pledge agreement without the consent of the holders for any of the following purposes:

•

to evidence the succession of another person to the Company, and the assumption by any such successor of the covenants of the Company in the purchase contract and pledge agreement and in the HiMEDS Unit certificates;

•	to evidence and provide for the acceptance of appointment hereunder by a successor purchase contract agent, collateral agent, securities intermediary or custodial agent;

•

to add to the covenants of the Company for the benefit of the holders, or surrender any right or power herein conferred upon the Company provided that such covenants or such surrender do not adversely affect the validity, perfection or priority of the pledge created under the purchase contract and pledge agreement;

•	to make provision with respect to the rights of Holders pursuant to the requirements applicable to reorganization events; or

•	to cure any ambiguity (or formal defect), or correct or supplement any provisions herein that may be inconsistent with any other provisions in the purchase contract and pledge agreement; or

•

make any other provisions with respect to such matters or questions arising under the purchase contract and pledge agreement; provided that such action shall not adversely affect the interests of the holders in any material respect; provided further that any amendment made solely to conform the provisions of the purchase contract and pledge agreement to the description of the HiMEDS Units and the purchase contracts contained in this prospectus will not be deemed to adversely affect the interests of the holders.

The purchase contract and pledge agreement will contain provisions permitting us, the purchase contract agent and the collateral agent, with the consent of the holders of not less than a majority of the outstanding HiMEDS Units to modify the terms of the purchase contracts or the purchase contract and pledge agreement or the rights of the holders in respect of the HiMEDS Units. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•	change any payment date,

•

change the amount of collateral required to be pledged to secure obligations under the purchase contracts or impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder’s rights in or to the pledged securities,

•	impair the right to institute suit for the enforcement of the purchase contract or payment of any contract adjustment payments,

•

reduce the number of shares of common stock purchasable under the purchase contract, increase the price to purchase shares of common stock upon settlement of the purchase contract (except, in each case, to the extent expressly provided in the anti-dilution provisions), change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder’s rights under the purchase contract,

•	reduce any contract adjustment payments or any deferred contract adjustment payments or change any place where, or the coin or currency in which, any contract adjustment payment is payable,

•

reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract and pledge agreement

•

otherwise effect any action that would require the consent of the holder of each outstanding HiMEDS Unit affected thereby if such action were effected by a modification or amendment of the provisions of the purchase contract and pledge agreement.

If any amendment or proposal referred to above would adversely affect only the Corporate HiMEDS Units or the Treasury HiMEDS Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or of all of the holders of the affected classes, as applicable.

No consent to assumption

Each holder of Corporate HiMEDS Units or Treasury HiMEDS Units, by acceptance of these securities, will under the terms of the purchase contract and pledge agreement and the Corporate HiMEDS Units or Treasury HiMEDS Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the U.S. Bankruptcy Code or other similar state or federal law provision for reorganization or liquidation.

Consolidation, merger, sale or conveyance

We will covenant in the purchase contract and pledge agreement that we will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless (1) the successor entity is an entity organized and existing under the laws of the United States of America or a U.S. state or the District of Columbia and that entity expressly assumes our obligations under the purchase contracts, the purchase contract and pledge agreement, the indenture (including any supplement thereto) and the remarketing agreement and (2) the successor entity is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the purchase contract and pledge agreement, the indenture (including any supplement thereto) and the remarketing agreement or in material default in the performance of any other covenants under these agreements.

Title

We, the purchase contract agent and the collateral agent may treat the registered owner of any Corporate HiMEDS Units or Treasury HiMEDS Units as the absolute owner of the Corporate HiMEDS Units or Treasury HiMEDS Units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Replacement of HiMEDS Unit certificates

In the event that physical certificates have been issued, any mutilated Corporate HiMEDS Unit or Treasury HiMEDS Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Corporate HiMEDS Unit or Treasury HiMEDS Unit certificates that have been destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Corporate HiMEDS Unit or Treasury HiMEDS Unit certificate, security and/or an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the Corporate HiMEDS Units or Treasury HiMEDS Units evidenced by the certificate before a replacement will be issued.

Notwithstanding the foregoing, we will not be obligated to issue any Corporate HiMEDS Unit or Treasury HiMEDS Unit certificates on or after the business day immediately preceding the purchase contract settlement date (or after early settlement) or after the purchase contracts have terminated. The purchase contract and pledge agreement will provide that, in lieu of the delivery of a replacement Corporate HiMEDS Unit or Treasury HiMEDS Unit certificate following the purchase contract settlement date, the purchase contract agent, upon delivery of the evidence and security or indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the Corporate HiMEDS Units or Treasury HiMEDS Units evidenced by the certificate, or, if the purchase contracts have terminated prior to the purchase contract settlement date, transfer the pledged securities included in the Corporate HiMEDS Units or Treasury HiMEDS Units evidenced by the certificate.

Governing law

The purchase contract and pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information concerning the purchase contract agent

The Bank of New York will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate HiMEDS Units and Treasury HiMEDS Units from time to time. The purchase contract and pledge agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate HiMEDS Units and Treasury HiMEDS Units or the purchase contract and pledge agreement.

The purchase contract and pledge agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract and pledge agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

Information concerning the collateral agent

The Bank of New York will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate HiMEDS Units or Treasury HiMEDS Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

The purchase contract and pledge agreement will contain provisions limiting the liability of the collateral agent. The purchase contract and pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

Because The Bank of New York is serving as both the collateral agent and the purchase contract agent, if an event of default, except an event of default occurring as a result of a failed remarketing, occurs under the purchase contract and pledge agreement, The Bank of New York will resign as the collateral agent, but remain as the purchase contract agent. We will then select a new collateral agent in accordance with the terms of the purchase contract and pledge agreement.

Miscellaneous

The purchase contract and pledge agreement will provide that we will pay all fees and expenses other than underwriters’ expenses (including counsel fees and expenses) related to the offering of the Corporate HiMEDS Units, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the HiMEDS Units.

Should you elect to substitute the related pledged securities, create Treasury HiMEDS Units or recreate Corporate HiMEDS Units, you shall be responsible for any fees or expenses payable in connection with that substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we shall not be responsible for any of those fees or expenses.

Description of the senior notes

The following description is a summary of the terms of our senior notes. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the senior notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture and supplemental indenture which are or will be filed as exhibits or incorporated by reference to the registration statement and to the Trust Indenture Act. This summary supplements the description of the senior debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. References to “BankUnited,” “we,” “our,” and “us” and “the Company” in this section are to BankUnited Financial Corporation only and exclude its subsidiaries.

General

The senior notes will be issued under an indenture dated as of April 18, 2007 between us and The Bank of New York, as indenture trustee, as amended and supplemented by the supplemental indenture, to be dated April 25, 2007 between us and the indenture trustee (as so amended and supplemented, the “indenture”).

The senior notes will be senior debt securities that will be our direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured senior indebtedness. The senior notes initially will be issued in an aggregate principal amount equal to $160.0 million ($184.0 million if the underwriters exercise their over-allotment option in full).

The senior notes will not be redeemable. The entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 17, 2012.

The indenture trustee will initially be the security registrar and the paying agent for the senior notes. Senior notes forming a part of the Corporate HiMEDS Units will be issued in certificated form, will be in denominations of $1,000 and integral multiples of $1,000, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below, provided, however, that upon the release by the collateral agent of senior notes pledged to secure the Corporate HiMEDS Units holders’ obligations under the related purchase contracts (other than any release of the senior notes in connection with the creation of Treasury HiMEDS Units, an early settlement with separate cash, a merger early settlement, or a remarketing, each as described under “Description of purchase contracts”) the senior notes will be issuable in denominations of $50 and integral multiples thereof. Payments on senior notes issued as a global security will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for notes of a like aggregate principal amount in denominations of $1,000 (unless senior notes have previously been issued in denominations of $50 and integral multiples thereof, in which case senior notes will be exchangeable for a like aggregate principal amount in denominations of $50 and integral multiples of $50), and integral multiples of $1,000, at the office or agency maintained by us for this purpose in The City of New York. We have initially designated the corporate trust office of the indenture trustee as that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

The indenture does not contain provisions that afford holders of the senior notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other unsecured debt or issue preferred or common stock.

Interest

Each senior note will bear interest initially at the rate of 6.37% per year from the original issuance date to, but excluding, the reset effective date. On or prior to the reset effective date, interest payments will be payable quarterly in arrears on each February 17, May 17, August 17 and November 17 of each year, commencing on August 17, 2007.

Following a successful remarketing, the applicable interest rate on the senior notes will be reset to the reset rate as described above under “Description of the purchase contracts—Remarketing.” The reset rate will become effective on the reset effective date, which will be the purchase contract settlement date. Following a successful remarketing of the senior notes, the senior notes will bear interest from the reset effective date at the reset rate to, but excluding, May 17, 2012. If the remarketing is successful, from the reset effective date, interest payments on all senior notes will be paid semi-annually in arrears on interest payment dates (to holders on record date) to be selected by us. Semi-annual interest payments will include interest accrued from and including the immediately preceding semi-annual interest payment date or, in the case of the first semi-annual interest payment date following the reset effective date, from the reset effective date.

If the senior notes are not successfully remarketed, the interest rate on the senior note will remain unchanged and interest will continue to be paid on a quarterly basis on February 17, May 17, August 17 and November 17 of each year to holders of record on the first day of the month of such payment.

The amount of interest payable on the senior notes for any period will be computed (1) for any full quarterly or semi-annual period, as applicable, on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly or semi-annual period, as applicable, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

Optional participation in remarketing

Under the purchase contract agreement, on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first day of the remarketing period but no earlier than 35 business days prior to the first remarketing date, holders of senior notes that are not included as part of Corporate HiMEDS Units may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of this election to the collateral agent. The collateral agent will hold such senior notes in an account separate from the collateral account in which the securities pledged to secure the holders’ obligations under the purchase contracts will be held. Holders of senior notes that are not included in Corporate HiMEDS Units and that elect to have their notes remarketed will also have the right to withdraw that election on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first day of the remarketing period. For more information, see “Description of the purchase contracts—Optional participation in remarketing.”

Put option upon a failed final remarketing

If the senior notes have not been successfully remarketed prior to the purchase contract settlement date, the holders of the senior notes that do not underlie Corporate HiMEDS Units will have the right to put their senior notes to us on the purchase contract settlement date, upon at least two business days’ prior notice, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

Events of default

In addition to the events of default described in the accompanying prospectus under “Description of the debt securities—Events of default,” it shall be an event of default under the senior notes if we fail on the date payment is due to pay the put price of any senior notes following the exercise of the put right by any holder of senior notes.

No defeasance

The defeasance provisions of the indenture described under “Description of debt securities—Discharge and defeasance” of the accompanying prospectus shall not apply to the senior notes.

Agreement by purchasers of certain tax treatment

Each senior note will provide that, by acceptance of the senior note or a beneficial interest therein, you intend to treat the senior note as indebtedness of the Company for all tax purposes.

Book-entry system

Senior notes which are released from the pledge following substitution or settlement of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate HiMEDS Units, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days. In addition beneficial interests in a global security certificate may be exchanged for definitive certificated notes upon request by or on behalf of the depositary in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that senior notes shall no longer be represented by global certificates. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global certificates at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn. Any global security, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

Accounting treatment

The net proceeds from the sale of the Corporate HiMEDS Units will be allocated between the purchase contracts and the senior notes in proportion to their respective fair market values at the time of issuance. The present value of the Corporate HiMEDS Units contract adjustment payments will be initially charged to stockholders’ equity, with an offsetting credit to liabilities. This liability is accreted over three years by interest charges to the income statement based on a constant rate calculation. Subsequent contract adjustment payments reduce this liability.

The purchase contracts are forward transactions in our class A common stock. Upon settlement of each purchase contract, we will receive $50 on the purchase contract and will issue the requisite number of shares of our class A common stock. The $50 that we receive will be credited to stockholders’ equity.

Before the issuance of our class A common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our class A common stock used in calculating diluted earnings per share (based on the settlement formula applied at the end of the reporting period) is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our class A common stock is above $32.76, the threshold appreciation price.

Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to study the accounting for financial instruments and derivative instruments, including instruments such as the units. It is possible that our accounting for the purchase contracts and the senior notes could be affected by any new accounting rules that might be issued by these groups.

Certain U.S. federal income tax consequences

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Corporate HiMEDS Units, Treasury HiMEDS Units, our senior notes, and our class A common stock.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Corporate HiMEDS Units, Treasury HiMEDS Units, our senior notes, or our class A common stock that is:

•	an individual who is a citizen or a resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity that is treated as a corporation for U.S. federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for U.S. federal income tax purposes) have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of Corporate HiMEDS Units, Treasury HiMEDS Units, our senior notes, or our class A common stock that is:

•	a nonresident alien individual for U.S. federal income tax purposes;

•	a foreign corporation for U.S. federal income tax purposes;

•	an estate whose income is not subject to U.S. federal income tax on a net income basis; or

•

a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for U.S. federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for those purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any of those changes may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein. This summary addresses only holders that purchase Corporate HiMEDS Units at initial issuance and own Corporate HiMEDS Units, Treasury HiMEDS Units, our senior notes and our class A common stock as capital assets and not as part of a “straddle,” “hedge,” “synthetic security” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts, or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their Corporate HiMEDS Units, Treasury HiMEDS Units, our senior notes and our class A common stock through a partnership or other entity treated as a partnership for U.S. federal tax purposes; investors whose functional currency is not the U.S. dollar; former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Corporate HiMEDS Units, Treasury HiMEDS Units, our senior notes and our class A common stock in tax-deferred or tax-advantaged accounts; or, “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Corporate HiMEDS Units, Treasury HiMEDS Units, our senior notes and our class A common stock.

PROSPECTIVE PURCHASERS OF CORPORATE HIMEDS UNITS, TREASURY HIMEDS UNITS, OUR SENIOR NOTES AND OUR CLASS A COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CORPORATE HIMEDS UNITS, TREASURY HIMEDS UNITS, OUR SENIOR NOTES AND OUR CLASS A COMMON STOCK.

Treatment of Corporate HiMEDS Units, Treasury HiMEDS Units and allocation of purchase price

We intend to treat and you, by your acceptance of a beneficial interest in a Corporate HiMEDS Unit, agree to treat each Corporate HiMEDS Unit as an “investment unit” consisting of an interest in a senior note and a purchase contract, and each Treasury HiMEDS Unit as an investment unit consisting of Treasury securities and a purchase contract. The following discussion assumes that this treatment is correct.

The purchase price of each Corporate HiMEDS Unit will be allocated between our senior note and the purchase contract in proportion to their respective fair market values at the time of purchase, and this allocation will establish your initial tax bases in the senior note and the purchase contract. We will report the fair market value of each a senior note as $50 and the fair market value of each purchase contract as $0. By your acceptance of a beneficial ownership interest in a Corporate HiMEDS Unit, you agree to allocate the purchase price for each Corporate HiMEDS Unit in accordance with the foregoing. The balance of this discussion assumes that this allocation will be respected for U.S. federal income tax purposes. However, if this treatment and allocation are not respected, the timing, amount and character of income, gain or loss recognized by you may be different than described below. You should consult your tax advisor concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of Corporate HiMEDS Unit, Treasury HiMEDS Units, our senior notes and purchase contracts if this treatment and allocation are not respected for U.S. federal income tax purposes.

U.S. federal income tax treatment of U.S. Holders

Senior notes

General.    We intend to treat and you, by your acceptance of a beneficial interest in a Corporate HiMEDS Unit, agree to treat our senior notes as indebtedness for tax purposes, and the remainder of this discussion assumes that our senior notes are so treated.

Interest payments.    We intend to treat the interest payments on our senior notes as taxable to you as ordinary interest income at the time the payments are accrued or received, in accordance with your normal method of accounting for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is respected for U.S. federal income tax purposes.

Substitution of Treasury securities to create Treasury HiMEDS Units.    A U.S. Holder of Corporate HiMEDS Units that delivers Treasury securities to the collateral agent and receives our senior notes will not recognize gain or loss upon the delivery of the Treasury securities or the release of the senior notes to the U.S. Holder and will continue to be treated as the owner of the Treasury securities for U.S. federal income tax purposes. For a discussion of the tax consequences to a U.S. Holder of purchasing, owning and disposing of Treasury securities, see “—Treasury securities.”

Sale, exchange or other taxable disposition of senior notes (including upon a remarketing).    A U.S. Holder will recognize gain or loss equal to the difference between the amount realized by the U.S. Holder upon the sale, exchange or other taxable disposition (including upon the remarketing) of our senior note (less an amount equal to any accrued and unpaid interest not previously included in income, which will be taxable as ordinary interest income), and the U.S. Holder’s tax basis in our senior note. Selling expenses incurred by the U.S. Holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by the U.S. Holder upon the disposition of the senior note. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if held for more than a year at the time of sale or other taxable disposition. Non-corporate U.S. Holders may be eligible for reduced rates of taxation on long-term capital gains. The deductibility of capital losses is subject to limitations.

Failure to participate in remarketing.    If a U.S. Holder does not participate in the remarketing, any reset of the interest rate of the senior notes in connection with the remarketing should not cause the U.S. Holder to be treated as having sold, exchanged or otherwise disposed of its senior notes in a taxable disposition.

Treasury securities

Original issue discount.    A U.S. Holder of a Treasury HiMEDS Unit will be required to treat its ownership interest in the Treasury securities constituting part of the Treasury HiMEDS Unit as an interest in a bond that is originally issued on the date the U.S. Holder acquires the Treasury securities and, in the case of Treasury securities with a maturity of more than a year, has original issue discount equal to the excess of the amount payable at maturity of the Treasury securities over the purchase price thereof, or, in the case of Treasury securities with a maturity of a year or less, was acquired with acquisition discount. A U.S. Holder will be required to include any original issue discount in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of the U.S. Holder’s method of tax accounting and in advance of the receipt of cash attributable to the original issue discount. A U.S. Holder that is a cash-method taxpayer will not report acquisition discount until the Treasury securities mature or the U.S. Holder sells, exchanges or otherwise disposes of the Treasury securities in a taxable transaction, unless the U.S. Holder elects to accrue the acquisition discount on a current basis. If a U.S. Holder does not elect to accrue acquisition discount on a current basis, any interest expense on the U.S. Holder’s indebtedness used to purchase or carry the Treasury securities will be deferred until the acquisition discount is recognized. A U.S. Holder that is an accrual-method taxpayer (or a cash-method taxpayer that elects to accrue acquisition discount) will be required to accrue the acquisition discount on a straight-line basis unless the U.S. Holder elects to accrue the acquisition discount on a constant yield to maturity basis. Amounts of original issue discount or acquisition discount included in a U.S. Holder’s gross income will increase the U.S. Holder’s adjusted tax basis in the Treasury securities.

Sale, exchange, or other disposition of Treasury securities.    If a U.S. Holder reconstitutes a Corporate HiMEDS Unit and subsequently sells, exchanges or otherwise disposes of the Treasury securities it receives in a taxable disposition, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such disposition (less any accrued acquisition discount that has not been reported into income, which will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the Treasury securities. The gain or loss will be capital gain or loss, and long-term capital gain or loss if held for more than a year at the time of sale or other taxable disposition. Non-corporate U.S. Holders may be eligible for reduced rates of taxation on long-term capital gains. The deductibility of capital losses is subject to limitations.

Purchase contracts

Contract adjustment payments.    There is no direct authority addressing the treatment of the contract adjustment payments and, therefore, their treatment is unclear. We intend to treat contract adjustment payments as taxable ordinary income to a U.S. Holder when received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting, and the balance of this discussion generally assumes that the contract adjustment payments are so treated. Alternatively, all U.S. Holders (including cash basis taxpayers) may be required to accrue contract adjustment payments on a constant yield to maturity or other basis. Other treatments are possible. Prospective investors should consult their own tax advisors regarding the U.S. federal income tax treatment of the contract adjustment payments.

The timing of the inclusion of a U.S. Holder’s contract adjustment payments could affect the U.S. Holder’s treatment upon a sale, exchange, or other disposition of a purchase contract. For example, to the extent a U.S. Holder has not reported accrued but unpaid contract adjustment payments at the time of a sale, exchange or other taxable disposition of the purchase contract, the U.S. Holder may recognize ordinary income (in which case the U.S. Holder’s adjusted basis in its purchase contract would be increased in an equal amount). Alternatively, any contract adjustment payments that have been reported by a U.S. Holder but have not been received by the U.S. Holder should increase the U.S. Holder’s adjusted tax basis in the purchase contract.

Acquisition of our class A common stock under a purchase contract.    A U.S. Holder of Corporate HiMEDS Units generally will not recognize gain or loss on the purchase of our class A common stock pursuant to the purchase contract (including upon an early settlement of the purchase contract), except with respect to any cash received in lieu of a fractional share of our class A common stock, in which case the U.S. Holder will recognize capital gain or loss equal to the difference between the cash received and the U.S. Holder’s adjusted tax basis in the fractional share. Any such gain or loss will be long-term capital gain or loss if held for more than a year at the time of sale or other taxable disposition. Non-corporate U.S. Holders may be eligible for reduced rates of taxation on long-term capital gains. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s aggregate initial tax basis in the class A common stock received by a U.S. Holder (including fractional shares) under a purchase contract generally will equal any cash used to settle the purchase contract, or the U.S. Holder’s adjusted tax basis in our senior note used to settle the purchase contract. The holding period for our class A common stock received under a purchase contract will commence on the day after our class A common stock is received.

Termination, early settlement or merger early settlement of a purchase contract.    If a purchase contract terminates or the purchase contract is settled early following a cash merger, the U.S. Holder will recognize gain or loss with respect to the purchase contract equal to the difference between the Make-Whole Payment (if any) and the U.S. Holder’s adjusted tax basis (if any) in the purchase contract at the time of the termination or the merger early settlement. A U.S. Holder’s adjusted tax basis in the purchase contract will be equal to any contract adjustment payments reported into income but not received. Any gain or loss will be capital gain or loss. The deductibility of capital losses is subject to limitations. A U.S. Holder will not recognize gain or loss on the receipt of a senior note or Treasury securities upon termination or early settlement of the purchase contract and the U.S. Holder will have the same adjusted tax basis in the senior note or Treasury securities as before the termination, early settlement or merger early settlement. If there is a cash/stock merger and the purchase contract is settled early in part for cash and in part for stock, the U.S. Holder would likely allocate its basis between the cash and stock consideration based on their relative fair market values and would recognize gain or loss with respect to the portion of the purchase contract that is settled for cash, although it is possible that the U.S. Holder could recognize gain (but not be permitted to recognize any loss) on its entire purchase contract to the extent of the cash.

Constructive distributions and dividends.    A U.S. Holder of a Corporate HiMEDS Unit or Treasury HiMEDS Unit may be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted, including possibly as a result of a make-whole adjustment, (or fails to be adjusted) and, as a result of the adjustment (or failure to adjust), the U.S. Holder’s proportionate interest in our assets or earnings and profits is increased, and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate (or failure to adjust the settlement rate) will not be considered made pursuant to a bona fide, reasonable anti-dilution formula if the adjustment (or failure to adjust) is made to compensate a U.S. Holder for certain taxable distributions with respect to our class A common stock. Thus, under certain circumstances, an increase in (or a failure to decrease) the settlement rate might give rise to a taxable dividend to a U.S. Holder of a Corporate HiMEDS Unit or a Treasury HiMEDS Unit even though the U.S. Holder will not receive any cash in connection with the increase in (or failure to decrease) the settlement rate.

Ownership of class A common stock acquired under the purchase contract

Distributions.    Any distribution on our class A common stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. Holder of class A common stock when received. Any such dividend will be eligible for the dividends-received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends-received deduction. For tax years beginning before 2011, non-corporate U.S. Holders that receive dividends on our class A common stock are eligible for a reduced rate of taxation if certain requirements are satisfied. Any distributions on our class A common stock in excess of our current and accumulated earnings and profits will first be applied to reduce the U.S. Holder’s tax basis in the class A common stock, and any amount in excess of the U.S. Holder’s tax basis will be treated as gain from the sale or exchange of the U.S. Holder’s class A common stock, as described immediately below.

Sale, Exchange or other taxable disposition.    Upon a sale, exchange, or other taxable disposition of our class A common stock, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the class A common stock. The gain or loss will be capital gain or loss, and long-term capital gain or loss if held for more than a year at the time of sale or other taxable disposition. Non-corporate U.S. Holders may be eligible for reduced rates of taxation on long-term capital gains. The deductibility of capital losses is subject to limitations.

Recreation of Corporate HiMEDS Units

A U.S. Holder of Treasury Units that delivers our senior notes to the collateral agent in substitution for the pledged Treasury securities that the U.S. Holder previously delivered to create Treasury HiMEDS Units generally will not recognize gain or loss upon the delivery of the senior notes or the release of the pledged Treasury securities to the U.S. Holder, and will have the same adjusted tax basis in the senior notes or Treasury securities as before the recreation. For a discussion of the tax consequences to a U.S. Holder of purchasing, owning and disposing of Treasury securities, see “—Treasury securities.”

Sale, exchange, or other taxable disposition of Corporate HiMEDS Unit or Treasury HiMEDS Unit

If a U.S. Holder sells, exchanges, or otherwise engages in a taxable disposition of a Corporate HiMEDS Unit or a Treasury HiMEDS Unit, the U.S. Holder will be treated as having sold, exchanged, or disposed of the purchase contract and the senior note or Treasury security, as the case may be, that constitute such Corporate HiMEDS Unit or Treasury HiMEDS Unit. The proceeds realized on the disposition will be allocated between the purchase contract and the senior note or Treasury security, as the case may be, in proportion to their respective fair market values at the time of the disposition.

If a U.S. Holder sells, exchanges or otherwise engages in a taxable disposition of a Corporate HiMEDS Unit or a Treasury HiMEDS Unit when the purchase contract has a negative value as to the U.S. Holder (i.e., the purchase contract represents a net liability of the U.S. Holder), the U.S. Holder should be considered to have received additional consideration for the senior note or Treasury security, as the case may be, constituting part of such Corporate HiMEDS Unit or Treasury HiMEDS Unit in an amount equal to the negative value, and to have paid this amount to the purchaser to be released from its obligation under the purchase contract. U.S. Holders should consult their own tax advisors regarding a disposition of a Corporate HiMEDS Unit or a Treasury HiMEDS Unit at a time when the purchase contract has a negative value.

The treatment of a taxable disposition of the purchase contract is described above under “Purchase contracts;” the treatment of a taxable disposition of our senior notes is described above under “Senior notes;” and, the treatment of a taxable disposition of a Treasury security is described above under “Treasury securities.”

U.S. federal income tax treatment of Non-U.S. Holders

Contract adjustment payments

We intend to treat any contract adjustment payments paid to a Non-U.S. Holder as amounts generally subject to withholding tax at a 30% rate, unless an income tax treaty reduces or eliminates such tax or the interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. In the latter case, the Non-U.S. Holder will be subject to U.S. federal income tax with respect to interest on the senior notes at regular rates applicable to U.S. taxpayers unless an income tax treaty reduces or eliminates the tax, and if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes the Non-U.S. Holder may also be subject to a 30% branch profits tax, unless an income tax treaty reduces or eliminates the branch profits tax. Prospective investors should consult their own tax advisors concerning contract adjustment payments.

Senior notes

As mentioned above, this discussion assumes that the senior notes will be respected as our indebtedness for U.S. federal income tax purposes. In this such case, a Non-U.S. Holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a senior note, will not be subject to federal income or withholding tax in respect of principal or interest on the senior notes so long as (1) the Non-U.S. Holder provides an appropriate statement, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that it is not a United States person for U.S. federal income tax purposes, (2) the Non-U.S. Holder is not a bank that has purchased the notes in the ordinary course of its trade or business of making loans, as described in section 881(c)(3)(A) of the Code, and (3) the Non-U.S. Holder is not a “10-percent shareholder” within the meaning of section 871(h)(3)(B) of the Code or a “related controlled foreign corporation” within the meaning of section 881(c)(3)(C) of the Code with respect to the Company.

If any of the above conditions are not met, payments of interest on the senior notes will be subject to a withholding tax when paid equal to 30% of the interest unless an income tax treaty reduces or eliminates such tax or the interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. In the latter case, the Non-U.S. Holder will be subject to U.S. federal income tax with respect to interest on the senior notes at regular rates applicable to U.S. taxpayers unless an income tax treaty reduces or eliminates the tax, and if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes the Non-U.S. Holder may also be subject to a 30% branch profits tax, unless an income tax treaty reduces or eliminates the branch profits tax.

In general, the gain realized on the sale, exchange, retirement or other taxable disposition of our senior notes by a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to our senior notes unless (i) the income is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States, or (ii) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for more than 182 days in the taxable year the gain is recognized and certain other conditions are satisfied.

If the gain is effectively connected to a trade or business conducted by the Non-U.S. Holder and a tax treaty does not reduce or eliminate such tax, the Non-U.S. Holder will be subject to U.S. federal income tax with respect to the gain at regular rates applicable to U.S. taxpayers, and a Non-U.S. Holder that is a corporation could be subject to a branch profits tax on the gain as well. Non-U.S. Holders should consult their tax advisors as to the tax consequences to them of purchasing, owning and disposing of our senior notes if their income from our senior notes is subject to U.S. federal income tax at regular rates applicable to U.S. taxpayers.

Class A common stock

Dividend payments on our class A common stock made to a Non-U.S. Holder will be subject to a 30% withholding tax when paid unless an income tax treaty reduces or eliminates the tax or the interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. In the latter case, the Non-U.S. Holder will be subject to U.S. federal income tax with respect to the dividends at regular rates applicable to U.S. taxpayers unless an income tax treaty reduces or eliminates the tax, and if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes the Non-U.S. Holder may also be subject to a 30% branch profits tax, unless an income tax treaty reduces or eliminates the branch profits tax.

In general, the gain realized on the sale, exchange, retirement or other taxable disposition of our class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to our class A common stock unless (i) the income is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States, or (ii) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for more than 182 days in the taxable year the gain is recognized and certain other conditions are satisfied.

If the gain is effectively connected and a tax treaty does not reduce or eliminate such tax, the Non-U.S. Holder will be subject to U.S. federal income tax with respect to the gain at regular rates applicable to U.S. taxpayers, and a Non-U.S. Holder that is a corporation could be subject to a branch profits tax on the gain as well. Non-U.S. Holders should consult their tax advisors as to the tax consequences to them of purchasing, owning and disposing of our class A common stock if their income from our class A common stock is subject to U.S. federal income tax at regular rates applicable to U.S. taxpayers.

Information reporting and backup withholding

Distributions made on the senior notes, purchase contracts, Treasury securities or our class A common stock, and proceeds from the sale of the senior notes, purchase contracts, Treasury securities or our class A common stock to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld would generally be refunded by the IRS or allowed as a credit against your federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to you unless you are excepted from the reporting requirements.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the HiMEDS Units (and any securities comprising or underlying such securities) by or on behalf of pension, profit-sharing, Keogh or other employee benefit plans or individual retirement accounts that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and/or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment of a portion of the assets of any Plan in the HiMEDS Units (and any securities comprising or underlying such securities), a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any other applicable Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to certain ERISA Plans. As a result of our business, we may be a Party in Interest with respect to many ERISA Plans. Where we are a Party in Interest with respect to an ERISA Plan (either directly or by reason of our ownership of our subsidiaries), the purchase and holding of the HiMEDS Units (and any securities comprising or underlying such securities) by or on behalf of the ERISA Plan may be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below) or there was some other basis on which the transaction was not prohibited. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the HiMEDS Units (and any securities comprising or underlying such securities) by an ERISA Plan with respect to which we, the underwriters, or remarketing agent is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the HiMEDS Units (and any securities comprising or underlying such securities). These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, ERISA Section 408(17) and Section 4975(D)(20) provides relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Each purchaser and holder of the HiMEDS Units (and any securities comprising or underlying such securities) will be deemed to have represented by its purchase or holding thereof from and including the date if its acquisition of the HiMEDS Units (or any security comprising or underlying such securities) through and including the date of the satisfaction of the obligation under the purchase contract and/or the disposition of any such HiMEDS Units (and any components comprising or underlying such securities) that either (a) it is not purchasing or holding the HiMEDS Units (and any securities comprising or underlying such securities) on behalf of or with “plan assets” of any Plan, or (b) its purchase, holding and disposition of the HiMEDS Units (and any securities comprising or underlying such securities) will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to Similar Laws. Any purchaser that is a governmental, church or foreign plan will be deemed to represent that its purchase and holding of any HiMEDS Units will not give rise to a violation of applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of the applicable rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the HiMEDS Units (and any securities comprising or underlying such securities) on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code and any applicable Similar Laws.

Underwriting

J.P. Morgan Securities Inc. is the sole book-running manager and sole structuring agent for this offering. We and the underwriters named below have entered into an underwriting agreement covering the Corporate HiMEDS Units to be offered in this offering. J.P. Morgan Securities Inc. is acting as representative of the underwriters. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of Corporate HiMEDS Units set forth opposite the underwriter’s name.

Underwriter	Number of Corporate HiMEDS Units

J.P. Morgan Securities Inc.	1,920,000
Bear, Stearns & Co. Inc.	640,000
UBS Securities LLC	640,000

Total	3,200,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Corporate HiMEDS Units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriting agreement provides that if the underwriters purchase any of the Corporate HiMEDS Units presented in the table above, then they must purchase all of these Corporate HiMEDS Units. No underwriter is obligated to purchase any Corporate HiMEDS Units allocated to a defaulting underwriter, except under limited circumstances.

The underwriters are offering the Corporate HiMEDS Units subject to the prior sale of Corporate HiMEDS Units, and when, as and if such Corporate HiMEDS Units are delivered to and accepted by them. The underwriters will initially offer to sell Corporate HiMEDS Units directly to the public at the initial public offering price shown on the cover page of this prospectus supplement. The underwriters may sell Corporate HiMEDS Units to securities dealers at a discount of up to $0.10 per Corporate HiMEDS Unit from the initial public offering price. After the initial public offering, the underwriters may vary the public offering price and other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Paid by BankUnited
Per Corporate HiMEDS Unit	$48.50
Total	$155,200,000

We have granted the underwriters an option to purchase an aggregate of up to an additional 480,000 Corporate HiMEDS Units to cover over-allotments, if any, at the initial offering price to the public. Any additional purchase may be made at any time on or before 30 days after the date of the underwriting agreement. To the extent that the option is exercised, each underwriter will be obligated, so long as the conditions set forth in the underwriting agreement are satisfied, to purchase its pro rata percentage of these additional Corporate HiMEDS Units based on the underwriting commitment shown in the first table above. If the option is exercised in full, the aggregate underwriting discounts and commissions that we will pay to the underwriters in connection with this offering will total $5,520,000.

The representative has advised us that, on behalf of the underwriters, they may make short sales of our Corporate HiMEDS Units in connection with this offering, resulting in the sale by the underwriters of a greater number of Corporate HiMEDS Units than they are required to purchase pursuant to the underwriting agreement. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the Corporate HiMEDS Units in the open market that could adversely affect investors who purchase Corporate HiMEDS Units in this offering. Any short position will be closed out by purchasing Corporate HiMEDS Units in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our Corporate HiMEDS Units following this offering. As a result, our Corporate HiMEDS Units may trade at a price that is higher than the price that otherwise might prevail in the open market.

The representative has advised us that, pursuant to Regulation M under the Exchange Act, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the Corporate HiMEDS Units at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of Corporate HiMEDS Units on behalf of the underwriters for the purpose of fixing or maintaining the price of the Corporate HiMEDS Units. A “penalty bid” is an arrangement permitting the representative to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the Corporate HiMEDS Units originally sold by that underwriter or syndicate member is purchased by the representative in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The representative has advised us that stabilizing bids and open market purchases may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisors.

We estimate that the total expenses of this offering, excluding underwriting discounts, will be approximately $1,020,000 million. The underwriters have agreed to reimburse out-of-pocket expenses of the Company in connection with this offering in an amount not to exceed $800,000 (up to $920,000 if the underwriters exercise their over-allotment option).

We have agreed that, with limited exceptions, during the period beginning from the date of this prospectus supplement and continuing to and including the date 90 days after the date of this prospectus supplement, none of us (i) will, directly or indirectly, offer, sell, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of any shares of common stock or any securities which is substantially similar to the shares of common stock, including any security of the Company or any subsidiary that is convertible into, or exercisable or exchangeable for shares of common stock or equity securities, or that holds the right to acquire any shares of common stock or equity securities of the Company or any subsidiary, or make any announcement of any of the foregoing, except that the underwriters have agreed to waive obligations under the lock-up agreement for Earline Ford for 45,500 shares of class B common stock and for Alfred Camner for 90,000 shares of class B common stock, (ii) will establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any shares of common stock or any securities which is substantially similar to the shares of common stock, and (iii) will otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any shares of common stock or any securities which is substantially similar to the shares of common stock, whether or not such transaction is to be settled by delivery of shares of common stock or any shares of common stock or any securities which is substantially similar to the shares of common stock, other securities, cash or other consideration, other than pursuant to employee stock option plans existing on the date of this prospectus supplement, without the prior written consent of the representative. Notwithstanding the foregoing, we can buy back shares of class A common stock pursuant to our stock buy back program. See “Summary—Recent developments and expectations.”

We do not have any obligation or current intention to apply for any listing of the Corporate HiMEDS Units, Treasury HiMEDS Units or senior notes. We have been advised by the underwriters that they intend to make a market in the Corporate HiMEDS Units, Treasury HiMEDS Units and senior notes. The underwriters are not obligated to do so and may discontinue their market making at any time without notice. There can be no assurance that an active trading market will develop for the Corporate HiMEDS Units or that the HiMEDS Units will trade at or above the initial public offering price in the public market subsequent to the offering.

In addition, we have agreed that, subject to certain exceptions, during the lock-up period we will not, without the prior written consent of J.P. Morgan Securities Inc., issue, sell, contract to sell, or otherwise dispose of any shares of class A common stock, any options or warrants to purchase any shares of class A common stock or any securities convertible into, exercisable for or exchangeable for shares of class A common stock other than our sale of shares in this offering, the issuance of our shares of class A common stock upon the exercise of outstanding options or warrants, and the issuance of options or share of class A common stock under existing stock option and incentive plans.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and certain of their affiliates have performed investment banking, advisory, general financing and commercial banking services for us and our subsidiaries from time to time for which they have received customary fees and expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of their business.

This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing of securities at such time as is necessary or upon early settlement of the purchase contracts.

Legal matters

Certain legal matters with respect to this offering of HiMEDS Units will be passed on for us by Camner, Lipsitz and Poller, P.A., Coral Gables, Florida, and Cadwalader, Wickersham & Taft LLP, New York, New York, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Alfred R. Camner, our Chairman of the Board and Chief Executive Officer, is the senior managing director and a stockholder of Camner, Lipsitz and Poller, P.A. As of March 31, 2007, directors and employees of Camner, Lipsitz and Poller, P.A. participating in the representation of us in connection with the preparation of this prospectus beneficially own an aggregate of 274,706 shares of class A common stock, 262,820 shares of class B common stock and 1,633,230 shares of series B preferred stock (including shares that may be acquired by the exercise of options within 60 days, but not including shares received upon the conversion of other classes of stock). Errin E. Camner, Managing Director of Camner, Lipsitz and Poller, P.A. is the daughter of Alfred R. Camner. See “Risk factors—There are several business and family relationships among directors that could create a conflict of interest.”

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended September 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

BankUnited Financial Corporation

Debt securities, Class A common stock, Securities purchase contracts, Securities purchase units

Unless otherwise stated or the context otherwise requires, references in this prospectus to “BankUnited,” the “Company,” “we,” “our,” or “us” refer to BankUnited Financial Corporation and its subsidiaries on a consolidated basis.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous process. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement will describe the specific amounts, prices and terms of the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC office mentioned under the heading “Where You Can Find More Information”.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Neither we nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We may offer the securities through underwriting syndicates managed or co-managed by one or more underwriter, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of distribution” in this prospectus.

Each share of our class A common stock has one-tenth vote on matters on which its holder may vote. Our class A common stock is listed on the Nasdaq Global Select Market under the trading symbol “BKUNA”.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2007.

i

Where you can find more information

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other reports with the SEC. You can read and copy the proxy statement, reports and registration statements (including the exhibits thereto) filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s Public Reference Rooms.

Our filings with the SEC are also available from its internet website at http://www.sec.gov. Our class A common stock is listed on the Nasdaq Global Select Market and our reports can also be inspected at the offices of the National Association of Securities Dealers at 1735 K Street, N.W., Washington, DC 20006.

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement, well as the documents incorporated by reference in these documents, before making an investment decision.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in this prospectus or in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following previously filed documents and all future documents that we will subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering:

(1) BankUnited’s Annual Report on Form 10-K for the year ended September 30, 2006 filed with the SEC on December 14, 2006;

(2) BankUnited’s Definitive Proxy Statement on Form 14A for the 2007 Annual Shareholders’ Meeting filed with the SEC on December 18, 2006;

(3) BankUnited’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 filed with the SEC on February 7, 2007;

(4) BankUnited’s Current Report on Form 8-K dated December 15, 2006 filed with the SEC on December 21, 2006;

(5) BankUnited’s Current Report on Form 8-K dated January 19, 2007 filed with the SEC on January 25, 2007;

(6) BankUnited’s Current Report on Form 8-K dated April 4, 2007 filed with the SEC on April 5, 2007; and

(7) The description of our class A common stock contained in BankUnited’s Current Report on Form 8-K dated March 5, 1993, filed with the SEC to register our class A common stock under Section 12(g) of the Exchange Act.

This prospectus incorporates documents by reference which are not presented or delivered with this prospectus. You may review and obtain these documents at our internet website at www.bankunited.com, provided that no other information on our website shall be deemed incorporated by reference. To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits), call or write us at the following address: BankUnited Financial Corporation, Attn: Investor Relations Officer, 255 Alhambra Circle, Coral Gables, Florida 33134, (305) 569-2000.

Forward-looking statements

This prospectus and any accompanying prospectus supplement and documents incorporated by reference may contain or incorporate by reference certain forward-looking statements. Statements that are not historical in nature, such as those using the word “anticipate,” “estimate,” “should,” “may,” “can,” “plan,” “target,” “expect,” “could,” “intend,” “believe,” “seek,” “project” and similar expressions, are forward-looking statements. Actual results or performance could differ from those implied or contemplated by such statements.

These forward-looking statements are subject to certain risks and uncertainties, including, among others: general business and economic conditions, either nationally or regionally; fiscal and monetary policies; significant weather events such as hurricanes; changes or fluctuations in the interest rate environment; a deterioration in credit quality and/or a reduced demand for credit; reduced deposit flows and loan demand; real estate values and market conditions, competition from other financial service companies in our markets; legislative or regulatory changes, including, among others, changes in accounting standards, guidelines and policies; the issuance or redemption of additional equity or debt securities by us; the concentration of operations in south Florida, if Florida business or economic conditions decline; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of our common stock; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting our operations, price, products and delivery of services. Other factors that could cause actual results to differ materially are: (i) other risks and uncertainties described from time to time in our filings with the SEC, (ii) the risk factors or uncertainties set forth in this prospectus, any prospectus supplements or any document incorporated by reference, and (iii) other risks and uncertainties that have not been identified at this time.

Information in this prospectus or any prospectus supplement, including the information incorporated by reference, is current only as of its date. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus or any prospectus supplement might not occur.

BankUnited Financial Corporation

We are the holding company for BankUnited, FSB (the “Bank”), the largest banking institution headquartered in Florida as measured by assets and deposits. Our primary business consists of the Bank’s operations. We offer a full spectrum of consumer and commercial banking products and services to consumers and businesses located primarily in Florida. We operate a community banking platform complemented by a national mortgage origination business anchored in Florida.

Our community banking platform focuses on the Florida market, which we believe is one of the most attractive markets in the county. We target retail and business customers in our Florida market who seek a banking institution with local market expertise, a broad product set, and people empowered to act quickly and decisively. We offer a banking alternative to the area’s residents and businesses that we believe are not being adequately serviced by the large super-regional banks. Through a micro-market strategy we are focused on providing superior service to our Florida customers by delivering products and services matched directly to their needs. In addition, we have leveraged our consumer lending and underwriting experience through a nationwide mortgage origination effort.

Our executive office is located at 255 Alhambra Circle, Coral Gables, Florida 33134, our telephone number is (305) 569-2000.

Use of proceeds

Except as may be otherwise disclosed in the prospectus supplement relating to an offering of securities, we intend to use the net proceeds of the offering for general corporate purposes. These purposes may include expanding our operations through new branch offices and operations centers, possible acquisitions, acquiring our debt and equity securities, if available on favorable terms, redeeming outstanding debt, investing in loans and mortgage-backed or other securities and funding working capital needs.

The prospectus supplement for a particular offering will provide a more detailed description of the use of the net proceeds from such offering. BankUnited may invest any funds it does not require immediately in marketable securities and short-term investments.

Ratio of earnings to combined fixed charges and

preferred stock dividend requirements

The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividend requirements on an historical basis for each of the five fiscal years in the period ended September 30, 2006, and for the six-month period ended March 31, 2007. For the purpose of calculating such ratios, “earnings” consist of income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest expense (including interest on deposits), amortization of debt discount or premium, and preferred stock dividends on a pre-tax basis.

	Six months ended March 31, 2007	Year ended September 30,
		2006	2005	2004	2003	2002

Ratio of earnings to fixed charges and preferred stock dividends	1:26:1	1.27:1	1:14:1	1:38:1	1:27:1	1:22:1

Description of securities

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities offered by us, please refer to the indenture, dated April 18, 2007, between BankUnited and The Bank of New York, as trustee, relating to the issuance of each series of senior debt securities by BankUnited (the “Indenture”) and the other documents underlying the rights of each of the securities which will be incorporated by reference into the registration statement and will be made available at the time of issuance of any class of securities.

Description of debt securities

Unless indicated differently in a prospectus supplement, the following description sets forth the general terms and provisions of the debt securities that BankUnited may offer by this prospectus. The debt securities will be issued as senior debt securities. References to “BankUnited”, “we”, ”our”, “us” and “the Company” in this section are to BankUnited Financial Corporation only and exclude its subsidiaries.

The senior debt securities will be governed by the Indenture. The Indenture gives the issuer broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the Indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the Indenture will be described in the accompanying prospectus supplement relating to such series of debt securities. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following its execution.

The Indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the Indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of terms used in the Indenture. Your rights are defined by the terms of the Indenture, not the summary provided herein. Whenever we refer to defined terms of the Indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this prospectus or the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements. Keep in mind that it is the Indenture and not this summary that defines your rights. There may be other provisions which also are important to you. The Indenture is filed as an exhibit to the registration statement that includes this prospectus. See “Where you can find more information” for information on how to obtain a copy of the Indenture.

General

BankUnited may issue an unlimited amount of debt securities under the Indenture in one or more series. The Company is not required to issue all debt securities of one series at the same time and, unless otherwise provided in a prospectus supplement, may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. The debt securities of BankUnited will be unsecured obligations.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in either a supplemental indenture (including any pricing supplement) and a board resolution of BankUnited or in one or more officers’ certificates of BankUnited pursuant to a supplemental indenture or a board resolution, both of which will be made publicly available in a filing we will make with the SEC with respect to any offering of debt securities. We refer you to the applicable prospectus supplement for a description of the following terms of each series of debt securities:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities and the currency, if other than U.S. dollars, in which such notes are denominated;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable and the terms on which any such maturity date may be extended;

•

the interest rate which the debt securities will bear and/or the method for determining the interest rate, the date from which that interest will accrue and the interest payment dates for the debt securities, as well as any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	any conversion privileges, and the terms and conditions of such conversion, including provision for adjustments of the conversion rate in such events as the Board of Directors shall determine;

•	restrictions on the declaration of dividends on our capital stock (other than dividends in such stock); and

•	any other terms of the debt securities.

Ranking

The senior debt securities will be our direct unsecured and unsubordinated obligations. The indebtedness represented by the senior debt securities will rank without preference or equally among themselves and will rank equally with our existing and future unsecured senior indebtedness. The senior debt securities will be effectively subordinated to any of our indebtedness which is secured to the extent of the value of the pledged assets. The debt securities are obligations of BankUnited exclusively, and are not the obligations of any of our subsidiaries. The senior debt securities will also be effectively subordinated to the liabilities of our subsidiaries including for bank deposits.

Denominations

The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in registered form of $1,000 each or multiples of $1,000 or such lesser amount as may be indicated in a prospectus supplement for a specific series of debt securities.

Covenants

Under the Indenture, we will covenant to:

•	pay the principal of, and interest and any premium (if any) on, the debt securities when due;

•	maintain a place of payment;

•	deliver a certificate to the trustee within 120 days after the end of each fiscal year reviewing our obligations under the Indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Consolidations, mergers and sales

The Indenture provides that we will not consolidate with or merge with or into any other corporation, or convey, transfer or lease, or permit one or more of our subsidiaries to convey, transfer or lease, all or substantially all of the properties and assets of BankUnited and its subsidiaries on a consolidated basis to any entity, unless:

•

either we are the continuing corporation or such corporation into which we are merged or the entity which acquires by conveyance or transfer, or which leases, all or substantially all our and our subsidiaries’ properties and assets on a consolidated basis shall be a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state of the United States or the District of Columbia, and shall expressly assume by supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, our obligation for the due and punctual payment of the principal of (and premium, if any, on) and interest on all the debt securities and the performance and observance of every covenant of this Indenture on our part to be performed or observed;

•	no default or event of default is existing immediately after giving effect to the transaction; and

•

BankUnited or such entity shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

Events of default

The Indenture provides that any one of the following events is an event of default with respect to debt securities of any series:

•	failure to pay any interest due on any debt security of that series for 30 days;

•	failure to pay the principal of or any premium on any debt security of that series when due, whether at maturity, upon redemption, by declaration of acceleration or otherwise;

•	failure in the deposit of any sinking fund payment, when and as due by the terms of the debt securities of that series and the Indenture;

•

failure to perform any other covenant or agreement in the Indenture applicable to that series which continues for 60 days after written notice is given to us by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization involving our company; or

•	any other event of default listed in the Indenture for debt securities of that series.

We are required to file annually with the trustee an officer’s certificate as to our compliance with all conditions and covenants under the Indenture. The Indenture permits the trustee to withhold notice to the holders of debt securities of any default, except in the case of a failure to pay the principal of (or premium, if any), or interest on, any debt securities or the payment of any sinking fund installment with respect to such securities, if the trustee considers it in the interest of the holders of such debt securities to do so.

If an event of default, other than events with respect to our bankruptcy, insolvency and reorganization, occurs and is continuing with respect to debt securities, the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare the outstanding debt securities of that series due and payable immediately. If our bankruptcy, insolvency or reorganization causes an event of default for debt securities of a particular series, then the principal of all the outstanding debt securities of that series, and accrued and unpaid interest thereon, will automatically be due and payable without any act on the part of the trustee or any holder.

If an event of default with respect to debt securities of a particular series occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities of such series (other than duties listed in the Indenture), unless such holders offer to the trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by the trustee to comply with the holders’ request. If they provide this indemnity to the trustee, the holders of a majority in principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture, or exercising any trust or power given to the trustee with respect to the debt securities of that series. The trustee may refuse to follow directions in conflict with law or the Indenture that may subject the trustee to personal liability or may be unduly prejudicial to holders not joining in such directions.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past default under the Indenture with respect to such series and its consequences, except a default:

•	in the payment of the principal of (or premium, if any) or interest on any debt security of such series; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected by the modification or amendment.

Modification or waiver

We and the trustee may modify and amend the Indenture with the consent of the holders of not less than a majority in principal amount of all the outstanding securities of a series. The consent of the holder of each outstanding debt security of a series is required in order to:

•	change the stated maturity of the principal of (or premium, if any), or any installment of principal or interest on any debt security of such series;

•	reduce the principal amount or the rate of interest on or any premium payable upon the redemption of such series (except as may be expressly provided by the terms of such debt securities);

•	reduce the amount of principal of a debt security that is an original issue discount security and would be due and payable upon a declaration of acceleration of the maturity of that debt security;

•	adversely affect any right of repayment at the option of the holder of any debt security of such series;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security of such series;

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the debt security or any redemption date or repayment date for the debt security;

•

reduce the percentage of holders of outstanding debt securities of such series necessary to modify or amend the Indenture or to consent to any waiver under the Indenture or reduce the requirements for voting or quorum described below;

•	reduce the percentage of outstanding debt securities of such series necessary to waive any past default; or

•	modify any of the above requirements.

We and the trustee may modify and amend the Indenture without the consent of any holder for the following purposes:

•	to evidence the succession of another entity to us as obligor under the Indenture and the debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•

to change or eliminate any provisions of the Indenture but only if any such change or elimination will become effective only when there are no outstanding debt securities of any series created prior to the change or elimination that is entitled to the benefit of such provision;

•	secure the debt securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to evidence and provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the Indenture by more than one trustee;

•	to close the Indenture with respect to the authentication and delivery of additional series of debt securities;

•	to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision in the Indenture, or

•

to make any other provisions with respect to matters or questions arising under the Indenture; provided such action shall not adversely affect the interest of the holders of debt securities of any series in any material respect; or

•

to supplement the provisions of the Indenture as necessary to facilitate the defeasance and discharge of the debt securities, provided such action does not adversely affect the interest of holders of debt securities of any series in any material respect.

The Indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee and also by such trustee pursuant to a request made to the trustee by us or the holders of at least 10% in aggregate principal amount of the debt securities of such series outstanding. In any case, notice must be given as provided in the Indenture. Any resolution presented at a meeting or duly reconvened adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the debt securities of that series, except for any consent that must be given by the holder of each debt security affected, as described above in this section. Any resolution passed or decision made in accordance with the Indenture at any duly held meeting of holders of debt securities of any series will be binding on all holders of the debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will consist of persons entitled to vote a majority in principal amount of the debt securities of a series outstanding, unless a specified percentage in principal amount of the debt securities of a series outstanding is required for the consent or waiver, then the persons entitled to vote such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum. However, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected, or of the holders of such series of debt securities and one or more additional series, then:

•	there will be no minimum quorum requirement for such meeting; and

•

the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

Discharge and defeasance

Under the terms of the Indenture, we will be discharged from any and all obligations in respect of the debt securities of any series and the Indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if:

(1) either

(a) all debt securities of such series theretofore authenticated and delivered (other than (i) debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid, and (ii) debt securities of such series for whose payment money has theretofore been deposited in trust with the trustee or any paying agent or segregated and held in trust by us and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(b) all debt securities of such series (i) have become due and payable, or (ii) will become due and payable at their stated maturity within one year, or (iii) if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the trustee as trust funds to be held in trust for such purpose an amount in the currency in which the debt securities of such series are payable, sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

(2) we have paid or caused to be paid all other sums payable hereunder by us; and

(3) we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture as to such series have been complied with.

In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities (“defeasance”) or (2) to be released from our obligations with respect to such debt securities under certain covenants in the Indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”) by satisfying the conditions to defeasance or covenant defeasance, as the case may be, including, among other things:

(1) we shall irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such debt securities, (A) an amount (in such currency in which such debt securities are then specified as payable at stated maturity), or (B) government obligations applicable to such debt securities which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal (including any premium) and interest, if any, under such debt securities, money in an amount, or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge, and which shall be applied by the trustee to pay and discharge, (i) the principal of (and premium, if any, on) and interest on such outstanding debt securities on the stated maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to such outstanding debt securities on the day on which such payments are due and payable in accordance with the terms of this Indenture and of such debt securities;

(2) no default or event of default with respect to such debt securities shall have occurred and be continuing on the date of such deposit or, insofar as the bankruptcy-related events of default are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

(3) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(4) in the case of defeasance, we shall have delivered to the trustee an opinion of counsel stating that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of execution of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of such outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

(5) in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel to the effect that the holders of such outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

Financial information

While the debt securities are outstanding, we will file with the SEC, to the extent permitted under the Exchange Act, the annual reports, quarterly reports, current reports and other documents otherwise required to be filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act even if we stop being subject to those sections, and we will also provide to all holders and file with the trustee copies of such reports and documents within 15 days after filing them with the SEC or, if our filing such reports and documents with the SEC is not permitted under the Exchange Act, within 15 days after we would have been required to file such reports and documents if permitted, in each case at our cost.

Payment, registration and transfer

Unless we specify otherwise in a prospectus supplement, we will pay principal, interest and any premium on the debt securities, and they may be surrendered for payment or transferred, at the offices of the trustee. We will make payment on registered securities by checks mailed to the persons in whose names the debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the Indenture or any prospectus supplement. If we make debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

We will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered securities, without the payment of any service charge except for any tax or governmental charge.

The debt securities will be issued as registered securities. The debt securities will be securities recorded in the securities register kept at the corporate office of the trustee for the trust that issued that series of securities. The debt securities will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor in different authorized denominations.

In the event of any redemption of debt securities, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of the any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	issue, register the transfer of or exchange any debt securities that have been surrendered for repayment at the option of the holder, except any portion not to be repaid.

Governing law

The Indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

Description of securities purchase contracts

and securities purchase units

This section describes the general terms of the securities purchase contracts and securities purchase units that BankUnited may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract and securities purchase unit. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus. References to “BankUnited”, “we”, “our” and “us” in this section are to BankUnited Financial Corporation only and exclude its subsidiaries.

BankUnited may issue securities purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of class A common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of class A common stock or preferred stock may be fixed at the time the securities purchase contracts are issued or may be determined by reference to a specific formula set forth in the securities purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of class A common stock or preferred stock issuable pursuant to the securities purchase contracts upon certain events. The securities purchase contracts may be issued separately or as a part of units consisting of a securities purchase contract and, as security for the holder’s obligations to purchase the shares under the securities purchase contracts, either (a) our senior debt securities, or (b) debt obligations of third parties, including U.S. Treasury securities. The securities purchase contracts may require us to make periodic payments to the holders of the securities purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The securities purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid securities purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original securities purchase contract. The securities purchase contract will be made publicly available in a filing we will make with the SEC with respect to any issuance of securities purchase contracts and securities purchase units.

Description of capital stock

Set forth below is a summary of certain terms and provisions of BankUnited’s capital stock, which is qualified in its entirety by reference to our Articles of Incorporation and to the Statements of Designation, which have been filed with the Secretary of State of the State of Florida and with the SEC setting forth the resolutions establishing the rights and preferences of our capital stock. Copies of the Articles of Incorporation and Statements of Designation have been incorporated by reference into this prospectus supplement. References to “BankUnited”, “we”, “our” and “us” in this section are to BankUnited Financial Corporation only and exclude its subsidiaries.

Under our Articles of Incorporation, the authorized but unissued and unreserved shares of our capital stock are available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, officer, director and employee compensation or private or public offerings. Except as may otherwise be required, stockholder approval will not be required for the issuance of those shares.

The following table sets forth all classes of capital stock currently outstanding, and stock options held, as of March 31, 2007, as well as the amount of our class A common stock that would be outstanding upon exercise or conversion of all outstanding options and convertible securities (excluding our convertible senior notes):

	Shares and Options Outstanding	Class A Common Stock upon Conversion of all Outstanding Options and Convertible Securities

Class A common stock(1)(2)	35,997,452	—
Class B common stock(2)	504,747	504,747

Series B preferred stock(2)	1,042,433	1,559,376
Stock Options
Class A common stock	2,274,691	2,274,691
Class B common stock	94,500	94,500
Series B preferred stock	940,745	1,407,260

(1)	Does not include shares issuable upon conversion of our convertible senior notes.
(2)	“Shares and Options Outstanding” does not include 909,133 shares of class A common stock, and 70,609 shares of class B common stock held as treasury stock, 10,729 shares of class A common stock, 1,526 Restricted Stock Units, 175,591 shares of class B common stock and 26,720 shares of Series B Preferred stock held in rabbi trusts and which are included in the “Class A Common Stock upon Conversion of all Outstanding Options and Convertible Securities” column.

Class A common stock

Our Articles of Incorporation authorize the issuance, in series, of up to 100 million shares of class A common stock and permit our Board of Directors (the “Board”) to establish the rights and preferences of each series of class A common stock, par value $0.01 per share. As of March 31, 2007, 36,917,314 shares of class A common stock were issued, 35,997,452 shares were outstanding and 5,890,646 shares were reserved for issuance under our stock option and stock bonus plans and upon the conversion of other classes of stock, as described below.

Dividends.    The holders of the class A common stock are entitled to dividends when and if declared by our Board out of funds legally available therefor, which may be declared solely on the class A common stock or for not less than 110% of the amount per share of any dividend declared on the class B common stock. The payment of dividends by us will depend on our net income, financial condition, regulatory requirements and other factors deemed relevant by our Board. Our Board has declared its ninth consecutive cash dividend of one-half cent ($0.005) per share. Prior to that time, we generally did not pay cash dividends on our class A common stock. We anticipate that we will continue to declare and pay such dividends on a quarterly basis subject to termination at any time at the sole discretion of our Board. See “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2006 for a discussion of certain factors relating to our ability to pay dividends.

Voting rights.    Each share of class A common stock entitles the holder thereof to one-tenth vote on all matters upon which stockholders have the right to vote. The class A common stock does not have cumulative voting rights in the election of directors.

Liquidation.    In the event of our liquidation, dissolution or winding up, the holders of shares of class A common stock are entitled to share equally with the holders of shares of class B common stock, after payment of all of our debts and liabilities and subject to the prior rights of holders of shares of our Preferred Stock, in our remaining assets.

No preemptive rights; redemption; assessability.    Holders of shares of class A common stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The class A common stock is not subject to call or redemption and, as to shares of class A common stock currently outstanding, are fully paid and non-assessable. When the shares of class A common stock issued upon settlement of securities purchase contracts or securities purchase units that provide for exercise or conversion into or purchase of such securities of the Company, such shares will be fully paid and non-assessable.

Class B common stock

Our Articles of Incorporation authorize the issuance of up to 3 million shares of class B common stock, all of which have the rights and preferences described below. Officers and directors of the Company hold the majority of the class B common stock. As of March 31, 2007, 750,947 shares of class B common stock were issued and 504,747 shares were outstanding and 3,276,697 shares were reserved for issuance under our stock option and stock bonus plans and upon the conversion of unrestricted Series B Preferred Stock, as described below.

Dividends.    The holders of class B common stock are entitled to dividends when and if declared by our Board out of funds legally available therefor. The payment of dividends on the class B common stock is subject to the right of the holders of the class A common stock to receive a dividend per share of 110% of the amount per share of any dividend declared on the class B common stock.

Voting rights.    Each share of class B common stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote. The class B common stock does not have cumulative voting rights.

Convertibility.    Each share of class B common stock is convertible at any time at the option of the holder into one share of class A common stock, subject to adjustment upon the occurrence of certain events.

Liquidation.    In the event of our liquidation, dissolution or winding up, the holders of shares of class B common stock are entitled to share equally with the holders of shares of class A common stock in our remaining assets after payment of all of our debts and liabilities and subject to the prior rights of holders of shares of our preferred stock.

No preemptive rights; redemption; assessability.    Holders of shares of class B common stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The outstanding shares of the class B common stock are not subject to call or redemption and is fully paid and non-assessable.

Preferred stock

We are including a discussion on the preferred stock to illustrate how the rights of the preferred stock limit, qualify, or affect the rights of our common stock.

Our Articles of Incorporation authorize the issuance, in series, of up to 10 million shares of preferred stock (the “preferred stock”) and permits our Board to establish the rights and preference of each of such series and to increase the number of shares in any of the series.

Noncumulative convertible preferred stock, Series B

As of March 31, 2007, 1,069,153 shares of series B preferred stock were issued, 1,042,433 shares were outstanding, and 940,745 shares were reserved for issuance under our stock option and stock bonus plans.

Officers and directors of the Company hold the majority of the Class B common stock.

Dividends.    The quarterly dividend requirement for series B preferred stock outstanding as of March 31, 2007 is $132,571 and our total annual dividend requirement for all of our series B preferred stock outstanding as of March 31, 2007 is $530,284.

Voting rights.    Each share of series B preferred stock is entitled to two and one-half votes per share on all matters submitted to the vote of stockholders. The series B preferred stock does not have cumulative voting rights in the election of directors.

The series B preferred stock is permitted to elect two directors for the Board if we fail to declare and pay dividends for six or more dividend periods payable on the series B preferred stock, whether or not those periods are consecutive. The right to elect directors would be revoked once we pay dividends in four consecutive periods.

Conversion rights.    Each share of series B preferred stock is convertible into 1.4959 shares of class B common stock, subject to adjustment on the occurrence of certain events.

Liquidation.    In the event of any liquidation, dissolution or winding up, the holders of the series B preferred stock will be entitled to a preference on liquidation of $7.375 per share, if the liquidation is involuntary, prior to any distribution of any assets to the holders of any series of class A common stock. Such holders shall be entitled to receive the redemption price per share applicable to such stock at the time of liquidation if the liquidation is voluntary.

Redemption.    Unless earlier redemption is approved by the holders of at least 50% of the outstanding shares of the series B preferred stock, the series B preferred stock is redeemable after September 30, 2007 at a redemption price of $7.375 per share.

Rank.    The series B preferred stock ranks senior to the class A common stock and class B common stock as to dividend rights, rights upon our liquidation, dissolution or winding up, and redemption rights.

No preemptive rights; assessability.    Holders of our preferred stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The outstanding preferred stock is fully paid and non-assessable.

No other rights

Shares of our stock do not have any preference, voting powers or relative, participating, option or other special rights, except as set forth above or in our Articles of Incorporation or as otherwise required by law.

Certain anti-takeover provisions

Certain provisions of our Articles of Incorporation and Bylaws, as well as certain provisions of Florida law, could have the effect of deterring takeovers. Our Board believes that the provisions of our Articles of Incorporation and Bylaws described below are prudent and in our best interests and in the best interests of our stockholders. Although these provisions may discourage a future takeover attempt in which stockholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, our Board believes that the benefits of these provisions outweigh their possible disadvantages. We are not aware of any current effort to effect a change in control.

In addition, we have opted not to be governed by the affiliated transactions and control-share acquisitions provisions of the Florida Business Corporation Act. Florida’s control-share acquisitions statute provides that shares of issuing public corporations that are acquired in a control share acquisition generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all of the outstanding shares other than interested shares. A control-share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquirer, directly or indirectly, alone or as part of a group, to have voting power within the following ranges or to move upward from one range into another: (i) 20% or more but not less than 33 1/3%; (ii) 33 1/3%, or more but not less than 50%; or (iii) 50% or more of all voting power. Interested shares are shares of an issuing public corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power to elect directors: (i) an acquiring person or member of a group with respect to a control-share acquisition, (ii) any officer of the issuing public corporation, or (iii) any employee of the issuing public corporation who is also a director of the corporation. The Florida control-share acquisitions statute does not, however, apply to an acquisition of shares of an issuing public corporation if such acquisition has been approved by the Board prior to the acquisition.

Directors.    Our Board is divided into three classes of directors serving staggered three-year terms. Vacancies on the Board may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Our Bylaws currently provide that our Board of Directors shall consist of not less than 5 nor more than 12 members.

Under Florida law, a director elected by our stockholders may be removed without cause by a vote of the stockholders. In addition, our Bylaws require minimum attendance standards at regular meetings of the Board as a continuing qualification for membership on the Board. Failure to fulfill this requirement constitutes automatic resignation from the Board.

Cumulative voting.    Stockholders may not cumulate their votes in the election of directors.

Capital structure.    Our Board may authorize for issuance various series of class A common stock and Preferred Stock with different voting rights. Our Board is authorized to establish the rights and preferences of such stock and issue such shares, subject to stockholder approval in certain circumstances.

Transfer agent

The transfer agent for our class A common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038. We will apply to Nasdaq Global Select Market or any securities exchange on which our class A common stock are listed to list any additional class A common stock to be sold pursuant to this prospectus.

Plan of distribution

BankUnited may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;
•	to underwriters for public offering and sale by them;
•	through agents;
•	through dealers; or
•	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We may designate agents from time to time who will solicit offers to purchase securities from time to time. We will identify any such agent, and any commissions payable by the Company to such agent, in the applicable prospectus supplement. Unless otherwise indicated in that prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”) of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for that sale is reached. We will set forth the names of the specific managing underwriting or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including the purchase price of the securities, the proceeds to be received by us, and commissions, discounts and any other compensation of the underwriters and dealers, if any, in the applicable prospectus supplement. If underwriters are utilized in the sale of any securities, the underwriters will acquire the securities for their own account and they may resell the securities from time to time in one or more transactions, including, but not limited to:

•	negotiated transactions;
•	transactions at a fixed public offering price or prices, which may be changed;
•	transactions at market prices prevailing at the time of sale;
•	transactions at prices related to prevailing market prices; or
•	transactions at negotiated prices.

Either underwriting syndicates represented by managing underwriters or one or more underwriters directly may offer securities to you. If any underwriter or underwriters are utilized in the sale or securities, unless otherwise indicated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of that securities will be obligated to purchase all of those securities if any are purchased.

We may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the public offering price set forth in the applicable prospectus supplement (with additional underwriting commissions or discounts), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, the Company will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. We will set forth the name of the dealer and the terms of the transaction in the related prospectus supplement.

We may solicit offers to purchase securities directly from institutional investors and we may sell securities directly to institutional investors or others. Those parties may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. We will describe the terms of any such sales in the related prospectus supplement.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

Any class A common stock sold will be listed on the Nasdaq Global Select Market, upon official notice of issuance. Any underwriters to whom securities are sold by BankUnited for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

Legal matters

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Camner, Lipsitz and Poller, P.A., Coral Gables, Florida. Alfred R. Camner, our Chairman of the Board and Chief Executive Officer, is the senior managing director and a stockholder of Camner, Lipsitz and Poller, P.A. As of March 31, 2007, directors and employees of Camner, Lipsitz and Poller, P.A. participating in the representation of us in connection with the preparation of this prospectus beneficially own an aggregate of 274,706 shares of class A common stock, 262,820 shares of class B common stock and 1,633,230 shares of Series B Preferred Stock (including shares that may be acquired by the exercise of options within 60 days, but not including shares received upon the conversion of other classes of stock). Errin E. Camner, Managing Director of Camner, Lipsitz and Poller, P.A. is the daughter of Alfred R. Camner. See “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2006.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

3,200,000 HiMEDSSM Units

(Initially Consisting of 3,200,000 Corporate HiMEDS Units)

BankUnited Financial Corporation

6.75% HiMEDS Units

PROSPECTUS SUPPLEMENT

April 19, 2007

Sole Book-Running Manager

and Sole Structuring Agent

JPMorgan

Bear, Stearns & Co. Inc.

UBS Investment Bank